     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 23, 1999



                                                      REGISTRATION NO. 333-71997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO


                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                         WORLDGATE COMMUNICATIONS, INC.

             (Exact name of registrant as specified in its charter)


           DELAWARE                           4841                          23-2866697
(State or other jurisdiction of   (Primary Standard Industrial           (I.R.S. Employer
incorporation or organization)      Classification Code No.)            Identification No.)


                         3220 TILLMAN DRIVE, SUITE 300
                          BENSALEM, PENNSYLVANIA 19020
                                 (215) 633-5100
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             RANDALL J. GORT, ESQ.
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                         WORLDGATE COMMUNICATIONS, INC.
                         3220 TILLMAN DRIVE, SUITE 300
                          BENSALEM, PENNSYLVANIA 19020
                                 (215) 633-5100

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------
                        COPIES OF ALL COMMUNICATIONS TO:

          WALTER J. MOSTEK, JR., ESQ.                        JEFFREY A. STEIN, ESQ.
          DRINKER BIDDLE & REATH LLP                            HALE AND DORR LLP
        1000 WESTLAKES DRIVE, SUITE 300                          60 STATE STREET
        BERWYN, PENNSYLVANIA 19312-2409                    BOSTON, MASSACHUSETTS 02109
                (610) 993-2200                                   (617) 526-6000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______________

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______________

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under The Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE


                                                                        PROPOSED        PROPOSED MAXIMUM       AMOUNT OF
   TITLE OF EACH CLASS OF SECURITIES TO BE        AMOUNT TO BE      MAXIMUM OFFERING   AGGREGATE OFFERING    REGISTRATION
                  REGISTERED                      REGISTERED(1)    PRICE PER UNIT(2)        PRICE(2)            FEE(3)
common stock, par value $.01 per share              5,175,000            $14.00           $72,450,000           $2,238



(1) Includes 675,000 shares which the underwriters have the option to purchase to cover over-allotments, if any.



(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(g) under the Securities Act of 1933.



(3) Represents the incremental registration fee over the registration fee of $17,904 paid by the registrant with its filing on February 9, 1999.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED MARCH 23, 1999


THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS


                                4,500,000 SHARES


                                     [LOGO]

                         WORLDGATE COMMUNICATIONS, INC.
                                  COMMON STOCK
                               ------------------


    This is an initial public offering of shares of common stock of WorldGate Communications, Inc. No public market currently exists for our common stock. We estimate that the initial public offering price will be between $12 and $14 per share.


                            PROPOSED TRADING SYMBOL:
                      NASDAQ NATIONAL MARKET SYMBOL--WGAT


INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7.


                                                                            PER SHARE     TOTAL
                                                                           -----------  ---------
Public Offering Price....................................................   $           $
Underwriting Discounts and Commissions...................................   $           $
Proceeds to WorldGate....................................................   $           $


    We have granted to the underwriters an option to purchase up to 675,000 additional shares to cover over-allotments.


    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

GERARD KLAUER MATTISON & CO., INC.

                     JEFFERIES & COMPANY, INC.


                                        JANNEY MONTGOMERY SCOTT INC.


                      Prospectus dated             , 1999

[figure]

           Mass Market Internet Access on the TV Over Cable
      Providing fast, easy and low-cost Internet access, including
         World Wide Web browsing and e-mail, as well as detailed
          Information about weather, news, sports and your town

[Centered at top of page, there is a picture of WorldGate's main screen. The main screen has eight buttons on top of the screen, the buttons from left to right are labeled as follows: a picture of the WorldGate logo, "zoom," "save," "go," "back," "home," "help" and "k." On the left of the main screen are six buttons, from top to bottom, the buttons are labeled as follows: the WorldGate logo, "Home," "The Web," "E-mail," "TV Listings," and "Back to TV." The Home button is highlighted and on the right, the screen shows various options for the "Local Weather," "Citibank Direct Access," "Bookmarks," "My Town," with buttons for "Index," "Restaurants" and "Community" and the Zip2 logo and "Search the Web!" with the Excite logo, "CNNiN," "QVC" and "ESPN." On the left of the WorldGate main screen, from top to bottom, there is text entitled "SETUP" with subtext of "Password and Parental Control" with a line connecting to the left WorldGate logo button, "WEB" with subtext of "Web directory, Bookmarks and Search Engines" with a line connecting to the "The Web" button, "E-MAIL" with subtext of "E-mail to anyone, plus an address book" with a line connecting to the "E-mail" button, "TV LISTINGS" with subtext of "Television Program Listings" with a line connecting to the "TV Listings" button and "BACK TO TV" with subtext of "The channel you were watching prior to connecting to WorldGate" with a line connecting to the "Back to TV" button. On the right of the WorldGate main screen, from top to bottom, there is text entitled "CUSTOMER SUPPORT" with a line connecting to the top "help" button, "WEATHER" with subtext "Weather Forecasts" with a line connecting to the "Local
Weather" option, and "MY TOWN" with subtext "Local Area Sites" with a line connecting to the "My Town" option. On the bottom of the WorldGate main screen, from left to right, there is text entitled "NEWS" with subtext of "Today's News" with a line connecting to the "CNNiN" button and "SPORTS" with subtext of "Sports News" with a line connecting to the "ESPN" button. ]

[figure]

                                WorldGate's
                     Channel HyperLinking-SM- Technology

[At bottom left, there is a box titled "Television viewer goes interactive" and labeled 1. This box shows man holding a remote control which is pointed toward a cable box and television tuned to the Weather Channel. Text for box 1 states that "The WorldGate subscriber can use Channel HyperLinking on any TV channel at any time to link to related content with the press of a single button."
Next to box 1 on the right is a box titled "WorldGate connects to the Internet in less than 5 seconds" and labeled 2. This box shows a man holding remote control which is pointed toward a cable box and television tuned to WorldGate's Channel HyperLinking Web page. Text for box 2 states that "WorldGate's Channel HyperLinking will enable the consumers to interact with their favorite TV programs and advertising without having to enter a Web address." Next to box 2 on the right is a box titled "Interactive Web content is delivered to the TV screen" and labeled 3. This box shows man holding remote control which is pointed toward a cable box and television tuned to a Web page from a television programmer. Text for box 3 states that "Interactive content from every TV network and in the future from advertisers make Channel HyperLinking a powerful extension of television."]

[figure entitled "WorldGate's Mass Market Internet TV Service Over Exiting Cable TV Infrastructure - Network Architecture". The figure contain five images with accompanying legends, which are interconnected by arrows. The first image includes a man and a woman holding a remote control and watching a television. The television has a cable box on top of it and both the television and the cable box are labeled "TELEVISION" and "CABLE BOX", respectively. The television is displaying WorldGate's main screen. The first image contains a legend adjacent to the people including the following text: "1 ONE CLICK- With one click consumers request Internet connection and Web pages." The first image also contains a legend adjacent to the television including the following text: "2 USER REQUESTS- Requests travel back to the cable headend using WorldGate's unique communications technology." The second image includes four web pages displayed in a cascaded manner, respectively illustrating extracts from the web sites of various television programmers. The second image contains a legend adjacent the web pages, including the following text: "3 PAGE DELIVERY- Web pages are delivered to user via cable TV network." The third image includes an equipment rack, which is labeled "CABLE TV HEADEND," with various electronic components mounted in the rack. The third image contains a legend adjacent the equipment rack, including the following text: "4 INTERNET TV SERVICE-WorldGate's Internet TV allows communication between the Internet and the consumer's TV including Web browsing, e-mail, and performing Channel HyperLinking." The fourth image includes four web pages displayed in a cascaded manner, which are labeled "WEB PAGES," and illustrating a series of letters and numbers representing HTML code sequences that would be the source for web pages. The fifth image includes three computer consoles which are labeled "WEB SERVERS" and which are displayed below a cloud containing the label "INTERNET".]

    This prospectus includes statistical data regarding our company, the Internet and the industries in which we compete. This data is based on our records or is taken or derived from information published or prepared by various sources, including International Data Corporation, Paul Kagan Associates, Inc., Cahners Business Information--publishers of Cablevision Blue Book and Jupiter Communications, providers of market and strategic information for the information technology industry. Paul Kagan is a stockholder of WorldGate.



    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT WHICH IS CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE ON THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF COMMON STOCK.


                     DEALER PROSPECTUS DELIVERY OBLIGATION

    Until             , 1999, all dealers that effect transactions in these
securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY


    YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION REGARDING OUR COMPANY AND THE COMMON STOCK BEING SOLD IN THIS OFFERING AND OUR FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS
ASSUMES:


    - THE UNDERWRITERS DO NOT EXERCISE THEIR OVER-ALLOTMENT OPTION,


    - AN OFFERING PRICE OF $13.00 PER SHARE, THE MID-POINT OF THE ASSUMED PRICE RANGE,



    - THE CONVERSION OF ALL OUTSTANDING SHARES OF SERIES A, SERIES B AND SERIES C PREFERRED STOCK AND ALL OUTSTANDING SHARES OF CLASS B COMMON STOCK INTO COMMON STOCK,



    - THE ISSUANCE OF 274,592 SHARES OF COMMON STOCK TO HOLDERS OF SERIES C PREFERRED STOCK PURSUANT TO ANTI-DILUTION PROVISIONS, AND



    - A 2-FOR-3 STOCK SPLIT TO BE EFFECTED IMMEDIATELY BEFORE THE OFFERING.



                                  THE COMPANY



    We provide a new television-based Internet service, the WORLDGATE(SM) Service, that enables cable television subscribers to access the Internet through their televisions. The WORLDGATE Service provides:



    - full featured, high speed, easy to use, always connected, low cost consumer Internet access,



    - a thin-client network architecture that allows for easy deployment and set-up, central system management and centrally administered upgrades, and



    - a television-based portal enabling viewers to dynamically link from television programming and advertising to related Web sites.



    We believe this low cost combination of television and the Internet will help transform advertising, electronic commerce and information delivery for the consumer mass market. Our service uses a standard cable television box that has been WORLDGATE enabled and does not require a personal computer or additional set-top appliance.



    The WORLDGATE Service is designed to operate with cable systems using advanced analog or current and future generation digital cable television set-top boxes. We believe that we are the only company that can currently provide an Internet television service through either an advanced analog or digital cable box. We believe this is particularly important to the many cable operators who are deploying, or will deploy, both types of cable boxes.



    General Instrument Corporation and Scientific-Atlanta, Inc., the two largest manufacturers of cable boxes, have advised us that by the end of 1999, 8.3 million advanced analog and digital cable boxes will have been shipped. All of these cable boxes can be WORLDGATE enabled through a centrally administered software download.



    We have entered into multi-year agreements with U.S. and international cable operators that together with their affiliates serve approximately 2.7 million subscribers. The largest of these cable operators is Charter Communications, Inc., a subsidiary of Vulcan Ventures Incorporated. These cable operators are offering or planning to offer our service. Our service is in various stages of deployment and/or testing by cable operators whose cable systems serve approximately 34.7 million subscribers.



    Our CHANNEL HYPERLINKING(SM) technology integrates the dynamics of the Internet with television's proven advertiser-sponsored entertainment model. This technology will enable a viewer watching a television program or advertisement to link within seconds to a related interactive Web site. We are working with over 70 television programmers, advertisers, advertising agencies and e-commerce merchants to develop a centralized database that provides viewers with CHANNEL HYPERLINKING capability.



    We anticipate that substantially all of our near term revenues will be derived from cable operators. Cable operators purchase our systems and pay a monthly license fee for each of their subscribers using the WORLDGATE Service. As the number of WORLDGATE Service subscribers grows, we believe that a significant portion of our revenues may also be derived from Internet advertisers and from Internet merchants selling products and services via the WORLDGATE Service.



    Hal M. Krisbergh, our chief executive officer, and other former senior managers of General Instrument founded WorldGate. Our equity investors include General Instrument, Scientific-Atlanta, Charter, the founder and former chairman of Cablevision Industries Corporation, Showtime, Citicorp and Motorola, Inc.



    We were incorporated in Delaware in 1996 to succeed to the business of our predecessor, WorldGate Communications, L.L.C. which commenced operations in March 1995. Our executive offices are located at 3220 Tillman Drive, Suite 300, Bensalem, Pennsylvania 19020. Our telephone number is (215) 633-5100. Our World Wide Web site is www.wgate.com. The information in our Web site is not incorporated into this prospectus.

                                  THE OFFERING


Common stock offered.........  4,500,000 shares

Common stock to be
  outstanding immediately
  after this offering........  20,433,282 shares

Use of proceeds..............  We will use the net proceeds of this offering to repay outstanding debt, for capital expenditures and for general corporate purposes, including working capital and research and development

Proposed Nasdaq National
  Market symbol for our
  common stock...............  WGAT



    The number of shares of our common stock offered and common stock outstanding immediately after this offering is based on shares of our common stock outstanding as of March 16, 1999, excluding 1,646,309 shares of our common stock subject to outstanding options and warrants and 19,581 shares of our common stock available for future grants under our stock option plan. If the underwriters exercise in full the over-allotment option, there will be 21,108,282 shares outstanding.

                         SUMMARY FINANCIAL INFORMATION
                (In thousands, except share and per share data)


    The following table summarizes our financial data. The data presented in this table is derived from the "Selected Financial Information" and the financial statements and notes which are included elsewhere in this prospectus. You should read those sections for a further explanation of the financial data summarized here. The pro forma balance sheet data gives effect to the sale of the series C preferred stock in January and February 1999 for aggregate gross proceeds of approximately $7.6 million. In addition, the pro forma balance sheet gives effect to the issuance of notes payable in March 1999 in the face amount of $6 million which are recorded net of original issue discount of $530,000 and an additional discount of $1,030,000, representing the value of detachable warrants issued in connection with this debt. The pro forma as adjusted balance sheet data also gives effect to this offering and the application of the estimated net proceeds of approximately $53.6 million. The pro forma net loss per common share data gives effect to the conversion of all preferred stock outstanding as of December 31, 1998 into common stock.



                                                                                 YEAR ENDED DECEMBER 31,
                                                                        -----------------------------------------
                                                                            1996          1997          1998
                                                                        ------------  ------------  -------------
STATEMENT OF OPERATIONS DATA:
Revenues..............................................................                $        141  $       1,022
Costs and expenses:
    Cost of revenues..................................................                       1,530          9,919
    Engineering and development.......................................  $      1,408         6,981          9,684
    Sales and marketing...............................................           428         3,623          5,157
    General and administrative........................................         1,093         2,432          3,486
    Depreciation and amortization.....................................                          22            119
                                                                        ------------  ------------  -------------
        Total costs and expenses......................................         2,929        14,588         28,365
Loss from operations..................................................        (2,929)      (14,447)       (27,343)
Other income, net.....................................................             8           423            423
Interest expense......................................................            (2)          (17)          (101)
                                                                        ------------  ------------  -------------
Net loss..............................................................        (2,923)      (14,041)       (27,021)
Accretion on preferred stock..........................................           (75)       (2,436)        (6,145)
                                                                        ------------  ------------  -------------
Net loss available to common shareholders.............................  $     (2,998) $    (16,477) $     (33,166)
                                                                        ------------  ------------  -------------
                                                                        ------------  ------------  -------------
Historical net loss per common share..................................  $      (0.33) $      (1.81) $       (3.64)
Historical weighted average common shares outstanding.................     9,100,801     9,100,801      9,100,801
Pro forma net loss per common share...................................                              $       (2.24)
                                                                                                    -------------
                                                                                                    -------------
Pro forma weighted average common shares outstanding..................                                 14,785,714
                                                                                                    -------------
                                                                                                    -------------



                                                                                   DECEMBER 31, 1998
                                                                      -------------------------------------------
                                                                                                     PRO FORMA
                                                                         ACTUAL       PRO FORMA     AS ADJUSTED
                                                                      ------------  -------------  --------------
BALANCE SHEET DATA:
Cash and cash equivalents...........................................  $        368  $      13,438   $     61,043
Total assets........................................................         5,621         18,691         66,296
Total indebtedness..................................................         1,127          5,567          1,127
Total mandatory redeemable preferred stock..........................        49,276
Total stockholders' equity (deficit)................................       (52,240)         6,546         58,591(1)
OTHER DATA:
Common shares outstanding...........................................     9,100,801     15,658,690     20,433,282


------------------------


(1) Adjusted to reflect an estimated extraordinary loss of approximately $1,560,000 on the early extinguishment of notes payable. This loss will be recognized upon the repayment of the notes payable with a portion of the net proceeds from this offering. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                  RISK FACTORS



    AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, AS WELL AS THE OTHER INFORMATION IN THIS PROSPECTUS, BEFORE INVESTING IN OUR COMMON STOCK. UNDER THE RULES OF THE SECURITIES AND EXCHANGE COMMISSION, WE HAVE NOT INCLUDED RISKS WHICH COULD APPLY TO ANY ISSUER OR OFFERING IN OUR INDUSTRY, EVEN THOUGH SUCH RISKS, IF THEY WERE TO OCCUR, COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, OPERATING RESULTS OR FINANCIAL CONDITION.



WE MAY EXPERIENCE DIFFICULTIES SUFFERED BY COMPANIES IN EARLY STAGES OF
  DEVELOPMENT



    We began operations in March 1995 and our service was first made commercially available in the third quarter of 1998. As a result, our prospects are subject to the risks, uncertainties, expenses and other difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets, such as Internet access and e-commerce. If we are not successful in implementing our marketing and business plans on a timely basis or otherwise effectively managing our development, our business, operating results and financial condition will be materially and adversely affected.



IF WE CONTINUE TO INCUR LOSSES, WE MAY NOT BE ABLE TO FINANCE THE COMMERCIAL
  DEPLOYMENT OF THE WORLDGATE SERVICE



    We have experienced losses and had negative cash flow in each quarter and year since inception, and we expect to continue to operate at a loss for the foreseeable future. For us to make a profit, we need to increase our revenues and gross profit margin. If we are not able to do so, our losses may extend beyond the foreseeable future and we may not be able to finance the commercial deployment, development and enhancement of the WORLDGATE Service.



    Our aggregate revenues from inception to December 31, 1998 were approximately $1.2 million, and our aggregate accumulated deficit at December 31, 1998 was approximately $51.9 million. In addition, we currently intend to increase our operating expenses and capital expenditures in order to continue the commercial deployment of the WORLDGATE service. As a result, we expect to experience substantial additional operating losses and negative cash flow for the foreseeable future.



WE MAY NEED ADDITIONAL CAPITAL IN THE FUTURE



    To date, we have funded operations primarily through private sales of equity securities. If we are unable to obtain additional financing on terms acceptable to us as needed, our business, operating results and financial condition would be materially and adversely affected. Our capital requirements in the future will depend on numerous factors, including:



    - the rate of acceptance of the WORLDGATE Service by cable operators, cable subscribers, advertisers, television programmers, e-commerce companies and Internet content providers,



    - our ability to maintain and expand the number of subscribers, and



    - the rate of commercialization of the WORLDGATEService.



    We cannot accurately predict the timing and amount of our capital requirements. Any additional equity financing, if available, may be dilutive to our stockholders, and debt financing, if available, may involve significant restrictions on our financing and operating activities.



BECAUSE TELEVISION-BASED INTERNET ACCESS IS NEW, WE CANNOT BE CERTAIN THAT A
  MARKET FOR OR SUSTAINABLE DEMAND FOR THE WORLDGATE SERVICE WILL DEVELOP



    The market for television-based Internet access is new and evolving, and no single technology or approach to providing this access has yet been broadly adopted by consumers or cable operators. As a result, we cannot guarantee that a market for television-based Internet access in general, or for the WORLDGATE Service in particular, will develop or that demand for the WORLDGATE Service will be sustainable. If the market does not develop, develops more slowly than expected or becomes saturated with competitors, our business, operating results, and financial condition will be materially and adversely affected.



THE COMPETITIVE MARKET FOR INTERNET ACCESS MAY LIMIT DEMAND OR PRICING FOR THE
  WORLDGATE SERVICE



    We experience intense competition. Many companies provide Internet access and other services which provide functionality similar to those comprising the WorldGate Service. As a result of this competition, demand for the WORLDGATE Service may suffer, or we may be restricted in the pricing we can charge for the WORLDGATE Service. Competitors provide their services through a variety of technologies, which are in various stages of implementation and adoption. Many of our competitors have significantly greater financial, technical, marketing, distribution, customer support, other resources, name recognition, compelling content and access to consumers, and more established relationships with cable operators, advertisers and content and application providers than we have. As a result, we cannot assure you that we will be able to compete successfully against current or future competitors or that competitive pressures faced by us will not have a material adverse effect on our business, financial condition and results of operations. See "Business--Competition."



WE MAY NOT SUCCEED IF CABLE OPERATORS DO NOT OFFER THE WORLDGATESERVICE TO THEIR
  SUBSCRIBERS



    Because we use a cable operator's system to offer the WORLDGATEService to that cable operator's subscribers, our growth and future success depends substantially upon our ability to convince cable operators to offer the WORLDGATE Service to their subscribers. As of the date of this prospectus, we have only entered into a limited number of agreements with cable operators providing for the commercial launch of the WORLDGATEService. No cable operator is obligated to exclusively provide the WORLDGATE Service to their subscribers. If cable operators determine that our service is not viable as a business proposition or if they determine that the service does not meet their business or operational expectations or strategies, the WORLDGATE Service will not be offered to their subscribers. Furthermore, because there are a limited number of cable operators and because we expect that cable operators implementing the WORLDGATEService will seek references from other cable operators, we may have a difficult time selling the WORLDGATE Service if our early trials are not successful.



OUR REVENUES WILL DEPEND ON THE MANNER IN WHICH CABLE OPERATORS MARKET AND PRICE
  THE WORLDGATE SERVICE



    As a result of our dependence on cable operators to provide the WORLDGATE Service to their subscribers, we have limited or no control over a number of important factors, including:



    - the cable operators' advertising or marketing strategy, if any, regarding their offering of the WORLDGATE Service to their subscribers,



    - the monthly fees cable operators may charge to their subscribers for the WORLDGATE Service, and



    - the extent to which cable operators purchase additional WorldGate equipment to avoid performance degradation as subscriber demand grows.



    Accordingly, our revenues may not meet our expectations if the cable operators' marketing, pricing and operating strategies are not consistent with our business model.



THE COMMERCIAL DEPLOYMENT OF THE WORLDGATE SERVICE MAY BE ADVERSELY AFFECTED IF
  CABLE OPERATORS DO NOT CONTINUE TO UPGRADE THEIR SYSTEM INFRASTRUCTURES



    The adoption of the WORLDGATE Service is dependent upon continued investment by cable operators to upgrade their infrastructures to support two-way data transmissions. It is uncertain whether cable operators will upgrade their infrastructures and the failure of cable operators to complete these upgrades in a timely and satisfactory manner would adversely affect the market for the WORLDGATE Service. Cable plants, which are the network used to distribute cable programming to subscribers, encompass three general levels of performance:



    - "one-way plant" that is only capable of transmitting programming to subscribers,



    - "standard two-way plant" that is also capable of transmitting information from the subscriber to the cable operator, such as those that allow pay-per-view programming, and



    - "cable modem ready two-way plant" that is capable of transmitting information from the subscriber to the cable operator with only a minimal level of background noise.



    Although the WORLDGATE Service can operate over one-way cable plant, it can do so only in conjunction with a telephone connection. As such, it is less convenient and efficient for a subscriber to use the WORLDGATE Service over one-way cable plant and to date, all of the cable operators who have agreed to deploy the WORLDGATE Service have done so only over two-way cable plants. Accordingly, although we believe that many cable operators have begun upgrading their cable infrastructures to two-way cable plant, many cable operators have in the past delayed their planned upgrades, and we cannot assure you that cable operators will continue to upgrade their cable plant to two-way plant. In the event that they do not do so, our business, financial condition and results of operations could be materially adversely affected.



CABLE OPERATORS MAY BE CONTRACTUALLY LIMITED IN THEIR ABILITY TO OFFER THE
  WORLDGATE SERVICE



    We are aware that some cable operators, such as Cablevision, Comcast Corporation, Cox Enterprises, Inc. and Tele-Communications, Inc., whose cable systems serve more than 26 million U.S. homes, have entered into a distribution agreement with At Home Corporation. The distribution agreement with At Home contains exclusivity provisions that purport to prohibit these cable operators from conducting or participating in any business in the United States that involves the provision of some residential Internet services over their cable plants at data transmission speeds greater than 128 Kbps. This distribution agreement could be interpreted to preclude or hinder these cable operators from offering the WORLDGATE Service to their subscribers at speeds in excess of 128 Kbps. Although we believe that there are factors that limit the effect of these contractual provision on us, if cable operators are unwilling or unable to offer the WORLDGATE Service to subscribers in these cable systems, our business, financial condition and results of operations would be materially adversely affected.



CABLE OPERATORS/CABLE BOX MANUFACTURERS MAY NOT OFFER THE WORLDGATE SERVICE
  BECAUSE THEY MAY HAVE POTENTIAL CONFLICTS OF INTEREST



    Some cable operators and cable box manufacturers are stockholders of other companies that provide Internet services. To the extent that these cable operators elect not to offer the WORLDGATE Service because of these affiliations, our business, financial condition and results of operations could be materially adversely affected. For example, TCI, Comcast, Cox and Cablevision are stockholders of At Home, and MediaOne Group, Inc. and Time Warner, the second largest cable company in the United States, have established their own cable-based Internet service, called Road Runner, with proprietary content featuring various Time Warner publications and services. Time Warner markets the Road Runner service to its subscribers as well as to other cable operators. Also, some companies that provide Internet services are stockholders of cable operators or cable box manufacturers. For example, in 1997 Microsoft Corporation, which also owns WebTV Networks, Inc., invested $1 billion in Comcast. We cannot assure you that other companies will not invest in cable operators and/or cable box manufacturers. As a result, these cable operators may be reluctant to provide any service, including the WORLDGATEService, that provides other Internet services in competition with their affiliates.



WE CANNOT OFFER THE WORLDGATE SERVICE IF CABLE BOX MANUFACTURERS DO NOT
  INCORPORATE OUR TECHNOLOGY INTO THEIR CABLE BOXES



    In order to access the WORLDGATE Service, a consumer needs a WORLDGATE enabled digital or advanced analog cable box. We have worked closely with General Instrument and Scientific-Atlanta, the two leading manufacturers of these set top boxes, in developing the technology that will enable the WORLDGATE Service to operate on their digital or advanced analog cable boxes. Although we believe that we have developed strong relationships with General Instrument and Scientific-Atlanta, neither company is required to install our WorldGate technology in its cable boxes and neither company is prohibited from establishing relationships with any of our competitors and incorporating our competitors' technologies in their cable boxes. In addition, our technology must be certified by General Instrument and Scientific-Atlanta for each model of cable box before cable operators are willing to deploy them to their subscribers, and, although we have certification for some models, we cannot assure you that our technology will be certified for other models on a timely basis, if at all.



    Additionally, because General Instrument and Scientific-Atlanta are the two largest suppliers of cable boxes, their decision not to install our WORLDGATE technology in their cable boxes or to develop similar technology with our competitors would have a material adverse effect on our future success. Both General Instrument and Scientific-Atlanta have joined us in promoting the WORLDGATE Service in the press, at trade shows and conferences and through joint sales and marketing presentations worldwide, which we believe is particularly important in gaining market acceptance for the WORLDGATE Service outside the United States. If either company severed this relationship with us, we would lose a valuable sales and marketing resource.



WE ARE SUBJECT TO CAPACITY CONSTRAINTS AND SYSTEM FAILURES



    Due to the limited deployment of the WORLDGATE Service, the ability of our service to accommodate a substantial number of users is not yet known. Although the WORLDGATE Service has been designed to be easily expandable, we cannot assure you that we will be able to provide high quality performance and high transaction speeds as the number of subscribers grows or their usage increases. In addition, as subscriber penetration grows it may be necessary for cable operators to purchase additional equipment, and we cannot assure you that they will do so.



    The performance of the WORLDGATE Service is also subject to degradation and interruption from human errors, telecommunication failures, computer viruses and similar events. Any of these problems in our systems or those of cable operators could result in reduced subscriber demand. We have experienced service degradations and interruptions in the past and we expect that these problems will continue. Our failure to provide uninterrupted service at a level of performance acceptable to subscribers would have a material adverse effect on our business, financial condition and results of operations.



PENDING INTELLECTUAL PROPERTY CLAIMS AGAINST US CAN BE COSTLY AND RESULT IN THE
  LOSS OF SIGNIFICANT RIGHTS



    We are subject to patent litigation which claims that we are infringing other parties' intellectual property rights.



    - On May 11, 1998, Interactive Channel Technologies, Inc. and SMI Holdings, Inc., subsidiaries of Source Media, Inc., filed a complaint against us in the U.S. District Court for the District of Delaware, alleging that we infringed patents issued to Source Media. The complaint seeks injunctive relief, as well as monetary damages and attorneys' fees.



    - On October 6, 1998, Advanced Interactive, Inc. ("AII") filed a complaint in the U.S. District Court for the Northern District of Illinois, Eastern Division, against us and several other defendants, alleging that the defendants infringed a patent assigned to AII. The complaint seeks monetary damages and attorneys' fees.



If the plaintiffs win either lawsuit, we could be precluded from offering the WORLDGATE Service. Irrespective of the validity or the successful assertion of these claims, they could result in significant costs and diversion of management time and resources. This would have a material adverse effect on our business, financial condition and results of operations. We cannot assure you that licenses to any of the technologies owned by the plaintiffs in these lawsuits would be available to us on commercially reasonable terms, if at all.



THE ADOPTION OF OUR CHANNEL HYPERLINKING TECHNOLOGY WILL BE ADVERSELY AFFECTED
  IF ADVERTISERS AND TELEVISION PROGRAMMERS DO NOT PROVIDE US WITH NECESSARY CONTENT



    Our future growth and long-term success depends substantially on our ability to convince advertisers and television programmers to use our CHANNEL HYPERLINKING technology with their advertisements and television programs. Although we have tested our CHANNEL HYPERLINKINGtechnology with programmers such as The Weather Channel, no advertiser or programmer had, as of March 15, 1999, paid us to use our CHANNEL HYPERLINKING technology, or is obligated to use our CHANNEL HYPERLINKING technology in their advertisements or programs. If advertisers and programmers determine that our service does not meet their business or operational expectations or strategies, our CHANNEL HYPERLINKING technology will not be incorporated into their advertisements or programs. We believe that the number of subscribers to the WORLDGATE Service will be a factor in a programmer's or advertiser's decision to implement our CHANNEL HYPERLINKING technology. We cannot assure you that we will achieve a significant number of WORLDGATE Service subscribers or that advertisers and programmers will otherwise embrace our CHANNEL HYPERLINKING technology. If we fail to incorporate our CHANNEL HYPERLINKING technology in a substantial number of advertisements and programs, our business, operating results and financial condition could be materially adversely affected.



OUR REVENUES AND FUTURE PROSPECTS ARE DEPENDENT ON A LIMITED NUMBER OF CUSTOMERS



    We have in the past derived, and expect in the future to derive, a significant portion of our revenues from a limited number of customers. In the event that any of these customers cease to offer the WORLDGATE Service, or if any of these customers do not give a positive reference on the WORLDGATEService to other prospective customers, our business, operating results and financial condition could be materially adversely affected. In 1997, three cable operators accounted for approximately 100% of our revenues and in 1998, ten cable operators accounted for approximately 98% of our revenues. Moreover, in 1998, Charter and Click!Network accounted for 44% and 10%, respectively, of our revenues. We cannot assure you that any of these customers will continue to offer the WORLDGATE Service to their cable subscribers.



WE MAY HAVE LIABILITY FOR INFORMATION RETRIEVED AND REPLICATED ON THE INTERNET



    Claims for negligence, copyright or trademark infringement or other legal theories could be made against us because information can be downloaded and redistributed by users of the WORLDGATE Service. Copyright and trademark laws are evolving both domestically and internationally and we are uncertain as to their applicability to the WORLDGATE Service. The imposition of liability for information carried by us would have a material adverse effect on our business, operating results and financial condition.



WE MAY HAVE LIABILITY FOR E-COMMERCE TRANSACTIONS



    As part of our business, we are seeking to enter into agreements with content providers, advertisers and e-commerce merchants under which we will receive a share of revenue from the purchase of goods and services by users of the WORLDGATE Service. These arrangements may expose us to additional legal risks and uncertainties, including potential liabilities to consumers of these products and services. Our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed.



GOVERNMENT REGULATION REMAINS UNCERTAIN WITH RESPECT TO INTERNET ACCESS OVER
  CABLE TELEVISION SYSTEMS



    We are subject to varying degrees of federal, state, local and foreign regulations as well as laws enacted by the U.S. Congress and other governments. Although the Federal

Communications Commission has established regulations that among things, set licensure, installation and equipment standards for communications systems, it remains uncertain how these regulations may be applied to Internet services offered over cable television systems.



    It is also anticipated that due to the increasing popularity and use of the Internet, it will be subject to increased attention and regulation. These laws and regulations may regulate issues such as user privacy, defamation, network access, pricing, taxation, content, quality of products and services and intellectual property ownership and infringement. These laws and regulations could expose us to liability, materially increase our cost of providing our service, and decrease the growth and acceptance of the Internet in general and access to the Internet over cable systems.



OUR BUSINESS WOULD SUFFER IF WE WERE TO LOSE THE SERVICES OF MR. KRISBERGH OR
  OTHER KEY PERSONNEL



    Our success depends in significant part upon the continued service of our key technical, sales and senior management personnel, particularly Mr. Krisbergh, who has significant relevant experience in the cable television industry. No officer or employee of WorldGate is bound by an employment agreement, and accordingly could terminate his or her relationship with us at any time. Our future success will also depend on our ability to attract, train, retain and motivate highly qualified senior management, technical, marketing and sales personnel. Because competition for these personnel is intense, we cannot assure you that we will be able to do so.



OUR CHAIRMAN AND CHIEF EXECUTIVE OFFICER CAN EXERCISE SIGNIFICANT INFLUENCE OVER
  WORLDGATE



    After the completion of this offering, Hal M. Krisbergh will beneficially own approximately 31.9% of the outstanding common stock. Mr. Krisbergh will have the voting power to exercise substantial control over the election of our entire board of directors and all votes on matters requiring stockholder approval. This concentration of ownership may also have the effect of delaying or preventing a change in control of WorldGate.



YEAR 2000 RISKS MAY ADVERSELY AFFECT WORLDGATE AND THE DEMAND FOR THE WORLDGATE
  SERVICE



    Year 2000 problems experienced by us or any third parties could materially adversely affect our business. Additionally, demand for the WORLDGATEService would suffer if the Internet experiences serious disruptions arising from the Year 2000 problem. We are evaluating our internal information technology and non-information technology systems to determine our exposure to Year 2000 problems. In addition, we have begun to contact our information technology suppliers to ascertain their Year 2000 status. However, we cannot guarantee you that our own systems will be Year 2000 compliant in a timely manner, that any of our participating sellers, such as cable operators, or other Web site vendors will be Year 2000 compliant in a timely manner, or that there will not be problems with technology systems working together. We also cannot guarantee that the Internet generally, and the WORLDGATEService specifically, will continue without serious disruptions arising from the Year 2000 problem. Given the pervasive nature of the Year 2000 problem, we cannot guarantee that disruptions in other industries and market segments will not adversely affect our business. Moreover, the costs related to Year 2000 compliance could be significant.



ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS COULD DISCOURAGE UNWANTED
  TAKEOVER ATTEMPTS AND COULD REDUCE THE OPPORTUNITY FOR STOCKHOLDERS TO GET A PREMIUM FOR THEIR SHARES



    We are subject to Delaware laws and to provisions of our certificate of incorporation and by-laws that could have the effect of delaying, deterring or preventing a change in control of WorldGate. As a result, our management could attempt to utilize these laws and provisions to discourage or reject unsolicited bids to acquire us, including bids that would have paid stockholders a premium over the then current market price of their shares. One of these laws prohibits us from engaging in a business combination with any interested stockholder for a period of three years from the date the person became an interested stockholder, unless some conditions are met. In addition, provisions of our certificate of incorporation and by-laws, and the significant amount of common stock held by our executive officers, directors and affiliates, could have the effect of discouraging potential takeover attempts or making it more difficult for stockholders to change management. One provision is the ability of the board of directors to authorize the issuance of preferred stock without stockholder approval. The rights of the holders of our common stock will be subject to, and would be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future.



SUBSTANTIAL SALES OF OUR COMMON STOCK MAY AFFECT OUR STOCK PRICE



    Following the expiration of or earlier release from the 180-day lockup agreements entered into in connection with this offering, approximately 20.0 million shares of our common stock will become eligible for sale, subject to compliance with Rule 144 and to contractual restrictions in our stock option plan. The remaining approximately 395,000 shares held by existing stockholders will become eligible for sale in accordance with Rule 144. The market price for our common stock could drop as a result of sales of a large number of these shares after this offering, or the perception that these sales could occur. These factors also could make it more difficult for us to raise funds through future offerings of our common stock. We have agreed to file a shelf registration statement for 420,738 shares of common stock, assuming a public offering price of $13.00 per share, on the first business day after the 150(th) day immediately following the closing of this offering and to use our best efforts to cause the registration statement to be declared effective as promptly as possible. In addition, we intend to register on Form S-8 a total of 19,581 shares of our common stock reserved for issuance and 913,752 shares subject to outstanding options granted under our stock option plan. The holders of approximately 15.9 million shares of our common stock, assuming the exercise of all outstanding warrants, will also be entitled to rights with respect to the registration of their shares of our common stock for offer or sale to the public.



OUR RESULTS CAN MATERIALLY DIFFER FROM THOSE FORECASTED OR EXPRESSED IN THE
  FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PROSPECTUS



    This prospectus contains forward-looking statements that are not historical facts, but rather are based on our current expectations, estimates and projections about WorldGate's industry and our beliefs and assumptions. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to some risks, uncertainties and other factors, many of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties are described in "Risk Factors" and elsewhere in this prospectus. We caution you not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus. We are not obligated to update these statements or publicly release the result of any revisions to them to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                                USE OF PROCEEDS


    We estimate that we will receive net proceeds of approximately $53.6 million, approximately $61.7 million if the underwriters fully exercise their over-allotment option, from the sale of our common stock offered by us in this offering based on an assumed offering price of $13.00 per share. This estimate is after deducting underwriting discounts and commissions and other fees and expenses payable by us.



    We intend to use approximately $6.0 million of the net proceeds from this offering to repay the outstanding balance of our notes payable that were issued to two institutional investors in March 1999. These discounted notes, which bear a stated interest rate of 12.48%, are due in September 1999 and December 1999 but become due and payable on the closing of this offering. We intend to use approximately $2.0 million of the net proceeds from this offering for capital expenditures over the next 18 months and to use the remaining net proceeds from this offering for working capital and general corporate purposes. We may use a portion of the net proceeds to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies although we have no current plans to do so. The amounts and the timing of any such use may vary significantly depending upon a number of factors, including our revenue growth, asset growth, cash flow and acquisition activities. Pending such uses, the net proceeds of this offering will be invested in short-term, investment-grade, interest-bearing securities. We currently anticipate that the net proceeds received by us from this offering, together with cash generated from operations and existing cash balances will be sufficient to satisfy our operating cash needs for at least 18 months from receipt of the proceeds. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."


                                DIVIDEND POLICY

    We have never paid nor declared any cash dividends. We currently intend to retain future earnings, if any, for use in our business, and, therefore, we do not anticipate paying or declaring any cash dividends in the foreseeable future. The payment of future dividends, if any, will depend among other things, on our results of operations, cash flows and financial condition and on such other factors as the Board of Directors may, in its discretion, consider relevant.

                                 CAPITALIZATION


    The following table sets forth our capitalization as of December 31, 1998:



    - on a historical basis,



    - on a pro forma basis to reflect the sale of 697,437 additional shares of series C preferred stock in January and February 1999 for aggregate gross proceeds of approximately $7.6 million, and the issuance of notes payable in March 1999 in the face amount of $6,000,000 which are recorded net of original issue discount of $530,000 and an additional discount of $1,030,000, representing the value of detachable warrants issued in connection with this debt, and



    - on a pro forma as adjusted basis to give effect to these sales and issuance of notes payable and this offering, and the application of the estimated net proceeds of approximately $53.6 million therefrom. The pro forma as adjusted basis also reflects an estimated extraordinary loss of approximately $1,560,000 on the early extinguishment of the notes payable. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."



    This table excludes 641,343 shares of common stock issuable upon exercise of all stock options outstanding as of December 31, 1998, at exercise prices between $.75 per share and $4.50 per share, and 311,819 shares of common stock issuable upon exercise of all outstanding warrants as of December 31, 1998, and an additional 420,738 shares of common stock issuable upon the exercise of warrants issued with the notes payable in March 1999. The table does not include options granted after December 31, 1998. You should read the following information in conjunction with our financial statements and the related notes thereto and the other financial information included elsewhere in this prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



                                                                                        DECEMBER 31, 1998
                                                                               -----------------------------------
                                                                                                        PRO FORMA
                                                                                ACTUAL     PRO FORMA   AS ADJUSTED
                                                                               ---------  -----------  -----------
                                                                                         (IN THOUSANDS)
Notes payable................................................................  $   1,111   $   5,551    $   1,111
Capital leases...............................................................         16          16           16
Series A Convertible Mandatory Redeemable Preferred Stock, 2,752,111 shares authorized, issued and outstanding; no shares outstanding pro forma and pro
  forma as adjusted..........................................................     16,578
Series B Convertible Mandatory Redeemable Preferred Stock, 3,270,760 shares authorized, 2,803,031 shares outstanding; no shares outstanding pro forma
  and pro forma as adjusted..................................................     23,569
Series C Convertible Mandatory Redeemable Preferred Stock, 3,181,819 shares authorized, 832,277 shares outstanding; no shares outstanding pro forma and
  pro forma as adjusted......................................................      9,129
Warrant for Series B Convertible Mandatory Redeemable Preferred Stock........        881
Stockholders' equity (deficit):
  Preferred Stock, $.01 par value, no shares authorized, issued or outstanding; 13,500,000 authorized, no shares outstanding pro forma and pro forma as adjusted
  Class A Common Stock, $.01 par value, 50,000,000 shares authorized, no shares issued and outstanding; 15,658,690 shares outstanding pro forma;
    20,433,282 shares outstanding pro forma as adjusted......................                    157          204
  Class B Common Stock, $.01 par value, 27,608,000 authorized, 9,100,801 shares outstanding; no shares outstanding pro forma and pro forma as
    adjusted.................................................................         91
  Additional paid in capital.................................................                 56,809      110,367
  Warrant for common stock...................................................                  1,911        1,911
  Accumulated deficit........................................................    (51,876)    (51,876)     (53,436)
  Deferred compensation......................................................       (455)       (455)        (455)
                                                                               ---------  -----------  -----------
    Total stockholders' equity (deficit).....................................    (52,240)      6,546       58,591
                                                                               ---------  -----------  -----------
Total capitalization.........................................................  $    (956)  $  12,113    $  59,718
                                                                               ---------  -----------  -----------
                                                                               ---------  -----------  -----------

                                    DILUTION


    The pro forma net tangible book value of WorldGate's class A common stock as of December 31, 1998 was approximately $6,546,000, or $.42 per share. "Pro forma net tangible book value per share" represents the amount of pro forma total tangible assets of WorldGate less pro forma total liabilities divided by the number of shares of common stock outstanding after giving effect to the conversion of series A, series B and series C preferred stock and the class B common stock, the sales of the series C preferred stock in January and February 1999, the issuance of notes payable in March 1999 and the stock split. After giving effect to the sale by WorldGate of 4,500,000 shares of common stock in this offering, and after deducting the underwriting discount and estimated offering expenses payable by WorldGate, the pro forma net tangible book value of WorldGate as of December 31, 1998 would have been approximately $58,591,000 or $2.87 per share to new investors purchasing our common stock in this offering. "Dilution per share" represents the difference between the initial public offering price per share of our common stock, at an assumed initial public offering price of $13.00 per share, and the pro forma as adjusted net tangible book value per share of WorldGate as of December 31, 1998 after giving effect to this offering. The following table illustrates this per share dilution:



Initial public offering price per share......................................             $   13.00
  Pro forma net tangible book value per share as of December 31, 1998........  $     .42
  Increase per share attributable to new investors...........................       2.45
                                                                               ---------
Pro forma as adjusted net tangible book value per share after this
  offering...................................................................                  2.87
                                                                                          ---------
Dilution per share to new investors..........................................             $   10.13
                                                                                          ---------
                                                                                          ---------


    The following table summarizes, as of December 31, 1998, on the pro forma basis described above, the difference between the total consideration paid and the average price per share paid by our existing stockholders and the new investors purchasing shares of common stock in this offering (before deducting underwriting discounts and estimated offering expenses):


                                                  SHARES PURCHASED           TOTAL CONSIDERATION
                                              -------------------------  ---------------------------  AVERAGE PRICE
                                                 NUMBER     PERCENTAGE       AMOUNT      PERCENTAGE     PER SHARE
                                              ------------  -----------  --------------  -----------  -------------
Existing Stockholders.......................    15,933,282        78.0%  $   48,752,075        45.5%    $    3.06
New Stockholders............................     4,500,000        22.0%      58,500,000        54.5%    $   13.00
                                              ------------       -----   --------------       -----
    Total...................................    20,433,282       100.0%  $  107,252,075       100.0%
                                              ------------       -----   --------------       -----
                                              ------------       -----   --------------       -----



    The foregoing tables exclude all outstanding options and warrants. As of December 31, 1998, there were outstanding warrants to purchase an aggregate of 311,819 shares of common stock and options to purchase an aggregate of 641,343 shares of common stock (108,750 of which were exercisable at December 31, 1998) at a weighted average exercise price of $3.00 per share, and WorldGate had an additional 291,990 shares of common stock available for future grants and other issuances under its stock option plan. In March 1999, WorldGate issued notes payable in the face amount of $6 million which are recorded net of original issue discount of $530,000 and an additional discount of $1,030,000, representing the value of detachable warrants issued in connection with this debt. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and notes 7 and 10 of the notes to financial statements appearing elsewhere in this prospectus. The exercise of outstanding options and warrants having an exercise price less than the offering price would increase the dilutive effect to new investors.

                         SELECTED FINANCIAL INFORMATION


    The following selected financial information as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 are derived from our financial statements included in this prospectus, which have been audited by PricewaterhouseCoopers LLP, independent accountants. You should read the following information in conjunction with our financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The data as of December 31, 1995 and 1996 and for the period ended December 31, 1995 are derived from financial data not included in this prospectus. The pro forma balance sheet data gives effect to the sale of the series C preferred stock in January and February 1999 for aggregate gross proceeds of approximately $7.6 million and the issuance of notes payable in March 1999 in the face amount of $6 million which are recorded net of original issue discount of $530,000 and an additional discount of $1,030,000, representing the value of detachable warrants issued in connection with his debt. The pro forma as adjusted balance sheet data also gives effect to this offering and the application of the estimated net proceeds of approximately $53.6 million. The pro forma net loss per common share data gives effect to the conversion of all preferred stock outstanding as of December 31, 1998 into common stock.



                                                            MARCH 21,
                                                              1995
                                                           (INCEPTION)
                                                             THROUGH              YEAR ENDED DECEMBER 31,
                                                          DECEMBER 31,   -----------------------------------------
                                                              1995           1996          1997          1998
                                                          -------------  ------------  ------------  -------------
                                                               (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues................................................                               $        141  $       1,022
Costs and expenses:
  Cost of revenues......................................                                      1,530          9,919
  Engineering and development...........................    $     149    $      1,408         6,981          9,684
  Sales and marketing...................................                          428         3,623          5,157
  General and administrative............................                        1,093         2,432          3,486
  Depreciation and amortization.........................                                         22            119
                                                               ------    ------------  ------------  -------------
      Total costs and expenses..........................          149           2,929        14,588         28,365
Loss from operations....................................         (149)         (2,929)      (14,447)       (27,343)
Other income, net.......................................                            8           423            423
Interest expense........................................                           (2)          (17)          (101)
                                                               ------    ------------  ------------  -------------
Net loss................................................         (149)         (2,923)      (14,041)       (27,021)
Accretion on preferred stock............................                          (75)       (2,436)        (6,145)
                                                               ------    ------------  ------------  -------------
Net loss available to common shareholders...............    $    (149)   $     (2,998) $    (16,477) $     (33,166)
                                                               ------    ------------  ------------  -------------
                                                               ------    ------------  ------------  -------------
Historical net loss per common share....................                 $      (0.33) $      (1.81) $       (3.64)
Historical weighted average common shares outstanding...                    9,100,801     9,100,801      9,100,801
Pro forma net loss per common share.....................                                             $       (2.24)
                                                                                                     -------------
                                                                                                     -------------
Pro forma weighted average common shares outstanding....                                                14,785,714
                                                                                                     -------------
                                                                                                     -------------

                                                                                                                PRO FORMA
                                                              DECEMBER 31,                       PRO FORMA      DECEMBER
                                           ---------------------------------------------------    DECEMBER    31, 1998, AS
                                             1995         1996          1997          1998        31, 1998      ADJUSTED
                                           ---------  ------------  ------------  ------------  ------------  -------------
                                                                            (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents and short term
  investments............................  $      32  $      7,574  $     17,318  $        368  $     13,438  $      61,043
Total assets.............................         32         7,583        18,412         5,621        18,691         66,296
Total indebtedness.......................                                    591         1,127         5,567          1,127
Total mandatory redeemable preferred
  stock..................................                    8,571        34,366        49,276            --             --
Total stockholders' equity (deficit).....         32        (1,451)      (19,177)      (52,240)        6,546         58,591(1)

OTHER DATA:
Common shares outstanding................         --     9,100,801     9,100,801     9,100,801    15,658,690     20,433,282


------------------------


(1) Adjusted to reflect an estimated extraordinary loss of approximately $1,560,000 on the early extinguishment of notes payable. This loss will be recognized upon the repayment of the notes payable with a portion of the net proceeds from this offering. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

BACKGROUND

    We commenced operations on March 21, 1995. Since inception, all of our activities have involved developing the WORLDGATE Service and conducting tests and trials of our service with cable operators throughout the world. We are engaged in joint engineering and sales and marketing activities with General Instrument and Scientific-Atlanta. These relationships began in 1996 with product development for some hardware components of our WORLDGATE platform.


    We first announced the WORLDGATE Service in May 1996 and first demonstrated an operational system in December 1996. Tests at corporate locations of major cable operators began in the third quarter of 1997 and consumer field trials began in September 1997. We have entered into multi-year agreements with cable operators that collectively have approximately 2.7 million system subscribers including:



    - Cable Bahamas, Ltd.


    - Charter,

    - Click!Network,

    - Massillon Cable,

    - Prestige Cable, and

    - TVCable.


    Generally, these agreements provide that these cable operators will offer the WORLDGATE Service in their major cities of operation. These cable operators are in various stages of planning for and commercially offering our service. Only Charter and Click!Network have begun to offer the WORLDGATE Service to their subscribers. The WORLDGATE Service is also in various stages of testing by cable operators whose cable systems serve approximately 32 million subscribers. See "Business--WORLDGATE Trials," and "Risk Factors--We depend on cable box manufacturers to incorporate our technology into their cable boxes."


    We have minimal revenues to date and have incurred operating losses, net losses and negative operating cash flow each month since our inception. At December 31, 1998, we had an accumulated deficit of approximately $51.9 million. We have funded our operations since inception through private placements of preferred stock, capital contributions from stockholders and a line of credit. See "--Liquidity and Capital Resources." We currently intend to increase our operating expenses and capital expenditures in order to continue the development and enhancement of the WORLDGATE Service and to expand the commercial deployment of the WORLDGATE Service.


    In March 1999, we received gross proceeds of approximately $912,000 and $4,558,000 through the issuance of $1,000,000 and $5,000,000 of discounted notes payable with a stated interest rate of 12.48% due in September 1999 and December 1999 respectively. However, these notes become due and payable on the closing of this offering. In connection with the issuance of these notes payable, the holders of the notes received warrants to purchase the number of shares of common stock equal to $5,469,600 divided by the lower of $16.50 and the initial public offering price at an exercise price equal to the lower of the initial public offering price and $16.50. Assuming an initial public offering price of $13.00 per share, these holders may purchase up to 420,738 shares of common stock. The fair value of the warrants will be accounted for as an additional discount on the notes. We intend to use approximately $6.0 million of the net proceeds of this offering to repay the outstanding balance of these notes. We expect to record an extraordinary loss on the early extinguishment of these notes payable not to exceed approximately $1,560,000, representing the write-off of the unamortized discount.

REVENUES


    SYSTEM SALES. In the near term we anticipate that a majority of our revenues will be derived from cable operators who purchase our headend computers. We derive revenues from the sale to cable operators of cable headend equipment, including computer systems, data encoders and demodulators and other equipment manufactured by third parties. The price of the cable headend systems, including installation and training, is expected to depend on the number of subscribers supported. We also sell to cable operators wireless keyboards, designed specifically for the WORLDGATE Service, for consumers who want the convenience of a keyboard for e-mail and other applications. As of March 16, 1999, we had sold 14,690 keyboards to cable operators. When we provide cable headend and other equipment to cable operators that are testing the WORLDGATE Service, we recognize revenue when the products are shipped and accepted by the customer. Acceptance takes place after commitments are received from the customer.


    SUBSCRIPTION AND OTHER SERVICES. We earn monthly fees from cable operators based upon the number of WORLDGATE Service subscribers. We offer the WORLDGATE Service to cable operators for monthly subscriber fees payable to us based upon a metered standard, which includes a flat monthly fee and additional access charges for use after a threshold, E.G. two hours, of service time, or an unlimited standard, which provides for a fixed charge not dependent on usage time. We cannot accurately predict the level of the subscription fees that we will actually receive from cable operators that offer the WORLDGATE Service because contracts with only a limited number of cable operators are currently in place.


    OTHER REVENUES. In the future, as the number of WORLDGATE subscribers grows, we also expect to generate other revenues that we will share on a basis which we will negotiate with cable operators. These may include revenues from:



    - advertisers who:



      - purchase banner or sponsorship advertisements,



      - pay a fee based on the number of clicks on the advertisements or



      - pay a fee based on viewers' use of our CHANNEL HYPERLINKING feature, and


    - merchants who share a portion of their revenues derived from customers who:


      - use our CHANNEL HYPERLINKING feature or



      - click through from the WORLDGATE Service.



COST OF REVENUES


    Cost of revenues includes the cost of


    - system hardware, wireless keyboards and the other components of the WORLDGATE Service which are manufactured by third parties,



    - assembly, installation and testing of the WorldGate components,



    - training of cable operator personnel and



    - documentation, customer support and other production costs. We expect that cost of revenues will also include the costs of operating our CHANNEL HYPERLINKING technology.



    In 1997 and in 1998, we incurred product costs for systems being installed as trial systems. We expect to continue to incur costs for trial systems throughout the remainder of 1999. We recognize revenue from the sale of headend and other equipment used in trial systems when the products are shipped and accepted by the customer. The materials portion of cost of equipment is held in inventory until revenue is realized from the sale thereof.



    We currently bear the manufacturing responsibility for, and the cost of, feature expansion modules installed within some of General Instrument's and Scientific-Atlanta's current advanced analog cable boxes. Once installed, these modules enable the WORLDGATE Service on such cable boxes. The incremental cost per cable box of this module is currently approximately $60, but we expect this cost to decrease with further cost reduction activities and volume production. We expect to bear the manufacturing responsibility for and the cost of incorporating our WORLDGATE technology into these cable boxes. Once the incremental cost to cable box manufacturers for incorporating our WORLDGATE technology into their cable boxes becomes nominal, however, we believe that General Instrument and Scientific-Atlanta may assume the manufacturing responsibility and cost. See "Risk Factors--We cannot offer the WORLDGATE Service if cable box manufacturers do not incorporate our technology in their cable boxes."


    The WORLDGATE Service can also operate on current models of General Instrument's and Scientific-Atlanta's digital cable boxes and some models of Scientific-Atlanta's advanced analog cable boxes that can be activated through a centrally-administered software download; therefore, we do not expect to incur any manufacturing cost for these boxes.

ENGINEERING AND DEVELOPMENT EXPENSES


    Engineering and development expenses consist of personnel costs, including salaries, benefits and bonuses, travel and other personnel-related expenses of employees and consultants engaged in ongoing development projects, and, additionally, prototype expenses related to the design, development, testing and enhancement of the WORLDGATE Service. We believe that continued investment in engineering and development is critical to attaining our strategic product initiatives and cost reduction objectives. As a result, we expect that these expenses will increase significantly in the future.


SALES AND MARKETING EXPENSES


    Our sales and marketing expenses consist principally of the costs of marketing the WORLDGATE Service, including our CHANNEL HYPERLINKING technology, to cable operators, television programmers and advertisers. These include employee salaries, bonuses and benefits, travel expenses, trade show fees, consulting fees and costs to promote the WORLDGATE Service to them. These expenses may also include the costs of materials for direct mailings, brochures, targeted advertising and promotional campaigns. We expect that the actual costs of delivering these marketing materials and advertisements to consumers will be paid by the cable operators. We expect that sales and marketing expenses will continue to increase as commercial deployment of the WORLDGATE Service expands.


GENERAL AND ADMINISTRATIVE EXPENSES

    Our general and administrative expenses consist primarily of personnel costs including salaries, benefits, bonuses and related costs for management, finance and accounting, legal and other professional services. We expect general and administrative expenses to increase as we add personnel and incur additional costs related to the growth of our business and operations and to reflect the costs of operating as a public company.

RESULTS OF OPERATIONS

    Since inception, we have engaged principally in the development of the WORLDGATE Service. Accordingly, our historical results of operations are not indicative of and should not be relied upon as an indicator of our future performance.

1998 VERSUS 1997


    Our revenues increased to $1.0 million in 1998, as compared to $141,000 in 1997. The increase in our revenues reflects an increase in the number of system sales and wireless keyboard sales in connection with the initial commercial deployment of the WORLDGATE Service. The WORLDGATE Service was first made available to cable subscribers in 1998. As of December 31, 1998, there were approximately 1,200 WORLDGATE Service subscribers as compared to none as of December 31, 1997.



    Our cost of revenues for 1998 were $9.9 million as compared to $1.5 million 1997. This increase of $8.4 million is due to the increased number of trials and deployment systems installed in 1998. These costs reflect direct costs and the additional hardware, software and installation costs incurred for customer trials and field system deployments.



    Our engineering and development expenses increased to $9.7 million in 1998, as compared to $7.0 million in 1997. Due to the initial commercial deployment of the WORLDGATE Service, the increase in the number of trials and the on-going product development, testing and enhancement of the WORLDGATE Service, we increased the number of engineering and development personnel in 1998. In 1998, personnel costs increased by $900,000, and engineering equipment, licenses, certifications and support costs increased by $1.8 million. Engineering equipment costs in 1998 include $2.0 million of development expenditures paid to two non-controlling stockholders under existing contracts.



    Our sales and marketing expenses increased to $5.2 million in 1998, as compared to $3.6 million in 1997. These expenses represent the cost of introducing the WORLDGATE Service to the cable television industry, and for the marketing expenditures incurred as a result of the expansion of our initial commercial deployment and the increased number of initial trials with cable operators. These expenses include expenditures for advertising, trade shows, promotional materials, consultants and general sales and marketing overhead. Personnel costs increased by $600,000, and marketing expenditures increased by $1.0 million in 1998.



    Our general and administrative expenses increased to $3.5 million in 1998, as compared to $2.4 million in 1997. The increase is attributable primarily to additional personnel and related overhead costs to support our growth, including the initial commercial deployment and the increased number of trials. In 1998, personnel costs increased by $450,000 and other related overhead expenditures increased by $650,000.



    We have not provided for or paid any federal or state income taxes. As of December 31, 1998, we had net operating loss carryforwards of approximately $38.3 million available to offset future income subject to income taxes. The Company believes that its ability to utilize its net operating loss carryforwards will be subject to annual limitations as a result of this public offering.


1997 VERSUS 1996

    Our revenues for 1997 were $141,000 which consisted entirely of the sale of headend systems shipped during the year. We had no revenues in 1996.


    Our cost of revenues for 1997 was $1.5 million. There were no product costs for 1996. These costs reflect direct costs as well as the additional hardware, software and installation costs incurred for customer trials and field system deployments.



    Our engineering and development expenses increased to $7.0 million in 1997, as compared to $1.4 million in 1996. The increase in these costs is primarily due to the hiring of additional engineering and development personnel in connection with our ongoing development and enhancement of the WORLDGATE Service. Our 1997 personnel costs increased by $3.9 million, and engineering equipment and support expenditures increased by $1.7 million.

    Our sales and marketing expenses increased to $3.6 million in 1997, as compared to $428,000 in 1996. The primary items contributing to the increase in sales and marketing expense were the hiring of additional personnel and promotional expenditures and trade show expenses related to the introduction of the WORLDGATE Service to the cable television industry. In 1997, personnel costs increased by $1.3 million and other expenses, including promotional and trade show costs, increased by $1.9 million.



    Our general and administrative expenses increased to $2.4 million in 1997, as compared to $1.1 million in 1996, primarily as a result of the hiring of additional personnel and increased facilities costs, legal expenses and other consulting costs necessary to support our engineering and development and sales and marketing efforts. In 1997, personnel costs increased by $930,000, and facility, legal, consulting and other support costs increased by $420,000.


LIQUIDITY AND CAPITAL RESOURCES


    Since inception, we have derived substantially all of our operating capital from private placements of preferred stock, a $1.1 million capital contribution from our chief executive officer, a $2.0 million line of credit and the issuance of our $6.0 million face-amount of our discounted notes in March 1999. At December 31, 1998, the amount of our accumulated deficit was $51.9 million and cash and cash equivalents were $368,000. At December 31, 1997 and 1996, we had an accumulated deficit of $19.2 million and $3.1 million respectively, and cash and cash equivalents of $17.3 million and $7.6 million, respectively.



    Our operating activities utilized cash in the amount of approximately $25.7 million, $12.6 million and $1.7 million for the years ended December 31, 1998, 1997 and 1996, respectively. The net cash used for operations during these periods was primarily for funding engineering and development. Under existing engineering development contracts with two non-controlling stockholders, it is anticipated that these expenditures will be approximately $2.8 million in 1999. Capital expenditures for the acquisition of office equipment, computer systems and equipment for engineering and manufacturing operations were $533,000, $249,000 and $0, for the years ended December 31, 1998, 1997 and 1996, respectively.



    Net cash provided by financing activities was approximately $9.3 million, $22.6 million and $9.2 million for the years ended December 31, 1998, 1997 and 1996, respectively, which related primarily to the issuance of preferred stock of $9.3 million, $23.4 million and $8.5 million in 1998, 1997 and 1996, respectively. Additionally, we established a $1.0 million line of credit in 1997, which was increased to $2.0 million in June 1998. As of December 31, 1998, approximately $1.6 million of this line had been utilized, $500,000 had been repaid and an additional $400,000 was available for borrowing. At December 31, 1998, the weighted average interest rate of the borrowings was 8.89% per annum. These borrowings mature on various dates through 2001.



    In January and February 1999, we raised approximately $7.6 million from the sale of 697,437 additional shares of series C preferred stock.



    We plan to continue to invest in sales and marketing and engineering and development for the WORLDGATE Service as well as to support our infrastructure. Additionally, we expect to use a portion of our cash for capital expenditures and other general corporate purposes. In March 1999, we raised approximately $5.5 million from the sale of $6.0 million face-amount of our discounted notes. In connection with this sale, we also issued warrants to purchase the number of shares of common stock equal to $5,469,600 divided by the lower of $16.50 and the initial public offering price at an exercise price equal to the lower of $16.50 and the initial public offering price per share. Assuming an initial public offering price of $13.00 per share, these holders may purchase up to 420,738 shares of common stock. We believe the net proceeds from this offering, together with our existing capital resources, including the remaining proceeds from the series C preferred stock financing and the sale of discounted notes payable, and anticipated funds from operations, will satisfy our projected product development, working capital and capital expenditure requirements for at least the next 18 months.


LIMITED NUMBER OF CUSTOMERS

    We have in the past derived, and will in the future derive, a significant portion of our revenues from a limited number of customers. In 1997, three cable operators accounted for approximately 100% of our revenues and in 1998, ten cable operators accounted for approximately 98% of our revenues. Moreover, in 1998, Charter and Click!Network accounted for 44% and 10%, respectively, of our revenues. We cannot assure you that any of these customers will continue to offer the WORLDGATE Service to their cable subscribers or that they will continue to be a significant source of revenues, if at all, for us. The loss of any of these cable operators as customers would have a material adverse effect on us and our financial results.

YEAR 2000 RISK MAY ADVERSELY AFFECT US

    Many existing computer programs use only two digits to identify a year. These programs were designed and developed without addressing the impact of the upcoming change in the century. If not corrected, many computer software applications could fail or create erroneous results by, at or beyond the year 2000. We utilize software, computer technology and other services internally developed and provided by third-party vendors that may fail due to the year 2000 phenomenon. We are also dependent on cable operators to maintain network reliability.

    We are currently assessing the year 2000 readiness of our third-party supplied software, computer technology and other services. Based upon the results of this assessment, we will develop and implement, if necessary, a remediation plan with respect to any third-party software, computer technology and services which may fail to be year 2000 compliant. We have assessed our proprietary software and internal systems and believe them to be year 2000 compliant. We anticipate that our systems, including components thereof provided by third-party vendors, will be year 2000 compliant by the end of 1999. At this time, the expenses associated with this assessment and potential remediation plan cannot be determined. The failure of our software and computing systems and our third-party vendors to be year 2000 compliant could have a material adverse effect on us.

RECENT ACCOUNTING PRONOUNCEMENTS

    Effective January 1, 1998, we have adopted the provisions of Statement of Financial Accounting Standards No. 130 ("SFAS No. 130"), "Reporting Comprehensive Income." SFAS No. 130 establishes standards for the reporting and display of comprehensive income, requiring its components to be reported in a financial statement that is displayed with the same prominence as other financial statements. The adoption of SFAS No. 130 had no impact on our results of operations, financial condition or cash flows.


    In March 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 provides, among other things, guidance for determining whether computer software is for internal use and when the cost related to such software should be expensed as incurred or capitalized and amortized. SOP 98-1 is required to be applied prospectively. We adopted SOP 98-1 on January 1, 1999 and do not expect the adoption of SOP 98-1 to have a material effect on our results of operations and financial condition.



    In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5 generally requires costs of start-up activities to be expensed instead of being capitalized and amortized. We adopted SOP 98-5 on January 1, 1999 and do not expect the adoption of SOP 98-5 to have a material effect on its results of operations and financial condition.

                                    BUSINESS

OVERVIEW

    WorldGate provides a new television-based Internet service, the WORLDGATE Service, that delivers the Internet through cable television systems. The WORLDGATE Service provides:


    - high speed, easy to use Internet access without the use of a personal computer or additional set-top appliance,



    - low cost for the subscriber, currently being offered by cable operators to existing subscribers at rates typically ranging from $4-$12 per month for unlimited service,



    - full featured Internet functionality and content that can be accessed within seconds,



    - thin-client network architecture that allows for easy deployment and setup, central system management and centrally administered upgrades, and


    - a television-based portal for enabling viewers to dynamically link from television programming and advertising to related Web sites.


We believe this combination of television and the Internet will help transform advertising, e-commerce and information delivery for the consumer mass market.


WORLDGATE MARKET OPPORTUNITY

    The Internet is growing rapidly and is emerging as a significant interactive medium used by millions of people for entertainment, communications, research, education and e-commerce. IDC estimates that the number of Internet users worldwide exceeded 97 million in 1998 and will grow to over 319 million by the end of 2002. A 1998 report by Jupiter Communications predicted that online shopping in the United States alone will grow from approximately $5 billion in 1998 to over $29 billion by 2002.

    Although Internet access has historically required a personal computer, IDC surveys indicate that U.S. consumers, by a two-to-one margin, would prefer to receive emerging electronic information and entertainment services through their television sets, rather than their personal computers. When surveyed by IDC about their reasons for not purchasing a personal computer, many respondents indicated that they do not have a need for a personal computer, that they cannot afford a personal computer and that personal computers are too difficult or complicated to use. According to an IDC survey of consumers, personal computer users spend 30% of their usage time on maintenance and other problem fixing activities.


    WorldGate believes that a television-based approach to Internet services is a superior alternative for many consumers. In 1998, according to IDC, only 45% of U.S. households owned a personal computer, whereas, according to Cablevision Blue Book, 98% had televisions. WorldGate believes that a television-based approach offers the following advantages:


    - televisions are widely accepted and used by consumers,

    - televisions are well suited for sharing information and entertainment,

    - the advertiser-sponsored television entertainment model is well accepted, and

    - television programming provides a unique portal opportunity.


    IDC forecasts that the cumulative shipments in the United States of Internet television access devices, including dedicated Internet access set-top boxes and cable television set-top boxes, will grow from 1 million at the end of 1998 to almost 24 million by the end of 2002, representing 22% of U.S. homes in 2002. The IDC report indicates that based upon the expense, complexity and obsolescence issues associated with a personal computer, there is an opportunity for television-based devices to supplement and potentially replace personal computers as the preferred devices for accessing the Internet.


    Set-top appliances, such as those provided by WebTV, have been introduced to provide Internet access through telephone lines to a television without requiring a personal computer. Although these access solutions do not require a personal computer or personal computer expertise, WorldGate believes that this mode of Internet access may be limited by:


    - the need to purchase a dedicated or "single-purpose" set-top appliance which typically costs approximately $100-$240 and exposes the consumer to risks of equipment obsolescence,

    - monthly subscription fees that may be up to $25 per month in addition to any telephone access charges,

    - the telephone bandwidth and usage constraints of using dial-up modems with peak data transmission speeds of 56 Kbps that may result in significant dial-up connection times, busy signals and delays, and

    - functional limitations such as the inability to support CD-quality audio and Java-based applications, including instant messaging and chat rooms.


    As a result of the shortcomings of telephone-based access, there is an opportunity to provide Internet television access through a set-top box connected to a cable television service. WorldGate believes that the cable infrastructure provides a superior medium for Internet access that eliminates the major obstacles of telephone access. WorldGate believes that the benefits of cable-based Internet access include:


    - lower cost than telephone-based methods,


    - high transmission speed, with a maximum data transmission speed downstream from the cable operator's central facility to the subscriber of 27 Mbps, which is almost 500 times faster than a standard 56.6 Kbps dial up modem, and


    - "always-on" availability providing access within seconds.


    A 1997 Kagan report predicted that there would be approximately 230 million worldwide cable subscribers in 1998 and approximately 285 million worldwide cable subscribers by the year 2001. In the United States, cable is widely available, with approximately 96% of homes passed by cable infrastructure in 1998 and approximately 69% of these homes being cable subscribers, according to Cablevision Blue Book. IDC forecasts that, of all the Internet television access devices considered by it, cable television set-top boxes are expected to achieve the highest growth rate through at least 2002.



    WorldGate believes that to successfully take advantage of the demand for cable television-based Internet services in the mass consumer market, the service should:



    - be a relatively low-cost solution for cable operators that can be offered to consumers over existing cable systems regardless of whether they have been upgraded to allow bi-directional communications between the cable operator's central facility and the subscriber's cable box, and whether they are deploying current or future generation digital and advanced analog cable boxes, with minimal or no use of dedicated video channel capacity,


    - provide low-cost, easy to use, high speed Internet access to consumers,

    - require no additional investment in equipment or hardware by the consumer, and

    - be flexible enough to efficiently accommodate ongoing advances in Internet capabilities, such as CD-quality audio and Java-based applications, including instant messaging and chat rooms.

    WorldGate believes that current Internet access offerings have not addressed the mass market opportunity due to a failure to satisfy one or more of these criteria.


WORLDGATE SOLUTION


    WorldGate believes that the WORLDGATE Service addresses this mass consumer market opportunity because it is a low cost, high speed, easy to use Internet service. This service is currently being offered by cable operators to existing subscribers. The WORLDGATE Service utilizes a thin-client network architecture to allow for easy deployment and setup, central system management and centrally administered upgrades. In the subscriber home, the WORLDGATE Service employs only a television, a remote control or WorldGate wireless keyboard, and a WORLDGATE capable digital or advanced analog cable box - both of which are currently being deployed by cable operators for business reasons largely unrelated to Internet access. The WORLDGATE Service enables users, among other activities, to browse the Web, send and receive e-mail, participate in chat sessions and shop online. With features such as WorldGate's CHANNEL HYPERLINKING technology, the WORLDGATE Service can integrate the interactivity of the Internet with the television viewing experience. By enabling low cost Internet access, integrated Internet/television advertising and e-commerce, WorldGate believes it is pioneering a new mass market.


WORLDGATE BUSINESS MODEL

    WorldGate expects to derive revenues from cable operators, e-commerce merchants and advertisers. WorldGate expects to enhance these revenue opportunities by implementing the strategies described below.


    REVENUE DERIVED FROM CABLE OPERATORS. WorldGate sells its headend server equipment and wireless keyboards to cable operators and licenses the software for the WORLDGATE Service to cable operators for a monthly subscriber fee based upon either a metered standard, which includes a flat monthly rate plus additional access charges for use after a threshold (e.g. two hours) of service time, or an unlimited standard, which provides service for a fixed charge not dependent on usage time. WorldGate believes that cable operators will either offer the WORLDGATE Service to their subscribers as a premium service, requiring subscribers to pay a separate monthly fee for the service, or as a part of a package of services in which the subscriber pays a monthly fee for the entire package. In either case, WorldGate expects to receive monthly fees from the cable operators based on the total number of subscribers to the WORLDGATE Service.



    REVENUE DERIVED FROM E-COMMERCE MERCHANTS. WorldGate is in the process of negotiating with companies in the business of selling products and services online. WorldGate believes that these companies may pay for the opportunity to promote their businesses through portals by sharing a portion of the revenues they are paid or by paying a fixed fee per transaction. We intend to make access to online shopping opportunities both simple and convenient for our subscribers so that we can participate in the rapid growth forecasted for e-commerce. We expect to share the revenues derived from e-commerce merchants with cable operators.



    REVENUE DERIVED FROM ADVERTISERS. A 1998 report by Jupiter Communications predicted that Web advertising in the United States alone will increase from approximately $1.7 billion in 1998 to over $7.7 billion in 2002. WorldGate has space on its various menu pages that is available for banner advertising and other promotions. When subscribers click on these banners, they can be linked quickly to another Web page that gives more detailed information about the subject of the banner ad. Advertisers typically pay portals based on the number of times that their ad is displayed on a page viewed by a subscriber, so as the number of WorldGate subscribers grows, we expect our opportunities to derive advertising revenues will also grow. We intend to rely at least in part on third party firms such as DoubleClick Inc. that are in the business of providing advertisements to portals. In some cases, we may ourselves directly contract with advertisers to display their ads, either on a per view basis or based on a fixed fee to cover the right to display their ad for a period of time. Information derived from the cable system will permit us to know the general geographic area in which each of our subscribers lives, and in many cases we will know zip codes and perhaps more extensive demographic information regarding our subscribers if they wish to share that information with us. Having location and other data regarding our subscribers is expected to be valuable because advertisers typically are willing to pay higher advertising fees if they can target their ads based on such information. We expect to share the revenues derived from Web advertising with cable operators.


    Our CHANNEL HYPERLINKING technology will provide one button linking from television and advertising content to a related fully interactive Web site. This sort of advertising is "self-targeted" because subscribers themselves decide whether they want to get more information. This is in sharp contrast to traditional television advertising that typically includes sending messages to large numbers of viewers on an unsolicited basis. In addition to the value achieved by self-targeting, the value of our CHANNEL HYPERLINKING technology is enhanced by both the availability of demographic information and interactivity. By delivering an interactive experience, we are able to give the subscribers the opportunity to follow a variety of paths to gain extensive information about the subject of interest. Perhaps most importantly, the interactivity also allows the subscribers in many cases to purchase a product or service online. With the average cable household being exposed to tens of thousands of television advertisements annually, we believe there is the potential to have many opportunities for use of our CHANNEL HYPERLINKING technology.


    Our CHANNEL HYPERLINKING technology business model is based on a revenue split with our cable operator partners. Revenues to WorldGate are expected to come from advertisers seeking to engage the WORLDGATE Service subscribers in some form of interactivity while using our CHANNEL HYPERLINKING technology. The business model assumes that interactions will be on a pay-for-performance basis such that advertisers and others will pay us based on the number of "clicks" that occur. Consumers in an early deployment of the WORLDGATE Service have averaged fifteen clicks per month related to television networks. This result was achieved without providing any special promotion of our CHANNEL HYPERLINKING capabilities. Clicks related to television advertisements are expected to begin in the second half of 1999 when CHANNEL HYPERLINKING technology for advertisements is deployed although no meaningful revenue is expected to be derived from this service in 1999.

BUSINESS STRATEGY


    WorldGate's objective is to transform advertising, commerce and information delivery for the consumer mass market through its combination of television with the Internet. The principal elements of WorldGate's business strategy are the following:



    PROVIDE COMPELLING VALUE FOR END-USERS. While many companies are focused primarily on increasing the speed of Internet access, WORLDGATE is focused on significantly expanding the availability of the Internet to a broader set of consumers and providing these consumers with an enriched Internet experience, in addition to offering high speed access. WorldGate designed the WORLDGATE Service to operate on the widely available existing cable television systems, to be an inexpensive alternative to other forms of Internet television access and to be easy for the consumers to use. In contrast to other television-based services, such as those offered by WebTV, which currently requires the purchase of a dedicated set-top appliance, the WORLDGATE Service does not require consumers to purchase or install any in-home equipment. To use the WORLDGATE Service, a consumer needs only her existing television, a WORLDGATE enabled digital or advanced analog cable box and a wireless remote or keyboard, with all but the television typically being supplied by her cable operator. In addition, WorldGate's CHANNEL HYPERLINKING technology has been designed to offer consumers easy, fast and interactive access to content which is associated with a television program or advertisement they are viewing.

    PROVIDE COMPELLING VALUE FOR CABLE OPERATORS. WorldGate believes that cable operators assess the viability of an investment in a new service by considering the cost of initial investment in equipment, service reliability, overall operating and maintenance expenses and the incremental revenue that can be generated by such service. The WORLDGATE Service can be offered to cable subscribers through the cable operators' existing one-way or two-way infrastructure. Furthermore, the WORLDGATE Service has been designed to be deployed with relatively low capital costs of $45,000 to $75,000 for a system covering up to 1,400 WorldGate subscribers. These systems are also designed to be efficiently upgraded as the operator's infrastructure is improved through the deployment of new generation cable boxes or the deployment of cable modem ready plant, i.e. a cable plant that has been upgraded to improve the original transmission quality to permit the use of cable modems, and easily expanded as the number of subscribers grows. There is, however, no need for any costly upgrades to cable modem ready plant. Accordingly, the WORLDGATE Service can provide cable operators with the opportunity for immediate incremental revenue streams from subscriber fees and sharing of advertising and online transaction fees. Additionally, the WORLDGATE Service for the advanced analog cable box typically does not require the use of channel bandwidth. As a result of the advantages offered by its solution, WorldGate believes that it will be able to successfully market the WORLDGATE Service to cable operators.



    PROVIDE COMPELLING VALUE FOR PROGRAMMERS, ADVERTISERS, ADVERTISING AGENCIES AND E-COMMERCE MERCHANTS. Through our CHANNEL HYPERLINKING technology, programmers and advertisers may enhance their television content with related Internet materials by providing their viewers with the ability to interact in real-time with their television programming or advertising. For example, a television viewer watching a commercial could link immediately to that advertiser's Web site to find more information about the product or to place an order. By giving viewers this ability, WorldGate believes that the value of the program or advertisement to the television programmers or advertisers is increased, and that as a result, programmers and advertisers will be able to increase their revenues.



    WorldGate has established relationships with many providers of content for the WORLDGATE Service including programmers such as CNN, C-SPAN, The Weather Channel, Showtime, E! Entertainment Network, Lifetime, Arts & Entertainment, HGTV and CourtTV. Similarly, WorldGate has established relationships with Internet and other information content or service providers such as Citicorp, DoubleClick, Excite and Zip2. The WORLDGATE Service provides them with an opportunity to broaden their offerings by taking advantage of the dynamic capabilities of the Internet linked with cable television's broad subscriber base. The television-based nature of the WORLDGATE Service provides a natural portal for interaction between the consumer and programming and other content providers.



    WorldGate is also working with advertisers and advertising agencies such as General Motors, Poppe Tyson, Ogilvy & Mather, Grey Advertising Inc. and True North Communications Inc. WorldGate is working with these advertisers and advertising agencies to allow for interactive links by television consumers with the products and/or services being advertised on the television. WorldGate has also established a committee (the North American CHANNEL HYPERLINKING Organization or "NACHO") which includes representatives from many of these content providers, advertisers and advertising agencies as well as advertising service providers such as Nielsen Media Research Inc. and MatchLogic, Inc., an operating unit of Excite. The NACHO advisory board is developing standards and policies for WorldGate's CHANNEL HYPERLINKING technology as well as assisting in its promotion. WorldGate believes that its CHANNEL HYPERLINKING technology, along with the participation of its CHANNEL HYPERLINKING providers and the NACHO advisory board, will facilitate an enriched interactive experience for users of the WORLDGATE Service. Initial field tests of the CHANNEL HYPERLINKING technology in advertisements is currently scheduled for the second half of 1999. WorldGate also intends to provide additional value added services to advertisers, programmers and cable operators by collecting consumer activity data. This activity data will be collected and tabulated to statistically reflect consumer responses to interactive advertisements and programming, television viewing habits and Internet "surfing" habits.

WorldGate intends to ensure a WORLDGATE Service subscriber's privacy by not providing personally identifiable data unless authorized by the subscriber.



    AGGRESSIVELY PENETRATE GLOBAL MARKETS. WorldGate believes that the market for the WORLDGATE Service is global and is seeking to deploy its systems with additional cable operators in the United States, Canada, China, Europe, Latin America and Southeast Asia. The WORLDGATE Service is currently being tested by cable operators on four continents. WorldGate is working with third parties to provide local content directories and user interfaces in multiple languages for the WORLDGATE Service as the demand arises.



    CREATE BRAND EQUITY. WorldGate intends to create an identity for its INTERNET TV OVER CABLE-SM- service under the "WORLDGATE" brand. In this regard WORLDGATE is already a registered service mark in the United States and applications have been filed in many other countries. WorldGate believes that the creation of a brand identity among cable subscribers is important to its strategy to become the preferred provider of cable Internet television services to the cable television industry, advertisers, programmers and e-commerce companies. By creating consumer awareness of the WORLDGATE Service, WorldGate believes it will drive penetration in its geographic markets worldwide and increase the pace at which cable operators, advertisers, programmers and e-commerce companies recognize the economic and service benefits of the WORLDGATE Service.



    MAINTAIN AND LEVERAGE TECHNOLOGY POSITION. WorldGate believes that it has established a competitive advantage through its technology position. Development of the WORLDGATE Service has required in excess of three years of intensive engineering and development efforts and the combination of significant expertise in two historically separate industries, cable and the Internet. WorldGate's engineering personnel, who came from established industry participants such as General Instrument and Hitachi, Ltd., have been able to solve challenges involved in delivering real-time Internet access over existing cable infrastructure. WORLDGATE believes that it is currently the only company to have developed, and commercially deployed, the capability to offer bi-directional transmissions and real-time communications between the cable box and the cable operator's central facility without requiring the use of cable channel capacity. WorldGate intends to maintain its technology leadership by continuing to enhance the performance and functionality of the WORLDGATE Service, and by aggressively seeking to protect its intellectual property.



    LEVERAGE EXISTING RELATIONSHIPS WITH GENERAL INSTRUMENT AND SCIENTIFIC-ATLANTA. WorldGate has strategic relationships with General Instrument and Scientific-Atlanta, the world's two largest suppliers of cable boxes. Both companies have participated in the joint development, including testing and implementation, of WorldGate's technology. WorldGate's technology has been incorporated into versions of their advanced analog cable boxes and is being tested on their digital cable boxes. In addition, both General Instrument and Scientific-Atlanta are stockholders of WorldGate and have joined WorldGate in promoting the WORLDGATE Service in the press, at trade shows and conferences and through joint sales and marketing presentations worldwide.



    As of March 15, 1999:



    - General Instrument had invested an aggregate of approximately $5.5 million and owned 454,716 shares of common stock of WorldGate or approximately 2.9% of the total outstanding shares, and



    - Scientific-Atlanta had invested an aggregate of approximately $3.5 million and owned 333,505 shares of common stock of WorldGate or approximately 2.1% of the outstanding shares.

THE WORLDGATE SERVICE

    OVERVIEW OF THE WORLDGATE SERVICE. WorldGate is the developer of the WORLDGATE Service, an Internet television service that enables:

    - cable operators to offer subscribers low cost, easy to use, high speed Internet access, and

    - television programmers and advertisers to link their programs and advertisements with a fully interactive Web site.


    Upon accessing the WORLDGATE Service, the user is provided with a main menu screen offering several options, including Web browsing and e-mail. The main menu screen also provides options for viewing informative content such as an electronic television program guide, news, weather, sports and community activities. Depending on the option selected, the consumer is connected to the desired content or a secondary menu screen providing additional options. WORLDGATE has designed both its navigational menu screens and e-mail service to be simple and user-friendly.



    The WORLDGATE Service uses a standard cable television box that has been WORLDGATE enabled and does not require a personal computer or additional set-top appliance. Furthermore, the WORLDGATE Service can co-exist with alternative methods of Internet access, which may share the same cable operator network and application infrastructure it employs.



    The advanced e-mail service option provides additional features, such as e-mail address list management, folders for archiving received and sent e-mail, support for attachments of which ones that can be displayed are identified and presented in such a fashion that the user can view them, support for forwarding and carbon copying additional mail recipients, and allowing a subscriber to establish and manage multiple mail box addresses for each member of the subscriber's household. The "My Town" icon on WorldGate's main menu screen provides local directories and community guides. This feature offers users a directory of local school activities, restaurants, government resources and related community information. Zip2 currently provides this information on behalf of WorldGate. Also, from the WORLDGATE home page subscribers receive the current local weather that is updated every hour. The Weather Channel currently provides this weather information. With a few key strokes the subscriber can receive a five day forecast, or check the weather for any other location in the United States.


    From the Web section, subscribers can access our "Web Directories" that provide subscribers with national references to advertisers and links that are organized by category such as travel, sports, finance and shopping. WorldGate can update this information to reflect the changing dynamics of the Web. "Networks on the Web" allows subscribers to view our CHANNEL HYPERLINKING technology partners and any currently available information that is provided by television programmers. "Bookmarks" allows subscribers to save their favorite sites for easier access. Subscribers can also review and edit their list of favorite sites.


    Subscribers can easily go to any site or search the Web by simply entering a phrase or Web address into the WORLDGATE Service. The WORLDGATE technology determines if the user has entered a valid Web address or a search phrase and then links to the appropriate Web site. The search engine is provided by Excite.


    The WORLDGATE Service allows subscribers to administer their household accounts online. The household administrator can add new accounts, change the parental control (content filtering), change passwords and change the first and last names of the individual users on the service. Up to six users are allowed for each household. The WORLDGATE Service provides the ability to filter the sites being viewed by the subscriber on a subscriber and household basis. WorldGate currently uses Spyglass, Inc.'s SurfWatch filtering technology to offer subscribers the ability to restrict viewing of Web content in categories ranging from sexually explicit, violent and gambling to drugs and alcohol. In addition we offer a filtering system that uses a special list in order to ensure more restrictive content filtering suitable for children using the service.


    CHANNEL HYPERLINKING TECHNOLOGY. WorldGate's innovative CHANNEL HYPERLINKING technology is designed to allow a user to dynamically link directly from a television program or advertisement being viewed to related Internet sites with the push of a button on a standard remote control or optional wireless keyboard. The WORLDGATE subscriber does not have to enter or even know the associated Internet address. For example, while watching The Weather Channel, a subscriber can directly access a Web page providing local weather forecasts. Advertising, promotion, transaction and information services are examples of the types of related programming links that may be enabled through the CHANNEL HYPERLINKING technology. Our CHANNEL HYPERLINKING technology is designed to enable applications such as simulcast information on the sports program being viewed.



    There have been several instances where programmers have referred television viewers to related Internet sites. For example, Showtime, ESPN and NBC, among others, have encouraged viewers to use their personal computers to access Web sites related to the content of their sporting event programs, including the Olympics. WorldGate believes that easier and quicker access to the Internet through the capabilities provided by CHANNEL HYPERLINKING technology will promote a new category of cross-programming opportunities.



    WorldGate's CHANNEL HYPERLINKING technology can also be used to enhance the functionality of information sources such as electronic program guides. Although program guides currently offer limited television program and advertising information, such information and their utility can be significantly improved through the use of Web-based content and the ability to perform transactions online. Because such guides are considered by many to be essential when hundreds of channels are available, such as is the case with digital platforms, and because the guides will likely be accessed many times each day, WorldGate believes that CHANNEL HYPERLINKING enhancements to program guides may represent a significant source of revenue.



    To realize the economic benefits of CHANNEL HYPERLINKING, WorldGate, programmers, advertisers and advertising agencies have begun to coordinate implementation of the WORLDGATE Service. In addition, cable operators will need to achieve significant penetration rates of the WORLDGATE Service to provide an attractive target audience for programmers and advertisers to focus on developing the CHANNEL HYPERLINKING service. WorldGate believes that CHANNEL HYPERLINKING may enhance the value of television programming and advertising, increase related on-line transactions and potentially lead to related revenue generating opportunities associated with advertising and on-line transactions revenue generating opportunities.

WORLDGATE COMMERCIAL LAUNCHES


    WorldGate has entered into multi-year agreements with six operators of cable television systems: Cable Bahamas, Charter, Click!Network, Massillon Cable, Prestige Cable and TVCable, which collectively with their affiliates have approximately 2.7 million subscribers. Charter, which has been managing and has publicly announced that it will be combined with Marcus Cable Company L.P. during 1999 as the result of the purchase of both companies by Paul Allen's Vulcan Ventures, together with Marcus Cable constitutes the seventh largest U.S. cable operator, with over 2.4 million subscribers in the United States. Set forth below is a table summarizing the current status of these commercial launches. The total number of subscribers served by the cable operator and its affiliates across all of their systems are based on estimates by Cable Television Developments (Fall 1998/Winter 1999 Cablevision Blue Book), except for TVCable, which is based on a WorldGate estimate.



                                      COMMERCIALLY                                               TERMINATION
                    TOTAL SYSTEM        LAUNCHED                                                   DATE OF
CABLE OPERATOR       SUBSCRIBERS       LOCATIONS             PLANNED LAUNCH LOCATIONS             AGREEMENT
------------------  -------------  ------------------  -------------------------------------  ------------------

Cable Bahamas             46,000   Bahamas                                                    September 2003

Charter                2,414,800   St. Louis, MO;      Lanett, AL; Alhambra, CA; Burbank,     November 2002
                                   Newtown, CT;        CA; Glendale, CA; Long Beach, CA;
                                   Maryville, IL;      Riverside, CA; San Luis Obispo, CA;
                                   Logan, UT           LaGrange, GA; Newnan, GA; Hickory,
                                                       NC; Ft. Worth, TX

Click!Network              3,000   Tacoma, WA                                                 November 2005

Massillon Cable           43,800   Massillon, OH                                              November 2003

Prestige Cable           152,500                       Cartersville, GA; Westminster, MD;     November 2005
                                                       Mooresville, NC; Fredericksburg, VA

TVCable                  100,000                       Quito, Ecuador                         September 2005



    Cable Bahamas is currently operational; however, they are awaiting licensure from the government of Bahamas to provide the WORLDGATE Service and there can be no assurance that the license will be obtained. In the event that Cable Bahamas is unable to obtain the necessary license, it may no longer be able to offer the WORLDGATE Service.



WORLDGATE TRIALS


    The WORLDGATE Service is in various stages of trials on four continents with a number of cable operators including Comcast, Time Warner and MediaOne, which are three of the four largest U.S. cable operators. Trials typically start with cable boxes connected to a headend server system installed at a cable operator's corporate office location for technical evaluation. Trials are of varying duration and complexity.


    The total subscriber base of cable operators currently in trials with WorldGate is approximately 32 million. There can be no assurance that the current or planned trials will be successful or will lead to commercial deployment of the WORLDGATE Service by these cable operators. Set forth below is a table summarizing the current trials and planned trials of the WORLDGATE Service as of March 15, 1999.

    The total number of subscribers served by the cable operator across all of its systems is based on estimates by Cable Television Developments (Fall 1998/Winter 1999 Cablevision Blue Book) for U.S. operators other than SNET and on WorldGate's estimates for SNET and international operators.



                                                                                             NUMBER OF
                                                           TOTAL SYSTEM        TRIAL         WORLDGATE    SYSTEM
  CABLE OPERATOR                                            SUBSCRIBERS       LOCATION         BOXES       TYPE
---------------------------------------------------------  -------------  ----------------  -----------  ---------
UNITED STATES TRIALS:

  Ameritech Corporation..................................       150,000   Chicago, IL(1)       Planned   Analog

  Cable TV of the Kennebunks.............................         8,500   Kennebunk, ME        Planned   Digital

  Comcast (including Jones Intercable)...................     5,387,659   Lower                     63   Analog
                                                                          Merion, PA
                                                                          Philadelphia,
                                                                          PA

                                                                          Torresdale,                4   Digital
                                                                          PA(1)

  MediaOne...............................................     5,107,800   Boulder, CO(1)             4   Analog

  SNET Personal Vision, Inc..............................        22,000   Hartford, CT              37   Analog

  Time Warner............................................    11,995,400   Orlando, FL               50   Analog

INTERNATIONAL TRIALS:

  Cablevision/TCI........................................       825,000   Buenos Aires,        Planned   Analog
                                                                          Argentina

  Cablevision S.A. de C.V................................       300,000   Mexico City,         Planned   Analog
                                                                          Mexico

  Image TV...............................................        24,000   Brazil               Planned   Analog

  Saturn.................................................        70,000   Wellington, New      Planned   Analog
                                                                          Zealand

  Shaw...................................................     1,500,000   Calgary,                   1   Digital
                                                                          Canada(1)

  Singapore CableVision..................................       800,000   Singapore(1)               5   Analog

  Skycable...............................................       225,000   Philippines               25   Analog

  SuperCable.............................................        52,000   Caracas,                  12   Analog
                                                                          Venezuela(1)

  Telefonica Multimedia S.A.C............................       210,000   Lima, Peru           Planned   Analog

  United International Holdings..........................     5,253,070   Vienna,                   10   Analog
                                                                          Austria(1),

                                                                          Santiago,                 66   Analog
                                                                          Chile(1)

                                                                          Riyadh, Saudi        Planned   Digital
                                                                          Arabia(2)


------------------------


(1) Corporate office trial.



(2) May be limited to Saudi Arabia domestic content.

TECHNOLOGY

    The WORLDGATE platform is based on a "thin client architecture," which allows substantially all client-related processing to be performed at the cable headend. The WORLDGATE platform is comprised of three components:


    - servers located at the cable headend,


    - a WORLDGATE enabled digital or advanced analog cable box, and

    - a remote control and/or optional wireless infrared keyboard.


CABLE HEADEND; CHANNEL HYPERLINKING. There are two servers located at the cable headend. One server manages all information traveling to and from this server to the Internet. This server also manages individual Internet sessions, processes data for presentation on the television screen and manages the Web browsing client. The second server manages real-time communications from the cable headend to a subscriber's cable box. This server acts as a bi-directional router for data on a cable network. These servers:


    - are based on a multi-processor architecture,

    - can be accessed remotely by WorldGate for performance monitoring and software upgrades, and


    - are configured so that typical full screen refresh time on:



        - an analog platform is five seconds or less and



        - a digital platform is as low as 1/30(th) of a second.



    General Web surfing is provided by our browser technology using high performance server headend systems. The WORLDGATE Service browser currently supports HTML Version 3.2, HTTP Version 1.0 and 1.1, HTML Frames, Image formats such as GIF Animations, JPEG and XBM formats. To WorldGate's knowledge, WorldGate is the only company that supports a full Java implementation offering on a set-top platform. Java is used for such applications as chat and instant messaging. The WORLDGATE platform supports JavaScript that is compatible with Microsoft and Netscape browsers.


    One feature of the WORLDGATE Service is our CHANNEL HYPERLINKING technology. When a cable television subscriber makes a CHANNEL HYPERLINKING request, the subscriber's cable box sends a signal to the cable headend indicating the channel and program information of the program the subscriber is viewing. This information is then matched with the corresponding Web address for the program which has been stored at a cable headend database. Afterwards, the subscriber is linked to the corresponding Web site for full Internet interactivity. This entire process occurs within seconds.


                  WORLDGATE'S CHANNEL HYPERLINKING TECHNOLOGY



    WorldGate's Channel HyperLinking provides a flexible and instantaneous solution for interactive television and advertising. WorldGate's Channel HyperLinking Center is the brain of the system, managing data flow to the WorldGate affiliate cable systems and gathering usage data to create a valuable reporting infrastructure for advertisers, product marketers, television networks, and cable operators.



    [figure depicting five horizontal boxes. The first box is labeled "Advertisers and Ad Agencies" and contains two smaller boxes including the following text: "Advertising ID codes are added to master video tapes before distribution," and "The matching Web address is associated with the Advertising ID in WorldGate's software and sent to the CHANNEL HYPERLINKING Center." The first box has a one-way arrow to the second box that is labeled "Broadcast and Cable TV Network Uplink Centers." The second box contains two smaller boxes including the following text: "Advertising ID codes travel with the broadcast advertising signals over satellites" and "Television schedules are sent to the CHANNEL

HYPERLINKING Center by networks in advance of broadcast." The third box is labeled WorldGate's CHANNEL HYPERLINKING Center and has a smaller box with "Advertising ID codes are collected from all networks and sent to local cable TV Headends" and a cylinder with "Master Database for all Channel HyperLinking" included. The fourth box is labeled "Cable TV Headend" and has a smaller box with "Local cable affiliates receive data from CHANNEL HYPERLINKING Center and a cylinder with "Local Database for National and Local Channel HyperLinks" included. The fourth box is linked with a one-way arrow and text reading "cable to the home" and "cable from the home" to the fifth box. The fifth box is labeled "Analog or Digital Cable Subscriber's Home" and contains two smaller boxes with the following text: "An on-screen prompt can be displayed for advertising ID codes or programs that have interactive content" and "When the consumers click remote controls to go interactive, the headend computer system retrieves the appropriate Web pages to be displayed." The second box is connected to the third box and the third box is connected to the fourth box by pictures of satellite dishes and satellites.]



    CABLE BOX. We believe that we are the only company providing a television-based Internet service for both advanced analog and digital cable boxes. This is particularly important for cable operators deploying both types of cable boxes. WorldGate has developed technology that allows WORLDGATE enabled advanced analog cable boxes to display the graphics and to provide real-time communications necessary for the WORLDGATE Service. The WORLDGATE technology is currently incorporated in an additional feature expansion module that must be installed within General Instrument's and some models of Scientific-Atlanta's existing advanced analog cable boxes. The WORLDGATE Service currently operates on modified versions of the General Instrument CFT 2200 and the Scientific-Atlanta 8600 advanced analog cable boxes. Existing models of General Instrument's and Scientific-Atlanta's digital cable boxes, as well as Scientific-Atlanta's 8600X advanced analog cable box, can be used to provide the WORLDGATE Service with a software download. The software download can be done remotely.



    The advanced analog WORLDGATE platform makes use of the vertical blanking interval to transmit its data in conjunction with regular television signals. The vertical blanking interval is part of a television signal that is not used for the television program. By using the vertical blanking interval, WorldGate does not interfere with the television signal and does not require additional bandwidth to provide the WORLDGATE Service. To provide the WORLDGATE Service, WorldGate uses as few as five of the typically 20 to 50 television channels with vertical blanking intervals that are available. More capacity for the WORLDGATE Service can be provided by use of the vertical blanking interval in these additional channels.



    With the advanced analog platform, WorldGate supports data transmission rates of up to 128 Kbps downstream from the cable operator's central facility to the subscriber's cable box and 14 Kbps or 20 Kbps upstream from the cable box to the cable operator's central facility. Because only keystrokes are being sent upstream, WorldGate believes that the upstream data transmission rate is adequate to transmit such data. The WORLDGATE advanced analog platform supports:



    - up to 65,000 colors on modified versions of General Instrument's CFT 2200 and Scientific-Atlanta's 8610 advanced analog boxes and



    - 16 colors on the Scientific-Atlanta 8600X advanced analog cable boxes.



WorldGate believes that there are currently over 2.3 million advanced analog cable boxes already shipped which can be WorldGate enabled with a software download and an additional 1 million of such boxes which can also be WorldGate enabled with a software download and installation of additional memory in the boxes.



    The WORLDGATE digital platform uses MPEG2 technology to provide transmission speeds of up to 27 Mbps downstream from the cable operator's central facility to the cable box and 256 Kbps upstream from the cable box to the cable operator's central facility. As with the advanced analog cable box, WorldGate believes that the relatively slower upstream speed does not decrease performance of the

WORLDGATE Service. Unlike high bandwidth requirements for the downstream path for large data transfers such as Web pages, the upstream path generally is used for small data transfers, such as keystrokes, and does not require large bandwidth capacity. WorldGate's digital platform provides up to 16 million colors and will operate on the following models of digital boxes: GI DCT1000, 1200 and 2000 and WorldGate expects to operate on the GI DCT5000 and Scientific-Atlanta's Explorer 2000. The WORLDGATE Service over the digital platform is currently being tested by WorldGate and certain cable operators. According to Cablevision Blue Book, over two million current generation digital boxes have been shipped through December 31, 1998. All of these boxes can potentially be upgraded to support the WORLDGATE Service through a centrally-administered software download.



    Due to its thin client/server architecture, WorldGate believes that the WORLDGATE Service can be deployed on future generation digital boxes with minimal development by WorldGate and minimal transition cost to cable operators offering the WORLDGATE Service on the current-generation digital platform.



    In addition to operating on two-way cable systems that allow bi-directional transmissions and communications between the cable box and the cable operator's central facility, the WORLDGATE platform is capable of operating over a one-way cable system that allows transmissions and communications only from the cable operator's central facility to the cable box, by using telephone return for communications from the cable box to the cable operator's central facility. It is estimated that at least 55% of U.S. cable homes are currently connected to one-way cable systems. On a one-way cable system, it is possible to transmit data from the cable headend to the subscriber using the one-way cable system but there is no available return path. For these one-way systems, WorldGate can use the telephone system for the return path. The response time of the WORLDGATE Service over two-way and one-way cable plant would be similar for most functions except for slower responses over one-way cable plant, during login and use of our CHANNEL HYPERLINKING technology. WorldGate also believes that the slower speed for the telephone system return path is not a problem for subscribers because of the generally low bandwidth requirements for the return path.

    WIRELESS CABLE REMOTE CONTROL AND OPTIONAL KEYBOARD. To access and input data on the WORLDGATE Service, cable television subscribers can use either a standard remote control provided with their advanced analog or digital cable boxes, or optionally, an infrared wireless keyboard that may be provided as part of the WORLDGATE Service. WorldGate has designed this optional keyboard to provide a full size keypad, pointing device and function keys customized for our WORLDGATE Service, such as a CHANNEL HYPERLINKING key. WorldGate expects cable operators to buy keyboards from WorldGate directly and make them available to subscribers as part of the WORLDGATE Service package. Cable operators may provide the optional keyboard to subscribers at no or minimal monthly cost, or allow subscribers to purchase the keyboard.



    [figure captioned WorldGate Server Hardware & Software depicting four linked columns of boxes labelled "System Server," "Application Servers," "Multi-User Client" and "Communications Manager." To the left of the first column is a depiction of an Internet Web page connected by a line labelled "High Speed DataLine" to the first column. The boxes in each of the columns are labelled:
"Billing," "Subscriber Data Base" and "Network Management--Network Monitoring of Headend Equipment;" "Cluster Management," "E-Mail," "Web-based TV Listings" and "Channel Hyperlinking Database;" "Session Manager--Manager Simultaneous Customer Sessions," "Browser" and "Display Manager-- Formats and Encodes Browser Display and "Data Inserter Sends Web Pages to Cable Customer" and "Data Demodulator Receives Keystrokes from Cable Customer." To the right of the last column is a depiction of a home television screen connected by a line labelled "Cable Network" to the last column.]


SECURITY


    The WORLDGATE Service uses a standard encryption protocol known as Secured Sockets Layer, to encrypt data. When a WorldGate session is initiated, the WORLDGATE enabled cable box will send a log-in request to the WorldGate headend server. The server then creates a unique master key. The master key will be comprised of two keys: one key is known as the public key, which is used only for encryption, and the second key is known as the private key, which is used only for decryption. Only the public key will be transmitted back to the cable box. The cable box then chooses two random 128 bit numbers, the session keys, and encrypts them with the public portion of the master key before sending the encrypted session keys back to the server. The server receives the encrypted session keys and decrypts them with the private portion of its master key. As a result, both the server and the cable box have available a pair of unique session keys which may be used to encrypt and decrypt messages and thereby communicate securely for that particular session.


ENGINEERING AND DEVELOPMENT


    To date, engineering and development have been a significant focus of WorldGate. Development of the WORLDGATE Service has required combining technical experience and knowledge from two historically separate industries, the Internet and cable, as well as three years of intensive efforts. The principal elements of WorldGate's engineering and development activities are as follows:



    CHANNEL HYPERLINKING. WorldGate has been developing and will continue to develop the systems and hardware necessary to establish a centralized CHANNEL HYPERLINKING control facility to enable advertisers to provide data necessary to implement CHANNEL HYPERLINKING on a large scale.



    FEATURE ENHANCEMENTS. WorldGate intends to continue to expand features of the system to integrate newly developed Web features, accessories and tools. WorldGate also intends to support picture-in-picture capability to allow Web pages and television programs to be viewed at the same time. WorldGate also intends to develop system enhancements that will enable consumers to listen to

CD-quality audio while browsing the Web. WorldGate is currently working to allow attachment of a printer to the WORLDGATE Service.



    To implement its engineering and development strategy, WorldGate has assembled an engineering team from established industry players, such as General Instrument and Hitachi, with strong backgrounds in real-time data communications hardware and software, digital video, client-server software, Unix operating systems, computer networking, circuit design and cable headend design.


SALES AND MARKETING


    SALES. WorldGate utilizes its direct sales force and senior management, including its Chief Executive Officer, to market the WORLDGATE Service. These individuals work closely with the General Instrument and Scientific-Atlanta sales forces to promote the WORLDGATE Service in the press, at trade shows and conferences and through joint sales and marketing presentations worldwide. Because WorldGate expects that the roll-out of WorldGate's service will in many cases be tied to the introduction of new cable box deployments, it will remain important and advantageous to WorldGate to have an integrated sales effort with the major cable box manufacturers. WorldGate believes that its relationship with these large industry sales forces will continue to provide efficient leads for high volume sales. Currently, nine employees are dedicated to the sales efforts, including its Vice President and General Manager, and the Vice President, Affiliate Sales and Marketing.



    MARKETING. WorldGate's marketing strategy is directed at four primary constituencies: consumers, cable operators, programming content providers and advertisers. To reach consumers, WorldGate intends to provide cable operators with promotional content for the WORLDGATE Service including local cable television commercial spots and insertions for monthly cable billings, in addition to utilizing the cable operators' extensive sales networks. Because WorldGate expects to market itself as a family service, WorldGate intends to develop a series of television commercials aimed at various demographic market segments, which will be customized for specific cable companies. In addition, WorldGate plans to develop a training tape for customer service representatives to teach them how to sell the WORLDGATE Service and how to answer commonly asked questions. WorldGate also plans to create longer form commercials to sell the WORLDGATE Service over cable television and ten-minute tutorial tapes to teach consumers how to use the WORLDGATE Service. Standard print media for consumers may include user guides, point-of-purchase displays, low-cost bill stuffers and a monthly WorldGate news magazine tailored to the subscriber base. To enhance the potential penetration of the WORLDGATE Service, WorldGate plans to establish WorldGate as a known trade and consumer brand.



    To reach cable operators, WorldGate has focused its marketing efforts mainly on trade advertising and promotions, which includes demonstrations at industry conferences and print advertising in major weekly industry news publications such as MultiChannel News and Cable World. WorldGate has made substantial investments in trade show booths for cable shows such as the National Cable Television Association Cable Show, and also plans to continue to share booths with General Instrument and Scientific-Atlanta at various upcoming trade shows.



    To reach programming content providers, WorldGate has developed an aggressive program to establish distribution arrangements with various content providers to develop content particularly suited to the WORLDGATE Service. Through WorldGate's distribution of such content packages as part of the WORLDGATE Service, these providers are offered access to a pervasive medium in which television programming can be enriched by Internet materials, and in which consumers can experience real-time, interaction with the programming. The television-based nature of the WORLDGATE Service provides a natural portal for interaction between the consumer and the programming offered by these content providers.


    WorldGate has established a team to market the WORLDGATE Service, including the opportunities created by a television-based portal to the Internet, to television programmers, advertisers and other content providers. WorldGate's marketing efforts to television networks have focused primarily on cable television networks and secondarily on the broadcast networks. We believe that national cable television networks may have some advantages over broadcast networks in providing CHANNEL HYPERLINKING for their programming because they do not have to contend with programming provided by numerous affiliated local stations. Rather, just a few network feeds cover the entire nation. We believe that our CHANNEL HYPERLINKING technology can turn the cable television network of national programming into targeted, personalized interactive content with very little effort on the part of television networks. WorldGate sees value in partnering with television networks because WorldGate believes that consumers will see value in interacting with their favorite television programming.



    WorldGate has developed a strategy to establish partnerships with television programming content partners through distribution agreements. These distribution agreements generally provide that our partner will provide link information and Internet-based content particularly suited to the WORLDGATE Service and our CHANNEL HYPERLINKING technology.



    WorldGate believes that Internet and other information or service content providers such as Citicorp, Excite and Zip2 can broaden their customer base by taking advantage of our television-based WORLDGATE Service. The television-based nature of the WORLDGATE Service provides a natural portal for interaction between the consumer and the programming and other content offered by these content providers.



    WorldGate's marketing team also works with advertisers and advertising agencies. We believe that interactive television advertising will grow significantly in the future. WorldGate promotes the WORLDGATE Service for television advertising directly to advertisers and top national and global advertising agencies. In addition, WorldGate promotes the WORLDGATE Service through the American Association of Advertising Agencies, whose members are composed of the leading advertising agencies in the United States, and the Association of National Advertisers, whose members are composed of advertisers. WorldGate expects to provide value to advertisers and advertising agencies by providing interactivity between broadcast television advertising and related Internet content. Our CHANNEL HYPERLINKING technology is expected to combine broad viewership of broadcast advertising with the immediacy and targeted nature of direct marketing. During 1999, WorldGate expects to work with Nielsen Media, MatchLogic, cable operators, television networks, advertisers and their advertising agencies to complete a marketing study which will measure the effectiveness and value of our CHANNEL HYPERLINKING technology for both interactive programming and interactive advertising.


CUSTOMER SERVICE AND SUPPORT


    WorldGate has developed and maintains a sales support and customer service network infrastructure to enable it to respond to cable operator and consumer issues. WorldGate believes that most sales support and customer service requests can be handled by WorldGate personnel via the telephone or the Internet. Accordingly, WorldGate has set up a 24-hour and toll free telephone help-line to assist cable operators having technical problems with WorldGate's software or hardware. WorldGate also plans to monitor each cable headend system utilizing the WORLDGATE Service in an effort to detect system problems before they become apparent to consumers, and to remotely download software updates as needed from its principal offices in Bensalem, Pennsylvania. To assist domestic consumers subscribing to the WORLDGATE Service, electronic on-line help is available 24 hours a day from any of the WORLDGATE Service screens. Additionally, WorldGate intends to provide consumers with access to a telephonic help-line offering pre-recorded answers to frequently asked questions for a nominal charge.

SYSTEM INTEGRATION


    WorldGate utilizes contract manufacturing for substantially all of the major hardware components and licenses technology necessary to provide the WORLDGATE Service, thereby allowing WorldGate to focus resources on sales and marketing and engineering and development related to the WORLDGATE Service. WorldGate does not manufacture, nor does it have the capability to manufacture, any of the components of the equipment used in providing the WORLDGATE Service. Rather, WorldGate's internal manufacturing operations consist primarily of assembly of prototypes, test engineering, materials purchasing, integration of equipment components and inspection and quality control, all of which are performed at its facilities in Bensalem, Pennsylvania. Although WorldGate has not experienced any material difficulties in obtaining supplies or manufactured products, any termination of the license of the technology used on the WORLDGATE platform or any reduction or interruption in supply or manufacturing from these third-party contractors would adversely affect its ability to deliver its products.


INTELLECTUAL PROPERTY


    We regard our technology as proprietary, and we rely on a combination of patents, copyrights, trademarks, trade secret laws, contractual restrictions, restrictions on disclosure and other methods to establish and protect our technology and proprietary rights and information. We have filed patent applications in the United States and internationally covering aspects of our real-time, two-way interactive systems, including our thin-client architecture, centralized data processing, communications schemes and our CHANNEL HYPERLINKING technology. We cannot assure you that any patent will issue from these applications or that, if issued, any claims allowed will be sufficiently broad to protect our technology. In addition, we cannot assure you that any patents that may be issued will not be challenged, invalidated or circumvented, or that any rights granted to us would provide us with proprietary protection. The failure of any patents to protect our technology may make it easier for our competitors to offer technology equivalent or superior to our technology. We also generally enter into confidentiality agreements with our employees and consultants, and when possible, customers, partners and others to control access to and distribution of our documentation and other proprietary information. Despite these precautions, a third party may copy or otherwise obtain and use our products, services or technology without authorization, or develop similar technology independently. In addition, effective patent, copyright, trademark and trade secret protection depends on the various forms of liability for infringement. Legislators both domestically and internationally are grappling with these issues, and the case law in this area is not fully developed. Moreover, protection may be unavailable or limited particularly in some foreign countries, and the global nature of the Internet makes it virtually impossible to control the ultimate destination of our content offerings. Policing unauthorized use of our content offerings is difficult. There can be no assurance that the steps taken by us will prevent misappropriation or infringement of our technology. In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, financial condition and results of operations. See "--Legal Proceedings." We are subject to litigation brought by others claiming that we infringe their intellectual property. See "--Litigation."


COMPETITION


    The market for consumer Internet services is extremely competitive, and WorldGate expects that competition will intensify in the future. Access to the Internet is currently available through several methods including:


    - telephone access through a personal computer,

    - telephone access through a television,

    - cable access through a personal computer, and

    - cable access through a television.


While these various methods of Internet access and types of services offered may be construed as competitive, they may also be complementary. Household members may prefer to use different methods of Internet service/access based on availability and their intended business or leisure use. WorldGate is working with some of the companies described below to find ways to combine their product and service offerings with those of WorldGate.



    TELEPHONE ACCESS THROUGH A PERSONAL COMPUTER. Currently, the majority of Internet users utilize a personal computer and a modem to access the Internet over a telephone line through a connection to an Internet service provider ("ISP") such as America Online, Earthlink or MindSpring. WorldGate believes that this mode of Internet access may be limited by:


    - the complexity, maintenance and obsolescence issues usually associated with a personal computer,

    - bandwidth constraints of using dial-up modems with peak data transmission speeds of 56 Kbps that may result in significant dial-up connection times and delays,

    - expenses including:


     - investment that may be required for a personal computer and a modem,



     - ISP's monthly fees, which WorldGate believes range from $10-22 per month,



     - possible telephone access charges, and



     - the total number of users that may be simultaneously connected to an ISP.



    Recent advancements within telephone systems may mitigate some of the above factors. Integrated Services Digital Network ("ISDN") technology enables a peak data transmission speed of 128 Kbps between the user and the ISP over specially conditioned telephone lines. Although ISDN technology has been available for several years, WorldGate believes that it has not been widely deployed due primarily to its relatively high costs. Asymmetric Digital Subscriber Line ("ADSL") technology is currently the most common implementation of Digital Subscriber Line ("xDSL") technology. ADSL enables peak data transmission speeds of 8.4 Mbps downstream from the ISP to the user and 640 Kbps upstream from the user to the ISP. WorldGate believes that these new technologies are expected to have associated monthly fees in the range of $90-170.



    In addition to telephone based access, satellite based access may be an alternative. Satellite-delivered approaches such as direct broadcast satellite ("DBS") currently provide a peak data transmission speed of approximately 400 Kbps downstream and rely on dial-up modems and the telephone network for upstream transmission ("telephone return"). In addition to the telephone limitations discussed above, these approaches have limitations on the ability to expand their services due to the necessity of dividing a finite amount of satellite bandwidth among subscribers in a broad geographic area. Other wireless offerings rely on ground-based radios instead of satellites. These offerings include multichannel multipoint distribution service ("MMDS") and local multipoint distribution service ("LMDS"), which are one-way and two-way high-bandwidth wireless digital broadcasting systems, respectively. MMDS and LMDS are not yet widely available, require unobstructed "line-of-sight" transmission paths and may require additional radio frequency spectrum allocations, an entirely new distribution infrastructure and new equipment, including specialized radio modems.


    TELEPHONE ACCESS THROUGH A TELEVISION. Set-top appliances, such as those provided by WebTV, have been introduced to provide Internet access through telephone lines to a television without requiring a personal computer. Additional offerings for this type of service have recently been announced by Net Channel, the assets of which have been acquired by America Online, as well as other set-top appliance manufacturers such as American Interactive Media, The Thomson Corporation, Teknema and Mitsubishi Electronics America, Inc. Although such access solutions do not require a personal computer or personal computer expertise, WorldGate believes that this mode of Internet access may be limited by:


    - the need to purchase a dedicated or "single-purpose" set-top appliance which typically costs approximately $100-$240 and exposes the consumer to risks of equipment obsolescence,

    - the telephone bandwidth constraints discussed above,

    - monthly subscription fees that may be up to $25 per month in addition to any telephone access charges, and

    - functional limitations such as the inability to support CD-quality audio and Java-based applications, including instant messaging and chat rooms.


    CABLE ACCESS THROUGH A PERSONAL COMPUTER. In order to leverage the broadband infrastructure of cable television systems, several services have recently been launched to provide high-speed Internet access and content to cable subscribers with personal computers. Companies in this segment include At Home and Road Runner. WorldGate believes that subscribers to these services require a separate high-speed cable modem with an installation cost of approximately $40-$100 and that additional costs are also incurred for monthly subscription fees and cable access charges in the range of $30-$40. These high-speed cable modems, while generally providing higher speed Internet access than dial-up access, typically require extensive and costly cable network upgrades.


    CABLE ACCESS THROUGH A TELEVISION. Various companies are attempting to provide Internet access to cable television consumers through a set-top appliance connected to a television. In some instances this appliance may be a dedicated unit, such as is currently utilized by ICTV and the Interactive Channel, or an advanced analog or digital cable box, such as that utilized by the WORLDGATE Service. Generally, these solutions are cable-based and do not use the telephone infrastructure. Accordingly, these solutions generally overcome the bandwidth constraints typically associated with the telephone infrastructure. The use, however, of a dedicated unit adds incremental costs which are not present when the service is offered directly over a cable box. Furthermore, analog-based services such as that currently offered by ICTV require the use of one dedicated full video channel for the downstream path for each user, which is less attractive to cable operators since such channel(s) can no longer be used for television programming or other revenue generating services. The WORLDGATE Service's analog platform, however, does not require a dedicated video channel as a result of the use of the vertical blanking interval for the downstream path. See "--Technology." Cable operators offering the WORLDGATE Service on a digital platform will need to provide a dedicated video channel, but it will alone support the expected usage of hundreds of WORLDGATE Service subscribers.

    Companies such as Wink and Intel broadcast supplementary text and/or graphics information which is displayed on televisions to enhance the television viewing experience. Typically, these systems are one-way unless a telephone and modem is available for the return path. It is also possible for these systems to use the pay per view polling mechanism to retrieve limited data from the subscriber.


    WorldGate believes that there are many factors which can affect success within this market. Key factors include:

- transmission speed,

- ease-of-use,

- price,

- reliability of service,

- ease of access,

- obsolescence,

- content quality,

- quality of presentation,

- timeliness of content,

- customer support,

- brand recognition,

- operating experience,

- revenue sharing, and

- with respect to advertisers, the number of users, duration and frequency of visits and user demographics.

LEGAL PROCEEDINGS


    On May 11, 1998, Interactive Channel Technologies, Inc. and SMI Holdings, Inc., subsidiaries of Source Media, Inc. ("Source"), filed a complaint against us in the United States District Court for the District of Delaware, alleging that the WORLDGATE Service infringes patents issued to Source. The complaint seeks injunctive relief, as well as monetary damages and attorney fees. In our answer filed on June 22, 1998, we have denied these allegations and further asserted that the patents in suit were invalid. In addition we have filed multiple counterclaims against Source asserting that Source misappropriated our confidential information and trade secrets, and intentionally and tortiously interfered with our existing and prospective business relationships, which counterclaims Source has subsequently moved to dismiss. Discovery and further action with respect to the alleged infringement has been stayed pending oral argument on the merits of our counterclaims, which has not yet been scheduled.



    On October 6, 1998, Advanced Interactive, Inc. ("AII") filed a complaint in the United States District Court for the Northern District of Illinois, Eastern Division, against Matsushita Electric Corporation, Matsushita Electric Industrial Co. Ltd., Sharp Electronics, Corp., Sharp Corp., Interactive Channel Technologies, Thomson Consumer Electronics, Toshiba Consumer Products, Inc., Toshiba America, Inc., Toshiba Corporation, General Instrument Corporation, Scientific-Atlanta, Inc., ATI Technologies, Inc., ADS Technologies Inc., Gateway 2000, Inc., STB Systems, Inc., Hauppauge Computer Works, Inc., WebTV Networks, Inc. and us, alleging that each of the above companies infringed a patent issued to AII. The complaint seeks monetary damages and attorney fees. In our answer filed on December 2, 1998, we have denied these allegations and further asserted that the patent in suit was invalid.



    If the plaintiffs win either of the above lawsuits, we could be precluded from offering the WORLDGATE Service. We intend to vigorously defend these matters, but, as with any patent litigation, there can be no assurance that the plaintiffs will not prevail and obtain damages and, in the event that the plaintiffs would not accept an ongoing royalty, an injunction in which case we could be precluded from offering the WORLDGATE service. From time to time, others may assert infringement claims against us in the future.


    Except as stated above, we are not currently involved in any material legal proceedings.

EMPLOYEES


    As of March 12, 1999, we employed 132 full-time employees and had 5 independent contractors. All of our employees and independent contractors are located in Bensalem, Pennsylvania, except for an aggregate of four sales people located in Colorado, Florida and Georgia. None of our employees is represented by a labor union, and we have no collective bargaining agreement. We believe that our relations with our employees are good.


FACILITIES

    Our corporate headquarters is currently located in Bensalem, Pennsylvania with facilities consisting of approximately 30,000 square feet. In the third quarter of 1999, we intend to relocate our headquarters to Trevose, Pennsylvania in a leased facility with approximately 72,000 square feet. The lease for this space will expire in June 2009, with an option to extend for an additional 10 years.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    Our executive officers and directors are as follows:


NAME                                                       AGE                           POSITION(S)
-----------------------------------------------------      ---      -----------------------------------------------------
Hal M. Krisbergh(1)..................................          51   Chairman and Chief Executive Officer
Joseph E. Augenbraun.................................          34   Vice President, Engineering
Scott B. Campbell....................................          52   Vice President, Business Development
David A. Dill........................................          47   Chief Financial Officer
Randall J. Gort......................................          49   Vice President, General Counsel and Secretary
Gerard K. Kunkel.....................................          41   Vice President, Strategic Programs
Jae Hea Edward Lee...................................          35   Vice President, Operations
Peter C. Mondics.....................................          45   Vice President, Affiliate Sales and Marketing
Kenneth P. Nimmer....................................          59   Vice President, Consumer Marketing
David E. Wachob(2)...................................          44   Director, Vice President and General Manager
Thomas G. Baxter.....................................          52   Director
Alan Gerry(1)........................................          70   Director
Marcia J. Hooper(1)..................................          44   Director
Graham Pattison(2)...................................          48   Director
Ronald A. Walter(2)..................................          56   Director


------------------------

(1) Member of Compensation Committee


(2) Member of Audit Committee



    HAL M. KRISBERGH has been with WorldGate since its inception in March 1995. From September 1981 to September 1994, Mr. Krisbergh was an executive officer of General Instrument. Mr. Krisbergh served as President of General Instrument's Communications Division and, for the past 15 years, has been a well-known figure in the cable industry. He is a recognized leader in the development of addressable cable boxes, impulse pay-per-view, optoelectronics and digital audio technologies. Mr. Krisbergh is also a director of Ortel Corporation, a provider of linear fiberoptic technology. In 1991, Mr. Krisbergh received cable television's prestigious Vanguard award. Prior to joining General Instrument, Mr. Krisbergh was employed by W. R. Grace & Co., Deloitte & Touche and Raytheon Company.



    JOSEPH E. AUGENBRAUN joined WorldGate in August 1995. Mr. Augenbraun is responsible for the management of the hardware and software teams developing the WORLDGATE platform. From August 1992 to August 1995, Mr. Augenbraun was a researcher for Hitachi's HDTV Advanced Television and Systems Laboratory. From November 1987 to August 1992, Mr. Augenbraun was on the engineering staff at Commodore-Amiga Inc, where he served in various capacities including Project Manager on the Amiga 1500 Computer System and lead designer in ASIC development.



    SCOTT B. CAMPBELL joined WorldGate in February 1997. Mr. Campbell was President of Genesis International Group, a consulting firm to the cable industry, from November 1993 to February 1997. Before that he was at Home Shopping Network, where he served in various management and sales positions, including: from March 1992 to February 1993 as Executive Vice
President/Diversified Marketing and Media Services, from July 1989 to March 1992 as Senior Vice President/Affiliate Relations, and from July 1986 to July 1989 as Senior Vice President/Marketing and Sales.



    DAVID A. DILL joined WorldGate in April 1996. From July 1994 to October 1995, Mr. Dill was the Vice President, Finance of General Instrument's Communications Division. From August 1991 through March 1994, Mr. Dill held executive positions with International Business Machines Corporation, including Financial Analysis Director (IBM U.S. Company), Controller (Personal Systems Business), and Assistant General Manager, Finance and Planning (RISC System/6000 Division). Prior to joining IBM, Mr. Dill was Vice President and Controller for the Rolm Company. From February 1975 to August 1989, Mr. Dill held several other executive positions with IBM, culminating in his role as Director of Finance, Communications Systems Group.


    RANDALL J. GORT joined WorldGate in August 1997. From July 1995 to August 1997, Mr. Gort was General Counsel, Secretary, and Director of Legal and Corporate Affairs for Integrated Circuit Systems, Inc. Mr. Gort was in private practice from August 1994 through June 1995. Prior to that time, he was an Associate General Counsel for Commodore International Ltd. from May 1987 through July 1994. Mr. Gort was with Schlumberger Ltd. from October 1982 through early 1987, originally as Senior Attorney and then as General Counsel, FACTRON Division. From April 1979 through October 1982, Mr. Gort was Counsel for various divisions of the 3M Company, including Medical and Surgical Products Divisions, Orthopedic Products Division, Electro-Mechanical Resources Division and 3M's four Tape divisions.



    GERARD K. KUNKEL joined WorldGate in February 1997. Mr. Kunkel is responsible for the development and deployment of WorldGate's CHANNEL HYPERLINKING business and technology. From May 1995 to February 1997, Mr. Kunkel was President of Broadband Applications Development Company. From March 1993 to April 1995, he served as Vice President, Product Development of StarNet, Inc. From June 1991 to March 1993, Mr. Kunkel was President of The Kunkel Group. From May 1984 to June 1991, Mr. Kunkel was Director of Design and Electronic Publishing for PC MAGAZINE. For the period 1977 through 1984, Mr. Kunkel was an award winning art director for various New York City based magazines.



    JAE HEA EDWARD LEE has been with WorldGate since its inception in March 1995. Mr. Lee is responsible for all manufacturing, quality assurance, field operations and information technology. From October 1991 through January 1995, Mr. Lee was General Manager and then President of RGB Industries, Inc., a manufacturing and import/export business. From September 1987 to October 1991, Mr. Lee was a Design Engineer for General Instrument's Jerrold Division, where his responsibilities included the development of application specific integrated circuits and management of the division's engineering local area network.



    PETER C. MONDICS has been with WorldGate since March 1996. From January 1994 through February 1996, Mr. Mondics was a principal with New Ventures Business Planning, a corporation formed to conceptualize, model, create and distribute new business models for clients seeking entry into the cable operator, phone and wireless distributed service businesses. From February 1991 to December 1993, Mr. Mondics was President of NuStar, Inc. and Executive Vice-President of StarNet, NuStar's parent entity. From February 1987 to January 1991, Mr. Mondics was Vice-President of NuStar's Network Sales. Mr. Mondics was Eastern Regional Vice-President of Financial News Network from June 1984 to January 1987 and Marketing Manager for Home Box Office from May 1981 to May 1984.



    KENNETH P. NIMMER has served WorldGate as a consultant since its inception in March 1995, and became an employee of WorldGate in March 1999. Mr. Nimmer is responsible for Consumer Marketing and Customer Support. From January 1985 to March 1997, Mr. Nimmer was an executive at General Instrument where he co-developed programming enterprises such as Cable Video Store, Cable Catalog Store, Cine Canal and Movie Choice. Prior to General Instrument, from February 1983 to January 1985, Mr. Nimmer was a co-founder and Senior Vice President and General Manager of the Nostalgia Network, now known as Good Life Television. Prior to joining the Nostalgia Network, Mr. Nimmer worked in higher education for 12 years.



    DAVID E. WACHOB has been with WorldGate since its inception in March 1995. Between 1991 and 1995, Mr. Wachob was President of Network Resources Incorporated, an independent consulting company for the cable, cellular, telecommunications and consumer electronics industries. From

June 1988 to September 1991, Mr. Wachob was Director of Advanced Technologies for General Instrument where he managed strategic planning, market research, technical assessment and business development of advanced technologies for the cable television industry. Mr. Wachob's other positions with General Instrument included, from July 1986 to June 1988, Manager of Product Support Engineering, and from November 1984 to July 1986, Radio Frequency Systems Engineer.


    THOMAS G. BAXTER has been a member of WorldGate's board of directors since July 1998. Mr. Baxter has been an operating partner in the investment banking firm of Evercore Partners since June 1998. Mr. Baxter is also a director of C-SPAN and Dycom Industries, Inc. Prior to his current position Mr. Baxter served as President of Comcast's cable subsidiary, Comcast Cable Communications, Inc., the nation's fifth largest cable television operation at that time, from January 1990 to January 1998. Mr. Baxter was also responsible for the operations of Comcast's telephone and cable systems in the United Kingdom. Prior to joining Comcast Mr. Baxter held executive positions with Cablevision Systems Corporation and Time Warner Entertainment Company, Inc.



    ALAN GERRY has been a member of WorldGate's board of directors since April 1997. Mr. Gerry founded Granite Associates, L.P., a private investment company, and presently serves as its Chairman and Chief Executive Officer. Mr. Gerry was the founder, and for at least the last 3 years prior to 1996, he was the Chairman and Chief Executive Officer of Cablevision Industries Corporation, the eighth largest multiple system operator in the United States, with over 1.3 million subscribers at the time of its merger with Time Warner Inc. in 1996. Mr. Gerry has been the recipient of numerous awards and citations including the cable television industry's prestigious Vanguard Award for Distinguished Leadership, which he received in 1995. Mr. Gerry is a veteran of the U.S. Marine Corps.



    MARCIA J. HOOPER has been a member of WorldGate's board of directors since April 1997. Ms. Hooper has been a partner with the Information Technology Group of Advent International Corporation since May 1996. Ms. Hooper is also a director of Interleaf, Inc., Signal Internet Technologies, Inc., LionBridge Technology, Inc., PolyMedica Industries, Inc. and Wang Laboratories, Inc. In July 1994 Ms. Hooper co-founded Viking Capital Group, Inc., a venture firm focused on early stage investments. From May 1979 to July 1994, Ms. Hooper was employed as a general partner with Paine Webber/Ampersand Ventures.



    GRAHAM PATTISON has been a member of WorldGate's board of directors since August 1998. Mr. Pattison has held executive positions with Motorola for over ten years and is currently the Vice President and General Manager of new business ventures in the Internet and Networking Group of Motorola, which position he has held since August 1998. In his current capacity Mr. Pattison is responsible for overseeing new market and product development, acquisitions and alliances across ING's networking businesses. Mr. Pattison previously held the position of Vice President and General Manager of the Networking Systems Division of Motorola, which position he held from April 1996. Mr. Pattison has also served as General Manager for the Europe, Middle East and Africa region of Motorola's Information Systems Group.



    RONALD A. WALTER has been a member of WorldGate's board of directors since April 1998. Mr. Walter has been a Vice President of Citicorp and Citibank, N.A. since May 1979. He serves as Director of Investments for Citicorp's proprietary long-term equity investment program and manages the investment program for the assets supporting Citigroup's employee benefit programs. He is also a partner with Citicorp's internal Mergers and Acquisition team and its Corporate Technology Office. His previous experience with Citicorp includes serving as Secretary of Citicorp's Finance Committee, Head of Strategic Analysis and Chief Financial Officer for the company's equipment finance and leasing business. Mr. Walter was a member of the Urban Planning faculty at MIT and was part of the management team responsible for ending the financial crisis in the City of New York.

BOARD OF DIRECTORS AND COMMITTEES


    Each director is elected to hold office until the next annual meeting of stockholders and until his or her respective successor is elected and qualified. The board of directors has a compensation and stock option committee (the "Compensation Committee") which makes recommendations to the board concerning the compensation and benefits programs for its directors, officers and employees, including all stock options granted under WorldGate's 1996 stock option plan. Currently, the Compensation Committee is composed of Messrs. Krisbergh and Gerry and Ms. Hooper. The board also has an audit committee which is composed of Mr. Wachob and two outside directors, Mr. Walter and Ms. Hooper.



COMPENSATION OF DIRECTORS



    Mr. Baxter and Ms. Hooper are reimbursed for travel and other expenses related to their service on the board of directors. In addition, WorldGate pays to Mr. Baxter a stipend of $1,000 for each board meeting he attends in person and WorldGate has granted to him an option to purchase 10,000 shares of common stock at an average exercise price of $8.50 per share. These options will vest in four equal annual installments on the anniversary of the grant date. Other than Mr. Baxter and Ms. Hooper, no other board member is reimbursed for his or her travel and other expenses or compensated for his or her service on the board.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


    With the exception of Mr. Krisbergh, no member of the Compensation Committee is an officer or employee of WorldGate. Mr. Krisbergh does not, however, participate in the determination of his own compensation. No executive officer of WorldGate serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Compensation Committee.


EMPLOYMENT AGREEMENTS


    No employee of WorldGate has entered into an employment agreement with WorldGate.


BONUS PLAN


    WorldGate has established a bonus plan which provides for the payment of bonuses to executive officers and other employees based upon the performance of WorldGate, the performance of the business division of which the officer or employee is a member and the performance of the officer or employee. Under this plan, WorldGate generally assesses the prior year's performance and makes bonus payments during the first calendar quarter of each year.


EXECUTIVE COMPENSATION


    The following table sets forth information concerning compensation paid in fiscal year 1998 with respect to WorldGate's chief executive officer and its four other most highly compensated executive officers. As of March 16, 1999, the bonuses listed below had been accrued and reflected in the 1998 results but no bonus had been paid.

                           SUMMARY COMPENSATION TABLE
                                FISCAL YEAR 1998


                                                                                       LONG TERM
                                                                                     COMPENSATION
                                                                                        AWARDS
                                                                                   -----------------
                                                            ANNUAL COMPENSATION       SECURITIES
                                                           ----------------------     UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION                                  SALARY      BONUS          OPTIONS       COMPENSATION
---------------------------------------------------------  ----------  ----------  -----------------  -------------
Hal M. Krisbergh.........................................  $  320,250(1) $  144,113        --           $      --
  Chairman and Chief Executive Officer

David A. Dill............................................     193,218      67,626         --               --
  Chief Financial Officer

Scott B. Campbell........................................     160,000      48,000         --               --
  Vice President, Business Development

Peter C. Mondics.........................................     159,375      47,813         --               --
  Vice President, Affiliate Sales and Marketing

David E. Wachob..........................................     149,450      44,835         --               --
  Director, Vice President and General Manager


------------------------


(1) As of March 15, 1999, $66,250 of Mr. Krisbergh's salary had been accrued and reflected in the 1998 results but had not been paid.



    No options were granted to any executive officer named in the Summary Compensation Table in 1998. Since December 31, 1998, Messrs. Dill, Campbell, Mondics and Wachob have each been granted options to purchase 13,333 shares of common stock at an exercise price of $16.50 per share.



    The following table sets forth information concerning options exercised during 1998 and the number and the hypothetical value of unexercised options of WorldGate held by the executive officers named in the Summary Compensation Table as of December 31, 1998. This table is presented solely for purposes of complying with the Commission rules and does not necessarily reflect the amounts the optionees will actually receive upon any sale of the shares acquired upon exercise of the options. There was no public market for the common stock as of December 31, 1998. Accordingly as permitted by the rules of the Securities and Exchange Commission, the values of the unexercised in-the-money options at December 31, 1998 have been calculated using a price of $13.00 per share, the mid-point of the range of the expected initial public offering price, less the aggregate exercise price.


                         AGGREGATE OPTION EXERCISES AND
                       LAST FISCAL YEAR-END OPTION VALUES


                                                                     NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                                    UNDERLYING UNEXERCISED             IN-THE-
                                                                   OPTIONS AT DECEMBER 31,         MONEY OPTIONS AT
                                        SHARES                               1998                 DECEMBER 31, 1998
                                       ACQUIRED         VALUE     --------------------------  --------------------------
NAME                                  ON EXERCISE     REALIZED    EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----------------------------------  ---------------  -----------  -----------  -------------  -----------  -------------

Scott B. Campbell.................        --             --           15,000        45,000     $ 161,250    $   483,750

Peter C. Mondics..................        --             --           16,666        50,000       186,972        560,938


KEY MAN INSURANCE


    WorldGate maintains key man insurance policies in the amounts of $3.0 million on Hal Krisbergh and $1.0 million on David Wachob.

STOCK OPTION PLAN


    WorldGate has one stock option plan, the 1996 stock option plan, as amended, under which, as of March 16, 1999, options for 913,752 shares of common stock were outstanding and options for an additional 19,581 shares were available for future grants. Outstanding options are exercisable at prices ranging from $.75 to $16.50 per share. The maximum number of shares of common stock reserved for the grant or settlement of awards under the stock option plan is 933,333 subject to adjustment as provided in the plan in the event of changes to WorldGate's capital structure, such as stock dividends, stock splits or other recapitalizations. Generally, outstanding options vest in equal installments over a four-year period, but in no event may an option be exercised more than 10 years following the date of its grant, subject to acceleration in the event of some changes of control of WorldGate.



    The stock option plan is intended to promote the long term financial interests and growth of WorldGate by providing employees, officers, directors and consultants of WorldGate with appropriate incentives and rewards to enter into and continue in the employ of, or their relationship with, WorldGate. The stock option plan gives recipients the opportunity to acquire a proprietary interest in the long-term success of WorldGate and rewards the performance of individual officers, other employees, consultants and directors in fulfilling their responsibilities for long-range achievements.



    The stock option plan provides for the granting of awards to such officers, other employees, consultants and directors of WorldGate and its affiliates as the Compensation Committee may select from time to time. If any shares subject to an award are forfeited, canceled, exchanged or surrendered or if an award otherwise terminates or expires without a distribution of shares to the holder of such award, the shares of common stock with respect to such award will, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for awards under the stock option plan.



    The Compensation Committee has the authority to administer the stock option plan and to exercise all the powers and authorities either specifically granted to it under, or necessary or advisable in the administration of, the stock option plan, including, without limitation, the authority to grant awards; to determine the persons to whom and the time or times at which awards shall be granted; to determine the type and number of awards to be granted, the number of shares of common stock to which an award may relate and the terms, conditions, restrictions and performance goals relating to any award; to determine whether, to what extent, and under what circumstances an award may be settled, canceled, forfeited, exchanged, or surrendered; to make adjustments in the performance goals in recognition of unusual or non-recurring events affecting WorldGate or the financial statements of WorldGate (to the extent not inconsistent with Section 162(m) of the Code, if applicable), or in response to changes in applicable laws, regulations, or accounting principles; to construe and interpret the stock option plan and any award; to prescribe, amend and rescind rules and regulations relating to the stock option plan; to determine the terms and provisions of agreements evidencing awards; and to make all other determinations deemed necessary or advisable for the administration of the stock option plan.


    The purchase price per share payable upon the exercise of an option (the "option exercise price") will be established by the Compensation Committee, provided, however, that Incentive Stock Options may not have an option exercise price less than the fair market value of a share of common stock on the date of grant. The option exercise price is payable by any one of the following methods or a combination thereof, to the extent permitted by the Compensation Committee:


    - in cash or by check or wire transfer,



    - subject to the approval of the Compensation Committee, in common stock owned by the participant for at least six months prior to the date of exercise and valued at their fair market value on the effective date of such exercise, or

    - subject to the approval of the Compensation Committee, by such other provision as the Compensation Committee may from time to time authorize.



    The board of directors or the Compensation Committee may suspend, revise, terminate or amend the stock option plan at any time, provided, however, that:



    - stockholder approval will be obtained if and to the extent required under Rule 16b-3 promulgated under the Exchange Act or if and to the extent the board determines that such approval is required for purposes of satisfying
      Section 162(m) or Section 422 of the Code and



    - no such suspension, revision, termination or amendment may, without the consent of a participant, reduce the participant's rights under any outstanding award.



    Section 162(m) of the Code limits the extent to which remuneration paid to a chief executive officer or the four other highest compensated executive officers is deductible by a publicly held corporation when the remuneration for any of these executive officers exceeds $1,000,000 in a taxable year. When a named executive officer exercises an option which is not an incentive stock option, or makes a disqualifying disposition of stock acquired by exercising an incentive stock option, the executive officer generally recognizes income. WorldGate's deduction with respect to that income will not be limited to $1,000,000 if the requirements of Section 162(m) of the Code are met.


                              CERTAIN TRANSACTIONS


    RESTRUCTURING. We were organized in March 1995 as a Pennsylvania limited liability company (the "LLC"). In December 1996, the LLC was merged with and into WorldGate as a result of which all assets and liabilities of the LLC were transferred to us. Pursuant to the merger, the members of the LLC (collectively, the "Management Stockholders") received an aggregate of 9,100,801 shares of our common stock in exchange for the cancellation of their membership interests in the LLC, including the shares of common stock received by the following management employees: Hal M. Krisbergh-- 6,776,780 shares, David E. Wachob--608,312 shares, David A. Dill--369,989 shares, Joseph E. Augenbraun--333,850 shares, Jae Hea E. Lee--333,850 shares, and Randall J. Gort--259,750 shares. Of the total shares allocated to the Management Stockholders, 808,733 shares of our common stock were issued subject to vesting over a defined period as described further in the "Management Shareholders' Agreement" discussed below.


    MANAGEMENT SHAREHOLDERS AGREEMENT. Each of the Management Stockholders who received shares of our common stock in the merger entered into a Management Shareholders' Agreement with us (the "Management Agreement") providing for some voting agreements, restrictions on transfer of our common stock, rights of first refusal and vesting arrangements.


    Pursuant to the Management Agreement, each Management Stockholder and his transferees are obligated to vote for Mr. Krisbergh's designees to the Board. No Management Stockholder may transfer his shares, except for:



    - transfers to family members and



    - transfers of up to five percent of his total shares,



PROVIDED that such transferees agree to be bound by the Management Agreement. Any Management Stockholder who wishes to sell more than five percent of his shares must first offer to sell such shares to the other Management Stockholders on a pro rata basis. The Management Agreement also sets forth the vesting arrangements for some of the Management Stockholder's shares, and provides that any shares that remain unvested at the time of termination of a Management Stockholder's employment (other than by reason of death) shall be distributed pro rata to the remaining Management Stockholders and will fully vest upon such distribution. Unvested shares will be transferred to a Management Stockholder's estate or heirs in the event of his death.

    The Management Agreement automatically terminates upon the consummation of this offering.


    PREFERRED STOCK FINANCINGS. We have financed substantially all of our operations to date from private placements of preferred stock, a capital contribution from stockholders, a $2.0 million line of credit and the issuance of our $6.0 million face-amount of our discounted notes. Each share of our series A preferred stock was initially convertible into two shares of our common stock, each share of our series B preferred stock was initially convertible into one share of our common stock and each share of our series C preferred stock was initially convertible to one share of our common stock, subject to some anti-dilution protections. As a result of the stock split, each share of our series A preferred stock will convert into one and one-third shares of our common stock, each share of our series B preferred stock will convert into two-thirds of a share of our common stock and each share of our series C preferred stock will convert into two-thirds of a share of our common stock. Each of these series of stock will automatically convert into common stock upon the closing of this offering.



    From December 1996 through July 1997, we sold an aggregate of 2,752,111 shares of our series A preferred stock at a purchase price of $4.395 per share to various investors, including Citicorp, AMP Incorporated, Alan Gerry, Motorola, funds affiliated with Advent International Corporation, Needham & Company, Paul Kagan, Scientific-Atlanta and General Instrument (collectively, the "series A investors").



    From November 1997 through January 1998, we sold an aggregate of 2,803,031 shares of our series B preferred stock at a purchase price of $7.10 per share to various investors, including Citicorp, Needham & Company, H.F. Lenfest, Charter and Paul Kagan (collectively, the "series B investors").



    From September 1998 through February 1999, we sold an aggregate of 1,529,714 shares of our series C preferred stock at a purchase price of $11.00 per share to various investors, including Citicorp, Needham & Company, General Instrument, Scientific-Atlanta, Charter, Showtime and XL Capital L.L.C. (collectively, the "series C investors").



    In March 1999, we received proceeds of approximately $912,000 and $4,558,000 through the issuance of $1,000,000 and $5,000,000 of notes payable with a stated interest rate of 12.48% due September 1999 and December 1999, respectively. In connection with the issuance of these notes payable, the holders of these notes received warrants to purchase the number of shares of common stock equal to $5,469,600 divided by the lower of $16.50 and the initial public offering price at an exercise price equal to the lower of the initial offering price and $16.50. Assuming an initial public offering price of $13.00 per share, these holders may purchase up to 420,738 shares of common stock. These notes become immediately due upon the completion of WorldGate's initial public offering.



    STOCKHOLDERS' AGREEMENT. The series A investors, the series B investors, series C investors, Messrs. Krisbergh and Wachob, some other management personnel of WorldGate, WorldGate and other stockholders are parties to a stockholders' agreement. Pursuant to the stockholders' agreement:



    - Hal M. Krisbergh designated David E. Wachob, Alan Gerry and Thomas G. Baxter,



    - Motorola designated Graham Pattison,



    - the series A investors, other than Motorola, designated Marcia J. Hooper, and



    - the series B investors designated Ronald A. Walter



to our board of directors. The material provisions of the stockholders' agreement will terminate upon the consummation of this offering, except for the registration rights provided in the stockholder's agreement. See "Shares Eligible for Future Sale--Registration Rights."



    OFFICER LOANS. During the fall of 1996, we borrowed approximately $350,000 from Hal M. Krisbergh in exchange for a seven percent demand note which was repaid in full out of the proceeds of the initial series A preferred stock financing.

                             PRINCIPAL STOCKHOLDERS


    The following table sets forth information as of March 15, 1999 regarding beneficial ownership of the common stock by the following persons as adjusted to reflect the sale of the shares offered hereby:



    - each person who is known to us to own beneficially more than 5% of the outstanding shares of common stock,



    - each director of WorldGate,



    - each officer of WorldGate named in the executive compensation table above,



    - all directors and executive officers of WorldGate as a group.



    Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares, subject to applicable community property laws. Shares of common stock subject to options or warrants exercisable within 60 days of March 15, 1999 are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person. See "Certain Transactions--Preferred Stock Financings."


    Unless otherwise indicated, the mailing address of such beneficial owners is 3220 Tillman Drive, Suite 300, Bensalem, Pennsylvania 19020.


                                                BENEFICIAL OWNERSHIP       BENEFICIAL OWNERSHIP
                                                PRIOR TO THE OFFERING       AFTER THE OFFERING
                                              -------------------------  -------------------------
                                              NUMBER OF                  NUMBER OF
NAME AND ADDRESS(2)                             SHARES     PERCENTAGE      SHARES     PERCENTAGE
--------------------------------------------  ----------  -------------  ----------  -------------
Citicorp....................................   1,124,442          7.2     1,157,076          5.7%
  153 East 53(rd) Street
  New York, NY 10043
Hal M. Krisbergh(1).........................   6,515,686         41.6     6,515,686         31.9
Scott B. Campbell...........................      15,000            *        15,000            *
David A. Dill(2)............................     369,988          2.4       369,988          1.8
Peter C. Mondics(3).........................      35,858            *        35,858            *
David E. Wachob.............................     557,897          3.6       557,897          2.7
Alan Gerry..................................     606,666          3.9       606,666          3.0
Marcia J. Hooper(4).........................          --            *            --            *
Ronald A. Walter(5).........................          --            *            --            *
Thomas G. Baxter............................       1,666            *         1,666            *
Graham Pattison(6)..........................          --            *            --            *
All current directors and executive
  officers as a group (15 persons)(7).......   9,003,969         57.3     9,003,969         43.9


------------------------


*   Less than 1% of the outstanding Common Stock.



(1) Includes (a) 15,237 shares of common stock held by Mr. Krisbergh as custodian for his minor child and (b) 15,237 shares of common stock held by Mr. Krisbergh's wife as custodian for their minor child. Mr. Krisbergh disclaims beneficial ownership of the shares owned by his minor child.



(2) Includes 26,666 shares of common stock held by Mr. Dill as custodian for his two minor children. Mr. Dill disclaims beneficial ownership of the shares owned by his minor children.

(3) Includes 2,666 shares of common stock held by Mr. Mondics' minor child, 6,666 shares of common stock held jointly with his wife and options to purchase 25,000 shares of common stock.



(4) Does not include 379,218 shares of common stock held by funds that are affiliated with Advent International Corporation as follows: Adtec Limited Partnership (60,674 shares), Advent Crown Fund, C.V. (60,068 shares), Digital Media & Communications, L.P. (240,880 shares), and Advent Partners Limited Partnership (17,596 shares). Ms. Hooper is a partner and an officer of Advent International Corporation and an officer of several of the Advent funds, and was originally elected to the Company's Board of Directors as a representative of the holders of the Series A Preferred Stock. Ms. Hooper disclaims beneficial ownership of the shares held of record by the Advent funds.



(5) Does not include 1,124,442 shares of common stock held by Citicorp. Mr. Walter is a vice president of Citicorp and Citibank, NA.



(6) Does not include 454,666 shares of common stock held by Motorola, Inc. Mr. Pattison is a vice president of Motorola, Inc.



(7) Includes (a) options to purchase 56,666 shares of common stock and (b) 87,034 shares of common stock owned by family members or affiliates of some members of the group.

                          DESCRIPTION OF CAPITAL STOCK


    WorldGate's authorized capital stock consists of 50,000,000 shares of common stock, par value $.01 per share, and 13,500,000 shares of preferred stock, par value $.01 per share. The following summary is qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation, as amended, a form of which is filed as an exhibit to this registration statement of which this prospectus is a part.


COMMON STOCK


    As of March 16, 1999, there were 15,658,690 shares of common stock outstanding. After giving effect to the issuance of 4,500,000 shares of common stock offered by WorldGate at an assumed offering price of $13.00 per share, there will be 20,433,282 shares of common stock outstanding. The outstanding shares of common stock are, and the shares offered by WorldGate in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which WorldGate may designate and issue in the future. See "-- Preferred Stock."



    Holders of common stock are entitled to one vote per share on all matters submitted to a vote of holders of common stock. The holders of common stock do not have cumulative voting rights. The election of directors is determined by a plurality of votes cast, and, except as otherwise required by law, WorldGate's certificate of incorporation or by-laws, all other matters are determined by a majority of the votes cast. See "Risk Factors--Our chairman and chief executive officer can exercise significant influence over WorldGate." The common stock has no preemptive rights and is not convertible, redeemable or assessable. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board out of legally available funds, subject to any preferential dividend rights of outstanding preferred stock. Upon any liquidation, dissolution or winding up of WorldGate, after payment of all debts and liabilities of WorldGate and after payment of any liquidation preferences of then outstanding preferred stock, the holders of common stock will be entitled to receive a portion of all remaining assets that are legally available for distribution.


PREFERRED STOCK


    WorldGate, by resolution of the board of directors and without any further vote or action by the stockholders, has the authority, subject to certain limitations prescribed by law, to issue from time to time up to an aggregate of 13,500,000 shares of preferred stock in one or more classes or series and to determine the designation and the number of shares of any class or series as well as the voting rights, preferences, limitations and special rights, if any, of the shares of any class or series, including dividend rights, dividend rates, conversion rights and terms, redemption rights and terms, and liquidation preferences. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of WorldGate. Upon the closing of this offering, there will be no shares of preferred stock outstanding, and WorldGate currently has no plans to issue any shares of preferred stock.


LIMITATION ON LIABILITY


    WorldGate's certificate of incorporation limits or eliminates the liability of WorldGate's directors or officers to WorldGate or its stockholders for monetary damages to the fullest extent permitted by the Delaware General Corporation Law, as amended (the "DGCL"). The DGCL provides that a director of WorldGate shall not be personally liable to WorldGate or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability:



    - for any breach of such person's duty of loyalty,

    - for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law,



    - for the payment of unlawful dividends and some other actions prohibited by Delaware corporate law, and


    - for any transaction resulting in receipt by such person of an improper personal benefit.


    The certificate of incorporation also provides that the directors shall be entitled to the benefits of all limitations on the liability of directors generally that now or hereafter become available under the DGCL. The certificate of incorporation also contains provisions indemnifying WorldGate's directors, officers and employees to the fullest extent permitted by the DGCL.



    WorldGate maintains directors' and officers' liability insurance to provide its directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts. See "Business--Legal Proceedings" for a discussion of pending litigation.


CERTAIN ANTI-TAKEOVER PROVISIONS


    The ability of WorldGate's board under WorldGate's certificate of incorporation to establish the rights of, and to cause WorldGate to issue, substantial amounts of preferred stock without the need for stockholder approval, upon such terms and conditions, and having such rights, privileges and preferences, as WorldGate's board may determine from time to time in the exercise of its business judgment, may, among other things, be used to create voting impediments with respect to changes in control of WorldGate or to dilute the stock ownership of holders of common stock seeking to obtain control of WorldGate. The rights of the holders of common stock will be subject to, and may be adversely affected by, any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions, financings and other corporate transactions, may have the effect of discouraging, delaying or preventing a change in control of WorldGate. WorldGate has no present plans to issue any shares of preferred stock.


SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW


    Section 203 of the DGCL prohibits some "business combinations" between a Delaware corporation and an "interested stockholder," which is defined as a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. For purposes of Section 203, business combinations are defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation and some transactions that would increase the interested stockholder's proportionate share ownership in the corporation.
Section 203 prohibits any such business combination for a period of three years commencing on the date the interested stockholder becomes an interested stockholder, unless



    - the business combination is approved by the corporation's board of directors prior to the date the interested stockholder becomes an interested stockholder,



    - the interested stockholder acquired at least 85% of the voting stock of the corporation (other than stock held by directors who are also officers or by some employee stock plans) in the transaction in which it becomes an interested stockholder or


    - the business combination is approved by a majority of the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

    See "Risk Factors--Anti-takeover provisions in our charter documents could discourage unwanted takeover attempts and could reduce the opportunity for stockholders to get a premium for their shares."



    The DGCL contains provisions enabling a corporation to avoid Section 203's restrictions if stockholders holding a majority of the corporation's voting stock approve an amendment to the corporation's certificate of incorporation or by-laws to avoid the restrictions. WorldGate has not and does not currently intend to "elect out" of the application of Section 203 of the DGCL.



BYLAWS



    Our bylaws contain provisions that require advance notice to be delivered to us of any business to be brought by a stockholder before an annual or special meeting of stockholders and that specify procedures to be followed by stockholders in nominating persons for election to our board. Generally, the advance notice provisions require that the stockholder must give written notice to the Secretary of WorldGate:



    - in the case of an annual meeting, not less than 90 days nor more than 120 days before the first anniversary of the preceding year's annual meeting of stockholders, and



    - in the case of a special meeting, not less than 90 days, or, if later, 10 days after the first public announcement of the date of the special meeting, nor more than 120 days prior to the scheduled date of such special meeting.



In each case, the notice must set forth specific information regarding the stockholder and each director nominee or other business proposed by the stockholder, as applicable.


TRANSFER AGENT AND REGISTRAR


    The transfer agent and registrar for WorldGate's common stock is American Stock Transfer & Trust, Inc.


                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no market for our common stock, and we cannot assure you that a significant public market for our common stock will develop or be sustained after this offering. Future sales of substantial amounts of our common stock (including shares issued upon exercise of outstanding options and warrants) in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.


    Upon completion of this offering, 20,433,282 shares of our common stock will be outstanding based on shares outstanding on March 16, 1999, and assuming no exercise of options or warrants. Of these shares, the 4,500,000 shares registered and sold in this offering will be freely tradable without restriction, except that shares purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act, may generally be sold only in compliance with the limitations of Rule 144. The remaining approximately 15.9 million shares of our common stock (the "Restricted Shares") were issued and sold by us in private transactions in reliance upon exemptions from the registration requirements of the Securities Act and are therefore deemed "restricted securities" as defined in Rule 144 and may not be sold in the absence of registration under the Securities Act unless an exemption is available, including an exemption afforded by Rule 144 or Rule 701. See "Risk Factors-- Substantial sales of our common stock may affect our stock price."


    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned "restricted shares" (as defined in Rule 144) for at least one year (including the holding period of any prior owner, except an affiliate) is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of



    - one percent of the number of shares of common stock then outstanding or


    - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale.


    Sales under Rule 144 are also subject to some manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate at any time during the three-month period preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume and other limitation or notice provisions of Rule 144.


    Rule 144A under the Securities Act provides a non-exclusive safe harbor exemption from the registration requirements of the Securities Act for specified resales of restricted securities to some institutional investors. In general, Rule 144A allows unregistered resales of restricted securities to a "qualified institutional buyer," which generally includes an entity, acting for its own account or for the account of other qualified institutional buyers, that in the aggregate owns or invests on a discretionary basis at least $100 million in securities of issuers that are not affiliated with the entity, as long as these securities when issued were not of the same class as securities listed on a national securities exchange or quoted on Nasdaq. The shares of our common stock outstanding as of the date of this prospectus would be eligible for resale under Rule 144A because such shares, when issued, were not of the same class as any listed or quoted securities.

STOCK OPTIONS AND WARRANTS


    As of December 31, 1998, there were outstanding options to purchase an aggregate of 641,343 shares of our common stock, 108,750 of which were exercisable at December 31, 1998, at a weighted average exercise price of $3.00 per share, and we had an additional 291,990 shares of our common stock available for future grant under the stock option plan. The holders of options which are presently exercisable to purchase a total of 108,750 shares are subject to lock-up agreements, which restrict the holders' ability to sell or otherwise dispose of our common stock acquired upon the exercise of such options. See "Management--Stock Option Plan."



    Following closing of this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering shares of our common stock subject to outstanding options under the stock option plan and 291,990 shares of our common stock reserved for issuance under the stock option plan. Based on the number of shares subject to outstanding options at December 31, 1998 and currently reserved for issuance under such plan, such registration statement would cover approximately 933,333 shares issuable on exercise of the options of which 108,750 options have vested as of such date.



    As of December 31, 1998, there were outstanding warrants to purchase an aggregate of 311,819 shares of our common stock, all of which are currently exercisable, at an exercise price of $10.65 per share. The holders of all of these warrants are subject to lock-up agreements that restrict the holders' ability to sell or otherwise dispose of our common stock acquired upon the exercise of such warrants for 180 days from the date of this prospectus.


LOCK-UP AGREEMENTS


    Holders of approximately 14.3 million shares of our common stock, including all of our directors and executive officers, have entered into lock-up agreements under which, without the prior written consent of Gerard Klauer Mattison & Co., Inc. on behalf of the underwriters and some other permitted transfers, they have agreed not to offer, sell or otherwise dispose of any such shares of our common stock, any options or warrants to acquire shares of our common stock or any securities convertible into shares of our common stock, or any shares of our common stock issuable upon exercise or conversion of such securities, owned by them for a period of 180 days after the date of this prospectus.



    Beginning 180 days after the date of this prospectus, approximately 15.6 million shares will be eligible for sale in the public market, subject to some timing, manner of sale and volume limitations pursuant to Rule 144. Gerard Klauer Mattison & Co., Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to such lock-up agreements. Gerard Klauer Mattison & Co., Inc. currently has no plans to release any portion of the securities subject to such lock-up agreements. WorldGate has agreed that it will not, directly or indirectly, without the prior written consent of Gerard Klauer Mattison & Co., Inc., contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option right or warrant to purchase, or otherwise transfer or dispose of any shares of common stock, or any securities convertible into or exchangeable for common stock, for a period of 180 days from the date of this prospectus, except that WorldGate may grant additional options under the stock option plan or issue shares of common stock under outstanding options, warrants and convertible securities.


REGISTRATION RIGHTS


    Some holders of shares of common stock outstanding prior to the closing of our initial public offering, including Messrs. Krisbergh, Wachob, Dill, Augenbraun, Lee, Gort, Mondics, and Gerry and Citicorp, as well as some holders of warrants, are parties to registration rights agreements with us. These registration rights agreements, which relate to approximately 13.8 million shares of common stock, assuming the exercise of all warrants and conversion of all preferred stock, provide for "piggyback" and demand registration rights. Generally, a "piggyback" registration right allows holders to include their shares of common stock in registration statements initiated by WorldGate or other stockholders and a "demand" registration right allows holders to require WorldGate to file a registration statement to register their shares of common stock. Some holders of common stock are entitled to unlimited piggyback registration rights in most registrations by WorldGate of its securities, provided that the number of shares of common stock being registered may be cut back by WorldGate's underwriters in such offerings. These holders have waived their piggyback registration rights with respect to this offering. Additionally, holders of at least 30% of the common stock entitled to registration rights may request, on not more that two occasions, that WorldGate use its best efforts to file a registration statement covering at least 20% of the common stock, provided that no demand right may be exercised during any period beginning on the date WorldGate files a registration statement and ending on the earlier of 120 days after the registration statement is declared effective or 180 days after the filing date of the registration statement. WorldGate will have the right to delay demand registrations under some circumstances for up to 120 days. Finally, subject to some limitations, some holders of common stock have two demand registration rights on Form S-3 at any time WorldGate is eligible to use Form S-3. These piggyback and demand registration rights may be assigned to any transferee who acquires at least 20% of the common stock of some holders. By exercising these registration rights, these holders could cause a significant number of shares to be registered and sold in the public market. These sales may have an adverse effect on the market price for the common stock and could impair WorldGate's ability to raise capital through an offering of its equity securities.



    In addition to the above registration rights, WorldGate has agreed to file a shelf registration statement under the Securities Act for all of the shares of common stock issuable upon exercise of warrants held by holders of WorldGate's face-value $6.0 million discounted notes issued in March 1999. Assuming an initial public offering price of $13.00, the holders of these warrants may purchase up to 420,738 shares of common stock. WorldGate has agreed to file this registration statement on the first business day after the 150(th) day immediately following the closing of this offering and to use its best efforts to cause the registration statement to be declared effective as promptly as possible. The holders of the piggyback registration rights described above will have the right to request that their shares be included in that shelf registration statement.

                                  UNDERWRITING


    Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Gerard Klauer Mattison & Co., Inc., Jefferies & Company, Inc. and Janney Montgomery Scott Inc. are acting as representatives, have severally, but not jointly, agreed to purchase from us the following respective number of shares of common stock:



UNDERWRITER                                                                  NUMBER OF SHARES
---------------------------------------------------------------------------  -----------------
Gerard Klauer Mattison & Co., Inc..........................................
Jefferies & Company, Inc...................................................
Janney Montgomery Scott Inc................................................

                                                                             -----------------
                                                                                  4,500,000
                                                                             -----------------
                                                                             -----------------



    The underwriting agreement provides that the obligations of the underwriters are subject to some conditions precedent, and that the underwriters will be obligated to purchase all of the shares of common stock offered in this prospectus (other than those shares covered by the over-allotment option described below) if any are taken. The underwriting agreement provides that in the event of a default by an underwriter, in some circumstances the purchase commitments of non-defaulting underwriters may be increased.



    The underwriters propose to offer the shares of common stock to the public initially at the public offering price set forth on the cover page of this prospectus and to some dealers at a price that represents a concession not in
excess of $      per share. After the initial offering of the shares of common stock, the offering price and concession and discount to dealers may be changed by the representatives of the underwriters.



    WorldGate has granted to the underwriters an option exercisable by the representatives of the underwriters, expiring at the close of business on the 30(th) day after the date of this prospectus, to purchase up to 675,000 additional shares of common stock at the offering price, less underwriting discounts, all as set forth on the cover page of this prospectus. This option may be exercised only to cover over-allotments in the sale of the shares of common stock. To the extent that the option is exercised, each underwriter will become obligated, subject to some conditions, to purchase a number of additional shares of the common stock proportionate to each underwriter's initial amount reflected in the foregoing table.



    The underwriters have informed WorldGate that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.



    At the request of WorldGate, the underwriters have reserved up to 300,000 shares of common stock offered hereby for sale at the initial public offering price to employees, officers and directors of WorldGate and to other persons designated by WorldGate. The number of shares available for sale to the general public will be reduced to the extent that these persons purchase the reserved shares. The underwriters will offer any reserved share not so purchased to the general public on the same basis as the other shares of common stock offered hereby.



    The following table summarizes the compensation to be paid to the underwriters by WorldGate and the expenses payable by WorldGate.



                                                                                                  TOTAL
                                                                                      ------------------------------
                                                                                         WITHOUT           WITH
                                                                          PER SHARE   OVER-ALLOTMENT  OVER-ALLOTMENT
                                                                         -----------  --------------  --------------
Underwriting discounts paid by WorldGate...............................
Expenses payable by WorldGate..........................................



    Each of WorldGate and some of its directors, officers and stockholders have agreed that they will not offer, sell, contract to sell, announce their intention to sell, pledge or otherwise dispose of, directly or indirectly, any shares of common stock or securities convertible into or exchangeable or exercisable for any shares of common stock, without the prior written consent of the representatives of the underwriters and other permitted transfers for a period of 180 days after the date of this prospectus.



    The representatives of the underwriters on behalf of the underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids and "passive" market making in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the shares of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representatives of the underwriters to reclaim a selling concession from a syndicate member when the shares of common stock originally sold by these syndicate members are purchased in a syndicate covering transaction to cover syndicate short positions. In "passive" market making, market makers in the securities offered hereby who are underwriters or prospective underwriters may, subject to some limitations, make bids for or purchases of such securities until the time, if any, at which a stabilizing bid is made. These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.



    WorldGate has agreed to indemnify the underwriters against some liabilities, including civil liabilities under the Securities Act.


PRICING OF THE OFFERING


    Prior to this offering, there has been no public market for the common stock. The initial public offering price will be determined by negotiations between WorldGate and the representatives of the underwriters. Among the factors to be considered in determining the initial public offering price will be the future prospects of WorldGate and its industry in general, sales, losses and some other financial and operating information of WorldGate in recent periods, and the price-sales ratios, market prices of securities and some financial and operating information of companies engaged in activities similar to those of WorldGate. The estimated initial public offering price set forth on the cover page of this prospectus is subject to change as a result of market conditions and other factors.


                                 LEGAL MATTERS


    The validity of the issuance of the shares of common stock offered hereby will be passed upon for WorldGate by Drinker Biddle & Reath LLP, Philadelphia, Pennsylvania. Certain legal matters in connection with this offering are being passed upon for the underwriters by Hale and Dorr LLP, Boston, Massachusetts.

                                    EXPERTS

    The balance sheets as of December 31, 1997 and 1998 and the statements of operations, stockholders' deficit and redeemable preferred stock and cash flows for each of the years ended December 31, 1996, 1997 and 1998 included in this prospectus and the registration statement of which this prospectus is part, have been included herein in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION


    WorldGate has filed with the SEC a Registration Statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the SEC, this prospectus, which is a part of the registration statement, omits some information contained in the registration statement. For further information with respect to WorldGate and the common stock offered hereby, please reference the registration statement, including its exhibits and schedules. Statements contained in this prospectus regarding the contents of any agreement or other document filed with the SEC as an exhibit to the registration statement are not necessarily complete, and in each instance reference is made to the copy of such agreement filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, DC 20549, and copies of all or any part thereof may be obtained from such office upon payment of the prescribed fees. In addition, the Commission maintains a Web site at http://www.sec.gov that contains reports, proxy statements, information statements and other information regarding WorldGate.

                         WORLDGATE COMMUNICATIONS, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                           PAGE
                                                                                                        ----------

Report of Independent Accountants.....................................................................  F-2

Balance Sheets as of December 31, 1997 and 1998.......................................................  F-3

Statements of Operations for the years ended December 31, 1996, 1997 and 1998.........................  F-4

Statements of Stockholders' Deficit and Redeemable Preferred Stock for the years ended December 31,
  1996, 1997 and 1998.................................................................................  F-5

Statements of Cash Flows for the years ended December 31, 1996, 1997 and 1998.........................  F-6

Notes to Financial Statements.........................................................................  F-7-F-20

    [THIS IS THE REPORT WHICH WILL BE ISSUED UPON THE EFFECTIVENESS OF THE STOCK SPLIT AS DESCRIBED IN NOTE 10.]

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Stockholders of
WorldGate Communications, Inc.:

In our opinion, the accompanying balance sheets and the related statements of operations, stockholders' deficit and redeemable preferred stock and of cash flows present fairly, in all material respects, the financial position of WorldGate Communications, Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
February 8, 1999, except as to the
  information in Note 10, for which the date
  is             , 1999

                         WORLDGATE COMMUNICATIONS, INC.
                                 BALANCE SHEETS


                                                                                            DECEMBER 31,
                                                                                ------------------------------------
                                                                                                          PRO FORMA
                                                                                   1997        1998         1998
                                                                                ----------  -----------  -----------
                                    ASSETS
Current assets:
  Cash and cash equivalents...................................................  $4,879,560  $   127,587  $   127,587
  Restricted cash.............................................................                  240,000      240,000
  Short-term investments......................................................  12,438,365
  Accounts receivable, trade..................................................     105,865      572,120      572,120
  Inventory...................................................................     619,905    2,736,512    2,736,512
  Prepaid and other assets....................................................      75,968      171,624      171,624
                                                                                ----------  -----------  -----------
      Total current assets....................................................  18,119,663    3,847,843    3,847,843
                                                                                ----------  -----------  -----------
Property and equipment, at cost...............................................     270,862      780,257      780,257
  Less: accumulated depreciation and amortization.............................     (22,296)    (136,866)    (136,866)
                                                                                ----------  -----------  -----------
      Property and equipment, net.............................................     248,566      643,391      643,391
Deposits and other............................................................      43,862    1,129,461    1,129,461
                                                                                ----------  -----------  -----------
      Total assets............................................................  $18,412,091 $ 5,620,695  $ 5,620,695
                                                                                ----------  -----------  -----------
                                                                                ----------  -----------  -----------

                LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Current portion, notes payable..............................................  $  182,445  $   515,798  $   515,798
  Current portion, capital lease..............................................       3,788        4,210        4,210
  Accounts payable............................................................     647,795    5,166,141    5,166,141
  Accrued expenses............................................................     459,484      128,466      128,466
  Accrued compensation and benefits...........................................     644,216    1,282,456    1,282,456
                                                                                ----------  -----------  -----------
      Total current liabilities...............................................   1,937,728    7,097,071    7,097,071
  Notes payable...............................................................     387,806      595,559      595,559
  Capital leases..............................................................      16,526       11,735       11,735
                                                                                ----------  -----------  -----------
      Total liabilities.......................................................   2,342,060    7,704,365    7,704,365
                                                                                ----------  -----------  -----------

Commitments and contingent liabilities

Series A Convertible Mandatory Redeemable Preferred Stock, $.01 par value,
  2,752,111 shares authorized and outstanding.................................  14,315,448   16,578,165
Series B Convertible Mandatory Redeemable Preferred Stock, $.01 par value,
  4,041,641 and 3,270,760 shares authorized, 2,783,031 and 2,803,031
  outstanding at December 31, 1997 and 1998...................................  20,050,950   23,568,947
Series C Convertible Mandatory Redeemable Preferred Stock, $.01 par value,
  3,181,819 shares authorized, 832,277 outstanding at December 31, 1998.......                9,128,995
Warrant for Series B Convertible Mandatory Redeemable Preferred Stock.........     880,582      880,582

Stockholders' equity (deficit):
  Class A common stock, $0.01 par value; 50,000,000 shares authorized, no shares issued at December 31 1997 and 1998. (15,193,855 shares issued Pro
    Forma at December 31, 1998)...............................................                               151,939
  Class B common stock, $0.01 par value; 27,608,000 shares authorized,
    9,100,801 shares issued and outstanding at December 31, 1997 and 1998 (no
    shares issued Pro Forma at December 31, 1998).............................      91,008       91,008
  Additional paid-in capital..................................................                            49,215,176
  Warrant for Class A Common Stock............................................                               880,582
  Accumulated deficit.........................................................  (19,165,931) (51,876,639) (51,876,639)
  Unearned stock-based compensation...........................................    (102,026)    (454,728)    (454,728)
                                                                                ----------  -----------  -----------
      Total stockholders' equity (deficit)....................................  (19,176,949) (52,240,359)  (2,083,670)
                                                                                ----------  -----------  -----------
      Total liabilities and stockholders' equity (deficit)....................  $18,412,091 $ 5,620,695  $ 5,620,695
                                                                                ----------  -----------  -----------
                                                                                ----------  -----------  -----------


   The accompanying notes are an integral part of these financial statements.

                         WORLDGATE COMMUNICATIONS, INC.

                            STATEMENTS OF OPERATIONS


                                                                               YEAR ENDED DECEMBER 31,
                                                                    ---------------------------------------------
                                                                        1996            1997            1998
                                                                    -------------  --------------  --------------
Revenues..........................................................                 $      140,865  $    1,022,162
                                                                    -------------  --------------  --------------
Costs and expenses:
  Cost of revenues................................................       --             1,529,917       9,918,917
  Engineering and development.....................................  $   1,408,441       6,980,680       9,684,448
  Sales and marketing.............................................        427,631       3,622,590       5,156,717
  General and administrative......................................      1,092,502       2,432,363       3,485,442
  Depreciation and amortization...................................       --                22,296         119,144
                                                                    -------------  --------------  --------------
      Total costs and expenses....................................      2,928,574      14,587,846      28,364,668
                                                                    -------------  --------------  --------------

Loss from operations..............................................     (2,928,574)    (14,446,981)    (27,342,506)

Interest and other income, net....................................          8,154         422,743         422,807

Interest expense..................................................         (2,081)        (17,110)       (100,562)
                                                                    -------------  --------------  --------------
      Net loss....................................................     (2,922,501)    (14,041,348)    (27,020,261)

Accretion on preferred stock......................................        (75,880)     (2,435,470)     (6,145,105)
                                                                    -------------  --------------  --------------

      Net loss available to common stockholders...................  $  (2,998,381) $  (16,476,818) $  (33,165,366)
                                                                    -------------  --------------  --------------
                                                                    -------------  --------------  --------------

Pro forma net loss per common share...............................                                 $        (2.24)
                                                                                                   --------------
                                                                                                   --------------
Pro forma weighted average common shares outstanding..............                                     14,785,714
                                                                                                   --------------
                                                                                                   --------------


   The accompanying notes are an integral part of these financial statements.

                         WORLDGATE COMMUNICATIONS, INC.

       STATEMENTS OF STOCKHOLDERS' DEFICIT AND REDEEMABLE PREFERRED STOCK

                                                                             REDEEMABLE PREFERRED STOCK
                                                     --------------------------------------------------------------------------
                                                             SERIES A                  SERIES B                 SERIES C
                                                     ------------------------  ------------------------  ----------------------
                                                       SHARES       AMOUNT       SHARES       AMOUNT      SHARES      AMOUNT
                                                     ----------  ------------  ----------  ------------  ---------  -----------
BALANCE AT DECEMBER 31, 1995.......................
Cash capital contributions.........................
Capital contributed for services...................
Merger of WorldGate Communications, Inc............
Sale of Preferred Stock, net of expenses...........   1,933,000  $  8,495,535
Accretion on Preferred Stock.......................                    75,880
Net loss for the year..............................
                                                     ----------  ------------  ----------  ------------  ---------  -----------
BALANCE AT DECEMBER 31, 1996.......................   1,933,000     8,571,415
Warrants issued for services provided..............
Deferred compensation..............................
Amortization of deferred compensation..............
Non-employee stock option compensation expense.....
Sale of Preferred Stock, net of expenses...........     819,111     3,599,993   2,783,031  $ 19,759,520
Accretion on Preferred Stock.......................                 2,144,040                   291,430
Net loss for the year..............................
                                                     ----------  ------------  ----------  ------------  ---------  -----------
BALANCE AT DECEMBER 31, 1997.......................   2,752,111    14,315,448   2,783,031    20,050,950
Deferred compensation..............................
Amortization of deferred compensation..............
Sale of Preferred Stock, net of expenses...........                                20,000       142,000    832,277  $ 8,622,604
Accretion on Preferred Stock.......................                 2,262,717                 3,375,997                 506,391
Net loss for the year..............................
                                                     ----------  ------------  ----------  ------------  ---------  -----------
BALANCE AT DECEMBER 31, 1998.......................   2,752,111  $ 16,578,165   2,803,031  $ 23,568,947    832,277  $ 9,128,995
                                                     ----------  ------------  ----------  ------------  ---------  -----------
                                                     ----------  ------------  ----------  ------------  ---------  -----------

                                                                                        STOCKHOLDERS' DEFICIT
                                                                  -----------------------------------------------------------------
                                                       WARRANT                          CLASS B COMMON STOCK
                                                         FOR                    ------------------------------------
                                                     REDEEMABLE    WORLDGATE,                            ADDITIONAL
                                                      PREFERRED   LLC CAPITAL                             PAID-IN      ACCUMULATED
                                                        STOCK     CONTRIBUTED     SHARES      AMOUNT      CAPITAL        DEFICIT
                                                     -----------  ------------  -----------  ---------  ------------  -------------
BALANCE AT DECEMBER 31, 1995.......................               $    180,950                                        $    (149,325)
Cash capital contributions.........................                    873,498
Capital contributed for services...................                    816,230
Merger of WorldGate Communications, Inc............                 (1,870,678)   9,100,801  $  91,008  $  1,779,670
Sale of Preferred Stock, net of expenses...........                                                         (174,169)
Accretion on Preferred Stock.......................                                                          (75,880)
Net loss for the year..............................                                                                      (2,922,501)
                                                     -----------  ------------  -----------  ---------  ------------  -------------
BALANCE AT DECEMBER 31, 1996.......................                               9,100,801     91,008     1,529,621     (3,071,826)
Warrants issued for services provided..............   $ 880,582
Deferred compensation..............................                                                          108,875
Amortization of deferred compensation..............
Non-employee stock option compensation expense.....                                                           63,000
Sale of Preferred Stock, net of expenses...........                                                       (1,318,783)
Accretion on Preferred Stock.......................                                                         (382,713)    (2,052,757)
Net loss for the year..............................                                                                     (14,041,348)
                                                     -----------  ------------  -----------  ---------  ------------  -------------
BALANCE AT DECEMBER 31, 1997.......................     880,582                   9,100,801     91,008                  (19,165,931)
Deferred compensation..............................                                                          454,658
Amortization of deferred compensation..............
Sale of Preferred Stock, net of expenses...........
Accretion on Preferred Stock.......................                                                         (454,658)    (5,690,447)
Net loss for the year..............................                                                                     (27,020,261)
                                                     -----------  ------------  -----------  ---------  ------------  -------------
BALANCE AT DECEMBER 31, 1998.......................   $ 880,582                   9,100,801  $  91,008                $ (51,876,639)
                                                     -----------  ------------  -----------  ---------  ------------  -------------
                                                     -----------  ------------  -----------  ---------  ------------  -------------


                                                       UNEARNED         TOTAL
                                                      STOCK-BASED   STOCKHOLDERS
                                                     COMPENSATION      DEFICIT
                                                     -------------  -------------
BALANCE AT DECEMBER 31, 1995.......................                 $      31,625
Cash capital contributions.........................                       873,498
Capital contributed for services...................                       816,230
Merger of WorldGate Communications, Inc............
Sale of Preferred Stock, net of expenses...........                      (174,169)
Accretion on Preferred Stock.......................                       (75,880)
Net loss for the year..............................                    (2,922,501)
                                                     -------------  -------------
BALANCE AT DECEMBER 31, 1996.......................                    (1,451,197)
Warrants issued for services provided..............
Deferred compensation..............................   $  (108,875)
Amortization of deferred compensation..............         6,849           6,849
Non-employee stock option compensation expense.....                        63,000
Sale of Preferred Stock, net of expenses...........                    (1,318,783)
Accretion on Preferred Stock.......................                    (2,435,470)
Net loss for the year..............................                   (14,041,348)
                                                     -------------  -------------
BALANCE AT DECEMBER 31, 1997.......................      (102,026)    (19,176,949)
Deferred compensation..............................      (454,658)
Amortization of deferred compensation..............       101,956         101,956
Sale of Preferred Stock, net of expenses...........
Accretion on Preferred Stock.......................                    (6,145,105)
Net loss for the year..............................                   (27,020,261)
                                                     -------------  -------------
BALANCE AT DECEMBER 31, 1998.......................   $  (454,728)  $ (52,240,359)
                                                     -------------  -------------
                                                     -------------  -------------

   The accompanying notes are an integral part of these financial statements.

                         WORLDGATE COMMUNICATIONS, INC.
                            STATEMENTS OF CASH FLOWS

                                                                               YEAR ENDED DECEMBER 31,
                                                                    ---------------------------------------------
                                                                        1996            1997            1998
                                                                    -------------  --------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss........................................................  $  (2,922,501) $  (14,041,348) $  (27,020,261)
  Adjustments to reconcile net loss to cash used in operating activities:
      Depreciation and amortization...............................       --                22,296         119,144
      Amortization of deferred compensation.......................       --                 6,849         101,956
      Non-employee stock option compensation expense..............       --                63,000        --
      Stock and warrants issued for services provided.............        816,230         880,582        --
      Loss on sale of equipment...................................       --              --                15,425
      Changes in operating assets and liabilities:
        Accounts receivable.......................................       --              (105,865)       (466,255)
        Inventories...............................................       --              (619,905)     (2,116,607)
        Prepaid and other assets..................................         (9,496)       (110,334)     (1,181,255)
        Accounts payable..........................................        333,112         314,683       4,518,346
        Accrued expenses..........................................        129,805         329,679        (331,018)
        Accrued compensation and benefits.........................       --               644,216         638,240
                                                                    -------------  --------------  --------------
          Net cash used in operating activities...................     (1,652,850)    (12,616,147)    (25,722,285)
                                                                    -------------  --------------  --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures............................................       --              (248,817)       (533,394)
  Purchases of short-term investments.............................     (5,881,025)    (16,443,761)     (1,947,716)
  Proceeds from maturities of short-term investments..............       --             9,900,000      14,386,081
  Proceeds from sale of equipment.................................       --              --                 4,000
  Restricted cash.................................................       --              --              (240,000)
                                                                    -------------  --------------  --------------
          Net cash (used in) provided by investing activities.....     (5,881,025)     (6,792,578)     11,668,971
                                                                    -------------  --------------  --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of preferred stock.......................      8,495,535      23,359,513       9,297,027
  Stock issuance costs............................................       (174,169)     (1,318,783)       (532,423)
  Capital contributions...........................................        873,498        --              --
  Proceeds from notes payable--shareholder........................        350,000        --              --
  Repayment of notes payable--shareholder.........................       (350,000)       --              --
  Proceeds from notes payable.....................................       --               621,161         937,790
  Repayments of capital leases and notes payable..................       --               (66,220)       (401,053)
                                                                    -------------  --------------  --------------
          Net cash provided by financing activities...............      9,194,864      22,595,671       9,301,341
                                                                    -------------  --------------  --------------
          Net increase (decrease) in cash and cash equivalents....      1,660,989       3,186,946      (4,751,973)
Cash and cash equivalents, beginning of period....................         31,625       1,692,614       4,879,560
                                                                    -------------  --------------  --------------
Cash and cash equivalents, end of period..........................  $   1,692,614  $    4,879,560  $      127,587
                                                                    -------------  --------------  --------------
                                                                    -------------  --------------  --------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest..........................................  $       2,081  $       16,351  $       96,062
                                                                    -------------  --------------  --------------
                                                                    -------------  --------------  --------------
NONCASH INVESTING AND FINANCING ACTIVITIES:
  Accretion on preferred stock....................................  $      75,880  $    2,435,470  $    6,145,105
  Issuance of warrant for services provided.......................       --               880,582        --
  Issuance of stock for services provided.........................        816,230        --              --
  Acquisition of property under capital lease.....................       --                22,045        --

   The accompanying notes are an integral part of these financial statements.

                         WORLDGATE COMMUNICATIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION


    WorldGate Communications, Inc. ("WorldGate" or the "Company") provides a new television based Internet service that delivers the Internet through cable television systems. The Company was originally organized as a Limited Liability Company (the "LLC") on March 21, 1995. On December 6, 1996, pursuant to a plan of merger between WorldGate and the LLC, all assets and liabilities of the LLC were transferred to the Company at book value. As part of the merger, the Company allocated 9,100,801 shares of common stock to the members of the LLC and certain key employees who had been granted profit interests. As a result of the conversion of such profit interests to equity, the Company recognized $816,230 in compensation expense. From inception through July 1, 1998, the Company was a development stage enterprise as defined in Statement of Financial Accounting Standards No. 7, "Accounting and Reporting by Development Stage Enterprises." The Company operates in a single segment.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION


    The Company prepares its financial statements on the accrual basis of accounting. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements during the year ended December 31, 1998, the Company incurred a loss of $27,020,261 and has an accumulated deficit of $51,876,639 and cash balance of $367,587. The Company has raised approximately $7.6 million in preferred stock and approximately $5,470,000 in notes payable with detachable warrants since December 31, 1998 (See Note 10), is actively pursuing additional debt or equity financing and has received non-binding commitments from current and new investors and its chairman to provide additional funding if and when necessary. If appropriate financing is not obtained, either privately or through this public offering, the Company has a plan to modify its operations to continue its existence through 1999.


    UNAUDITED PRO FORMA BALANCE SHEET


    The board of directors has authorized the Company to file a Registration Statement with the Securities and Exchange Commission permitting the Company to sell shares of Common Stock in an initial public offering ("IPO"). If the IPO is consummated as presently anticipated, all shares of the Series C Preferred and Series B Convertible Preferred will automatically convert into an equal number of Class A Common Stock and Class B Common Shares, respectively, and all shares of Series A Convertible Preferred Stock will automatically convert into two shares of Class B Common Stock. All of the outstanding Class B Common Stock will then convert into Class A Common Stock. The unaudited pro forma balance sheet reflects the subsequent conversion of Series A, Series B and Series C Preferred shares into Class A Common Stock as if such conversion had occurred as of December 31, 1998. The unaudited pro forma balance sheet does not include the sale of 697,437 shares of Series C Preferred Stock ("Series C Preferred") (464,958 shares of Class A Common Stock post-split) in January and February 1999 for approximately $7.6 million and the proceeds from the issuance of notes payable of approximately $5,470,000 with detachable warrants in March 1999 (see
Note 10).

                         WORLDGATE COMMUNICATIONS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

    RESTRICTED CASH

    The Company pledged $240,000 as collateral for its corporate credit card obligations. The amount has been classified as restricted cash on the balance sheet as of December 31, 1998.

    SHORT-TERM INVESTMENTS

    The Company considers all investments to be short-term in nature and intends to hold such investments until maturity. Investments are stated at cost, which approximates fair market value.

    INVENTORIES

    Inventories are stated at the lower of cost or market on an average cost basis.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is recorded on the straight-line method over the estimated useful lives of the related assets. The Company depreciates furniture and fixtures over seven years; office equipment over five years; and computer equipment over three years. Leasehold improvements are capitalized and amortized on the straight-line basis over the shorter of their useful life or the term of the lease. Maintenance and repairs are expensed as incurred. When the property or equipment is retired or otherwise disposed of, related costs and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in operations.

    The Company reviews assets for impairment whenever events or changes in circumstances indicate the carrying value of the asset may not be recoverable. A determination of impairment (if any) is made based on estimates of undiscounted future cash flows. For the years ended December 31, 1997 and 1998, there have been no asset impairments.

    REVENUE RECOGNITION

    The Company derives its revenue principally from the sale of headend units and other equipment to cable operators. Revenue is recognized by the Company when products are shipped and accepted by the customer.


    COST OF REVENUES



    Cost of revenues include costs related to the production of hardware, installation and training as well as costs incurred for the assembly, installation and testing of trial systems.



    ENGINEERING AND DEVELOPMENT COSTS



    Engineering and development costs are expensed as incurred.

                         WORLDGATE COMMUNICATIONS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    ADVERTISING COSTS

    Advertising costs, included in sales and marketing expense, are expensed in the period incurred. Advertising expenses were $0, $274,040 and $392,513 for the years ended December 31, 1996, 1997 and 1998, respectively.

    INCOME TAXES


    From inception through December 5, 1996, the Company was an LLC under the Internal Revenue Code, whereby taxes were the responsibility of the individual members. Accordingly, there was no provision for income taxes in the Company's statement of operations. Accumulated losses through December 5, 1996 totaled approximately $2,180,000. The Company began operations as a C Corporation on December 6, 1996. The Company has incurred losses from operations in the period from December 6, 1996 through December 31, 1996 and for the years ended December 31, 1997 and 1998; therefore, there is no provision for income taxes in the Company's statement of operations.


    Provision for income taxes is determined based on the asset and liability method. The asset and liability method provides that deferred tax balances are recorded based on the difference between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. Deferred tax liabilities or assets at the end of each period are determined using the tax rate enacted under the current tax law. The measurement of net deferred tax assets is reduced by the amount of any tax benefits that, based on available evidence, are not expected to be realized, and a corresponding valuation allowance is established.

    CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially subject the Company to a concentration of credit risk principally consist of cash and cash equivalents and short-term investments. The Company has its cash and cash equivalents placed with high quality, creditworthy financial institutions. The balances at such institutions at December 31, 1998 and periodically throughout the year are in excess of federally insured limits. As part of its cash management process, the Company performs periodic evaluation of the relative credit standing of these institutions. At December 31, 1997, short-term investments were composed of mortgage-backed securities issued by U.S. government agencies.

    Accounts receivable, trade consists of receivables from cable operators. The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral.

                         WORLDGATE COMMUNICATIONS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Accounts receivable from major customers as a percentage of total accounts receivable were as follows:

CUSTOMER                                                                            1997         1998
-------------------------------------------------------------------------------     -----        -----
    A..........................................................................      --               31%
    B..........................................................................      --               17%
    C..........................................................................      --               12%
    D..........................................................................          10%          10%
    E..........................................................................      --               10%
    F..........................................................................      --               10%
    G..........................................................................          47%      --
    H..........................................................................          43%           8%
                                                                                                      --
                                                                                        ---
                                                                                        100%          98%
                                                                                                      --
                                                                                                      --
                                                                                        ---
                                                                                        ---

    Sales to major customers, as a percentage of revenues, were as follows for each of the years ended December 31:

CUSTOMER                                                                   1996         1997         1998
----------------------------------------------------------------------     -----        -----        -----
    A.................................................................      --               32%          44%
    B.................................................................      --           --               10%
    C.................................................................      --               34%      --
    D.................................................................      --               34%      --
                                                                                --                        --
                                                                                            ---
                                                                                            100%          54%
                                                                                --                        --
                                                                                --                        --
                                                                                            ---
                                                                                            ---

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments consist primarily of cash and cash equivalents, short-term investments, accounts receivable, accounts payable, debt, capital lease obligations and preferred stock. The book value of cash and cash equivalents, accounts receivable, and accounts payable is considered to be representative of their fair value because of their short maturities. The carrying value of short-term investments approximates their fair value. Management believes that determining a fair value for the Company's convertible mandatory redeemable preferred stock is impractical due to the closely-held nature of these instruments.

    VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

    The Company's growth and future success is substantially dependent upon its ability to convince cable operators to offer the WORLDGATE Service to their subscribers. Although a number of large cable operators have begun testing the WORLDGATE Service, only a limited number have entered into written agreements with the Company obligating them to offer the service to their subscribers.

    The Company is highly reliant on two suppliers of cable boxes. At present the agreements with these manufacturers do not require them to install the WORLDGATE technology in their current or next generation cable boxes or prohibit them from establishing relationships with the Company's

                         WORLDGATE COMMUNICATIONS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) competitors. The Company is working with both manufacturers to develop an integrated product. These manufacturers have agreed to cooperate with the Company to certify and market such products.

    The Company continues to seek additional capital resources to further the development of its service, to expand and improve its product line and to fund its operations.

    USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    STOCK-BASED COMPENSATION

    Stock-based compensation is recognized using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. Accordingly, compensation expense for stock options is measured as the excess, if any, of the fair value of the Company's stock at the date of grant over the amount an individual must pay to acquire the stock and amortized over the vesting period. All transactions, with other than employees, in which goods and services are the consideration received for the issuance of equity instruments, such as stock options, are expensed based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. The Company has adopted the disclosure only provisions of Statement of Accounting Standards No. 123, "Accounting for Stock-Based Compensations" (SFAS
123) (see Note 7).

    PRO FORMA NET LOSS PER COMMON SHARE

    Pro forma net loss per common share for the year ended December 31, 1998 is computed using the weighted average number of shares of Class B Common Stock outstanding during the period and gives effect to the subsequent conversion of Series A, Series B, and Series C Preferred shares into common stock upon effectiveness of the IPO as if such conversion occurred on January 1, 1998 or at the date of original issuance, if later. The resulting pro forma adjustment includes an increase in the weighted average shares of 5,684,913 used to compute basic and diluted net loss per common share for the year ended December 31, 1998. The calculation of diluted net loss per common share excludes potential common shares as the effect would be antidilutive. Potential common shares are composed of shares of common stock issuable upon the exercise of stock options and warrants.

    HISTORICAL NET LOSS PER SHARE

    The Company computes net loss per common share in accordance with SFAS No. 128, "Earnings per Share" and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS No. 128 and SAB 98, basic and diluted net loss per common share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period. The calculation of diluted net loss per common share excludes potential common shares if the effect is antidilutive. Potential common shares are composed of shares of common stock issuable upon the exercise of stock options and warrants and upon conversion of

                         WORLDGATE COMMUNICATIONS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Series A, Series B, and Series C Preferred Stock. Net loss per common share on a historical basis is as follows:

                                                           YEAR ENDED DECEMBER 31,
                                                ---------------------------------------------
                                                    1996            1997            1998
                                                -------------  --------------  --------------
Net loss available to common stockholders.....  $  (2,998,381) $  (16,476,818) $  (33,165,366)
Basic and diluted net loss per common share...  $       (0.33) $        (1.81) $        (3.64)
                                                -------------  --------------  --------------
                                                -------------  --------------  --------------
Weighted average shares outstanding-- basic
  and diluted.................................      9,100,801       9,100,801       9,100,801
                                                -------------  --------------  --------------
                                                -------------  --------------  --------------

    RECENT ACCOUNTING PRONOUNCEMENTS

    In April 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position No. 98-5 (SOP 98-5), "Reporting on the Costs of Start-Up Activities." SOP 98-5 generally requires costs of start-up activities to be expensed instead of being capitalized and amortized and is required to be adopted no later than Janaury 1, 1999. The Company does not expect the adoption of SOP 98-5 to have a material effect on its results of operations and financial condition.

    In March 1998, the AICPA issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". SOP 98-1 provides, among other things, guidance for determining whether computer software is for internal use and when the cost related to such software should be expensed as incurred or capitalized and amortized. SOP 98-1 is required to be applied prospectively and adopted no later than January 1, 1999. The Company does not expect the adoption of SOP 98-1 to have a material effect on its results of operations, financial position or cash flows.

    In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income" (SFAS 130), which is effective for years beginning after December 15, 1997. This statement establishes standards for the reporting and display of comprehensive income and its components. Comprehensive income is defined to include all changes in equity during a period except those resulting from investments by owners and distributions to owners. The Company adopted SFAS 130 in 1998; however, as of December 31, 1998, there were no components of comprehensive income for disclosure.

    RECLASSIFICATIONS

    Certain amounts have been reclassified from previous years to conform with the 1998 presentation.

                         WORLDGATE COMMUNICATIONS, INC.

3. INVENTORIES

    Inventories as of December 31, 1997 and 1998 are summarized as follows:

                                                                         1997         1998
                                                                      ----------  ------------
Raw material........................................................  $  148,629  $    991,670
Work-in-progress....................................................     179,205        16,461
Finished goods......................................................     292,071     1,728,381
                                                                      ----------  ------------
                                                                      $  619,905  $  2,736,512
                                                                      ----------  ------------
                                                                      ----------  ------------


    Customers held $292,071 and $1,264,051 of the Company's finished goods inventories at December 31, 1997 and 1998, respectively, for use in system trials.


4. PROPERTY AND EQUIPMENT

    Property and equipment consist of the following at December 31, 1997 and 1998:

                                                                           1997        1998
                                                                        ----------  ----------
Computer equipment....................................................  $   50,893  $  184,502
Office equipment......................................................      11,299     203,646
Furniture and fixtures................................................     165,315     323,095
Leasehold improvements................................................      21,310      46,969
Capital leases:
  Equipment...........................................................      22,045      22,045
                                                                        ----------  ----------
                                                                           270,862     780,257
Less accumulated depreciation and amortization:
  Property and equipment..............................................     (18,626)   (128,787)
  Capital leases......................................................      (3,670)     (8,079)
                                                                        ----------  ----------
Property and equipment, net...........................................  $  248,566  $  643,391
                                                                        ----------  ----------
                                                                        ----------  ----------

5. FINANCING AGREEMENT

    During 1997, the Company entered into a $1,000,000 equipment facility of which $429,749 remained available at December 31, 1997. During 1998, the amount of the equipment facility was increased to $2,000,000, of which $419,044 remained available at December 31, 1998. The weighted average interest rate on the outstanding notes payable borrowings at December 31, 1997 and 1998 was 8.89%.

    Notes payable are summarized as follows:

                                                                         1997         1998
                                                                      ----------  ------------
Notes payable.......................................................  $  570,251  $  1,111,357
Less: current maturities............................................     182,445       515,798
                                                                      ----------  ------------
    Total long-term debt............................................  $  387,806  $    595,559
                                                                      ----------  ------------
                                                                      ----------  ------------

                         WORLDGATE COMMUNICATIONS, INC.

5. FINANCING AGREEMENT (CONTINUED)
    At December 31, 1998, the installments of the notes payable maturing in each of the following years were: 1999--$515,798, 2000--$490,521 and 2001--$105,038.

    The notes payable are collateralized by certain equipment, furniture and fixtures.

6. INCOME TAXES

    The significant components of deferred tax assets at December 31, 1997 and 1998 are as follows:

                                                                       1997          1998
                                                                   ------------  -------------
Federal tax loss carryforward....................................  $  4,136,503  $  12,678,426
State tax loss carryforward......................................       999,000        999,000
Property and equipment...........................................       838,625      1,107,971
Research and experimentation credit..............................        99,327        173,174
Section 263(A) adjustment........................................       --              33,819
Officers' compensation...........................................       --              26,891
Compensation on non-qualified stock options......................       --              58,689
Warrant issuance.................................................       357,428       --
                                                                   ------------  -------------
                                                                      6,430,883     15,077,970
Less: valuation allowance........................................    (6,430,883)   (15,077,970)
                                                                   ------------  -------------
                                                                   $    --       $    --
                                                                   ------------  -------------
                                                                   ------------  -------------

    A valuation allowance was established against the Company's net deferred tax asset due to the Company's lack of earnings history and, accordingly, the uncertainty as to the realizability of the asset.

    At December 31, 1998, the Company had a net operating loss carryforward of approximately $38,288,000 for federal tax purposes, with $735,000 expiring in 2011, $12,008,000 expiring in 2012 and $25,545,000 expiring in 2018 if not utilized. The net operating loss carryforward for state tax purposes is approximately $10,000,000, which will expire in 2009. These carryforwards may be applied as a reduction to future taxable income of the Company, if any. The state net operating loss carryforwards are limited by state tax law to a maximum utilization of $1,000,000 per year. The Company also has research and experimentation credit carryforwards of approximately $173,000, with $11,500 expiring in 2011, $87,500 expiring in 2012 and $74,000 expiring in 2013. The Company's ability to utilize its net operating loss carryforwards and credit carryforwards may be subject to annual limitations as a result of prior or future changes in ownership and state tax law. The IPO as presently contemplated will cause such a change.

7. STOCKHOLDERS' DEFICIT

    COMMON STOCK

    On December 6, 1996, the date of the merger of WorldGate and the LLC, the Company allocated 9,100,801 shares of common stock to the shareholders in the LLC and certain key employees, who had been granted profit interests. As a result of the conversion of such profit interests to equity, the Company recognized $816,230 in compensation expense.

                         WORLDGATE COMMUNICATIONS, INC.

7. STOCKHOLDERS' DEFICIT (CONTINUED)
    On April 27, 1998, the board of directors authorized an amendment to the Company's Articles of Incorporation creating Class A and Class B Common Stock, each having 27,608,000 shares authorized. Each outstanding share of common stock was reclassified as one share of Class B Common Stock. Class A and B Common Stock have one and five votes per share, respectively.

    On July 13, 1998, the board of directors further amended the Articles of Incorporation to increase the number of authorized shares of Class A Common Stock to 50,000,000 shares and the number of authorized shares of preferred stock to 13,500,000 shares.

    CONVERTIBLE MANDATORY REDEEMABLE PREFERRED STOCK

    The Company has authorized 13,500,000 shares of $0.01 par value preferred stock of which 2,752,111, 3,270,760 and 3,181,819 shares have been designated as Series A Convertible Preferred Stock ("Series A Preferred"), Series B Convertible Preferred Stock ("Series B Preferred") and Series C Convertible Preferred Stock ("Series C Preferred"), respectively (collectively the "Preferred Stocks").

    In December 1996 the Company sold 1,933,000 shares of Series A Preferred (2,577,333 shares of Class B Common Stock, post-split) for $4.395 per share for $8,321,366, net of $174,169 of offering expenses. In 1997, the Company completed its Series A Preferred sale in which it issued an additional 819,111 shares (1,092,148 shares of Class B Common Stock, post-split) for $3,400,733, net of $199,260 of offering expenses.

    In December 1997, the Company sold 2,783,031 shares of Series B Preferred (1,855,354 shares of Class B Common Stock, post-split) at $7.10 per share for $18,640,017, net of $1,119,503 of offering expenses.

    In September through December 1998, the Company sold 832,277 shares of Series C Preferred (554,851 shares of Class A Common Stock, post-split) for $11.00 per share for $8,622,604, net of $532,423 of offering expenses. The Series B and C Preferred provides certain anti-dilutive provisions that may be triggered by an initial public offering.

    All holders of outstanding shares of the Preferred Stocks have the right to convert their shares into common stock at any time. Each share of Series A Preferred is initially convertible into two shares of Class B Common Stock and each share of Series B Preferred and Series C Preferred is initially convertible into one share of Class B Common Stock and Class A Common Stock, respectively. Each share of the Preferred Stocks will be automatically converted into shares of common stock at the then applicable conversion rate and price, upon the earlier of (1) completion by the Company of a qualified (as defined) underwritten public offering of common stock or (2) the conversion date selected by the holders of a majority of the outstanding shares of each Series A, Series B and Series C Preferred Stock.

    The redemption price of the shares corresponds to the original purchase price of each share plus any declared and unpaid dividends, or if the Company fails to meet certain financial performance goals, the original purchase price of each share plus interest at 15% per annum. The Preferred shareholders are permitted to redeem their shares commencing December 2000 provided that the Company shall not be required to redeem more than 50% of each of the Preferred Stocks during the twelve-month period commencing December 2000. The Company is accreting the mandatory redemption amount, at the rate of 15% compounded per annum, such that the carrying value of the preferred stock will equate to the

                         WORLDGATE COMMUNICATIONS, INC.

7. STOCKHOLDERS' DEFICIT (CONTINUED)
redemption amount at the time of redemption. The difference between the redemption amount and the fair value of the preferred stock at the date of issue is being amortized from the date of issuance assuming the preferred stockholders redeem 50% of their shares in December 2000 and the balance in December 2001. For the year ended December 31, 2000, the Company may be required to redeem up to 1,376,056 Series A Preferred shares for $11,618,988, up to 1,401,516 Series B Preferred shares for $16,757,459 and up to 416,139 Series C Preferred shares for $7,662,786. At December 31, 2001, the Company may be required to redeem all the Series A, Series B and Series C Preferred shares for $23,237,976, $33,514,917 and $15,325,572, respectively.

    The holders of the Preferred Stocks have voting rights on a converted basis equivalent to those of common stockholders on most matters. However, the approval of a majority of the Series A, Series B and Series C Preferred stockholders is required for certain transactions. The Series A, Series B and Series C Preferred stockholders fully participate in any dividends declared by the board of directors of the Company at the rate of $0.35, $0.57 and $0.88, respectively, per share per annum. These dividends are non-cumulative. No dividends have been declared through December 31, 1998.

    Upon any liquidation, dissolution, or winding up of the Company, liquidation proceeds will be distributed: (1) first, on a PARI PASSU basis, to the holders of Series C Preferred at $11.00 per share plus any unpaid dividends, Series B Preferred at $7.10 per share plus any unpaid dividends and to the holders of Series A Preferred at $4.395 per share plus any unpaid dividends, (2) second to the holders of common stock in an amount equal to $2 million and (3) equally thereafter. The liquidation value of each of the Preferred Stocks at December 31, 1997 and 1998 is equal to the respective carrying amounts on the balance sheet.

    The agreements with the holders of the Preferred Stocks contain certain provisions which, among other things, restrict borrowings and changes in capital structure and ownership. Events of noncompliance under these provisions entitle the holders of these shares to the right of an immediate voluntary redemption. In January and February 1999, the Series A, Series B and Series C Preferred stockholders agreed to waive certain rights under their respective stock agreements.

    WARRANTS

    In November 1997, the Company issued a warrant to purchase 394,880 shares of Series B Preferred (263,253 shares of Class B Common Stock, post-split) at $7.10 per share which expires June 30, 2002 to a strategic investor under the terms of a master affiliation agreement. As a result of the issuance of the warrant, the Company recorded approximately $881,000 as marketing expense which was the estimated fair market value of the warrant at that time.

    Also, in connection with the Series B Preferred private placement, the underwriter received warrants to purchase 60,474 and 12,375 shares of Series B Preferred (40,316 and 8,250 shares of Class B Common Stock, post-split) at $7.10 per share which expire in November and December 2002, respectively.

    STOCK OPTION PLAN

    In December 1996, the Company adopted the 1996 Stock Option Plan ("1996 Plan"), as amended. This plan provides for the granting of stock options to officers, directors, employees and consultants. Grants under this plan may consist of options intended to qualify as incentive stock options ("ISOs"),

                         WORLDGATE COMMUNICATIONS, INC.

7. STOCKHOLDERS' DEFICIT (CONTINUED)
or nonqualified stock options that are not intended to so qualify ("NQSOs"). The option price of any ISO will not be less than the fair market value on the date the option is granted (110% of fair value in certain instances). The option price of a NQSO may be greater than, equal to, or less than the fair market value on the date the option is granted. The 1996 Plan authorizes a maximum of 933,333 shares of common stock.

    The Plan is administered by a committee of the board of directors. The committee determines the term of each option, provided, however, that the exercise period may not exceed ten years from the date of grant, and for ISOs, in certain instances, may not exceed five years. The options granted under this plan vest ratably over a four-year period from the date of grant.

    Compensation expense of approximately $109,000 and $455,000 is being recognized, over the four-year vesting period for certain options which were granted to employees in 1997 and 1998, respectively, at below the estimated fair market value at the time of grant, to acquire 87,667 and 213,343 shares of common stock, respectively. Compensation expense of approximately $7,000 and $102,000 was recognized in 1997 and 1998, respectively. Also, compensation expense of approximately $63,000 was recognized in 1997 for stock options granted to non-employees in connection with consulting services provided.

    If compensation expense had been determined based on the fair value of the options at the grant dates for those options for which no compensation expense has been recognized, consistent with the method of SFAS 123, the Company's net loss and loss per share would have been:

                                                                     1997            1998
                                                                --------------  --------------
Net loss available to
  common stockholders:          As reported...................  $  (16,476,818) $  (33,165,366)
                                Pro forma.....................  $  (16,493,691) $  (33,241,555)
Net loss per common share:
  basic and diluted:            As reported...................  $        (1.81) $        (3.64)
                                Pro forma.....................  $        (1.81) $        (3.65)

    Such pro forma disclosures may not be representative of future compensation expense because options vest over several years and additional grants are made each year.

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes minimum value option valuation model. The following weighted-average assumptions were used for grants in 1997 and 1998, respectively: expected volatility of 0% and 0%; risk-free interest rates of 6.2% and 5.4%; dividend yield of 0% and 0%; and expected lives of 5 and 5.91 years. The weighted-average fair value of the options granted during the year was $0.615 and $3.36 per option at December 31, 1997 and 1998, respectively.

                         WORLDGATE COMMUNICATIONS, INC.

7. STOCKHOLDERS' DEFICIT (CONTINUED)
    A summary of the Company's stock plan is presented below:

                                                                     STOCK    WEIGHTED-AVERAGE
                                                                    OPTIONS    EXERCISE PRICE
                                                                   ---------  -----------------
Outstanding, December 31, 1996...................................     --             --
Granted..........................................................    435,000      $    2.26
Exercised........................................................     --             --
Cancelled/forfeited..............................................     --             --
                                                                   ---------
Outstanding, December 31, 1997...................................    435,000           2.26
Granted..........................................................    219,643           4.50
Exercised........................................................     --             --
Cancelled/forfeited..............................................    (13,300)          3.54
                                                                   ---------
Outstanding, December 31, 1998...................................    641,343      $    3.00
                                                                   ---------
                                                                   ---------

    The following table summarizes information about stock options outstanding at December 31, 1998:

                                                                                                      STOCK OPTIONS
                                                               STOCK OPTIONS OUTSTANDING
                                                        ---------------------------------------        EXERCISABLE
                                                                      WEIGHTED-                  -----------------------
                                                                       AVERAGE       WEIGHTED-                WEIGHTED-
                                                                      REMAINING       AVERAGE                  AVERAGE
                       RANGE OF                                      CONTRACTUAL     EXERCISE                 EXERCISE
                   EXERCISE PRICES                       SHARES     LIFE (YEARS)       PRICE       SHARES       PRICE
------------------------------------------------------  ---------  ---------------  -----------  ----------  -----------
$0.75--$1.50..........................................     87,333           7.5      $   1.245       21,833   $   1.245
$1.51--$2.25..........................................    297,000           7.8           2.22       75,667        2.22
$2.26--$4.50..........................................    257,010           8.9           4.50       11,250        4.50
                                                        ---------                   -----------  ----------  -----------
                                                          641,343           8.1      $    3.00      108,750   $    2.25
                                                        ---------                                ----------
                                                        ---------                                ----------

    EMPLOYEE STOCK PURCHASE PLAN

    In November 1997, the Company approved and adopted an Employee Stock Purchase Plan (the "ESPP") to provide employees, directors, officers, consultants or advisors of the Company the ability to purchase Series B Preferred at $7.10 per share. During 1998, 20,000 shares of Series B Preferred (13,333 shares of Class B Common Stock, post-split) were sold for $142,000.

8. COMMITMENTS AND CONTINGENCIES

    SIGNIFICANT AGREEMENTS

    The Company has entered into various agreements in which the Company has obtained the right to use and distribute licensed software and certain proprietary technology as incorporated into the WORLDGATE Service until September 2002 for total minimum subscription fees of $550,000. For the years ended December 31, 1997 and 1998, approximately $110,000 and $208,000 has been expensed, respectively. In addition, in one of the agreements, the Company will be required to pay an annual maintenance service fee of $0.02 per subscriber over two million subscribers.

                         WORLDGATE COMMUNICATIONS, INC.

8. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    LEGAL

    The Company is a party to various pending legal actions. The Company does not expect that the ultimate resolution of pending legal matters in future periods will have a material effect on its financial position or cash flows, but it could have a material effect on its results of operations.

    LEASES

    The Company has entered into operating leases for its office facilities and certain equipment.

    The future minimum rental commitments under capital leases and operating leases for each fiscal year ended December 31 are as follows:

                                                                        CAPITAL    OPERATING
FISCAL YEAR                                                             LEASES       LEASES
---------------------------------------------------------------------  ---------  ------------
  1999...............................................................  $   5,699  $    757,000
  2000...............................................................      5,699     1,046,000
  2001...............................................................      5,699       921,000
  2002...............................................................      2,354       891,000
  2003...............................................................     --           909,000
  Thereafter.........................................................     --         5,301,000
                                                                       ---------  ------------
  Total minimum lease payments.......................................     19,451  $  9,825,000
                                                                                  ------------
                                                                                  ------------
  Less amounts representing interest.................................     (3,506)
                                                                       ---------
  Present value of net minimum lease payments (including $4,210 currently payable)...............................................  $  15,945
                                                                       ---------
                                                                       ---------

    Total rent expense for operating leases for the years ended December 31, 1997 and 1998 amounted to approximately $299,497 and $554,510, respectively.

9. RELATED PARTY TRANSACTIONS


    In 1997, the Company entered into an agreement with a cable operator who is an investor. Revenues recognized from this investor were approximately $0, $46,000 and $451,000 for the years ended December 31, 1996, 1997 and 1998, respectively. Accounts receivable amounted to approximately $11,000 and $176,000 at December 31, 1997 and 1998, respectively.



    In 1997 and 1998, the Company entered into agreements with four stockholders to provide the Company with engineering and development support. As a result of these agreements, the Company has expensed approximately $1,125,000 and $2,951,000 for the years ended December 31, 1997 and 1998, respectively. An additional $2,800,000 of work remains to be funded and performed under these contracts. Accounts payable amounted to approximately $93,000 and $41,000 as of December 31, 1997 and 1998, respectively. These stockholders are suppliers of technology and components for the Company's products and services. The agreements the Company has with these stockholders provide for licensing of technology, as well as contracted services, including hardware and software development, product testing and certification, and the creation and development of tools and systems to facilitate the Company's engineering efforts. These agreements do not provide for ongoing royalties, purchase provisions, nor for any requirement to provide additional funding to the Company. Revenues

                         WORLDGATE COMMUNICATIONS, INC.

9. RELATED PARTY TRANSACTIONS (CONTINUED)

recognized from stockholders for the year ended December 31, 1998 amounted to approximately $551,000.



    In 1998, the Company entered into a leasing arrangement for a building, which will be occupied in 1999, with an entity formed by non-employee investors. Included in Deposits and other is $1,000,000 related to this lease.


    During 1996, the Company borrowed approximately $350,000 from its Chairman. The note bore interest at 7% and was repaid in December 1996.

10. SUBSEQUENT EVENTS

    In January and February 1999, the Company sold 697,437 shares of Series C Preferred (464,958 shares of Class A Common Stock, post-split) for $11.00 per share for approximately $7,600,000. Upon completion of the IPO as presently anticipated, these shares will convert into shares of Class A Common Stock.

    In January 1999, the board of directors approved a 2-for-3 reverse stock split effective immediately prior the IPO. All common stock share data have been retroactively adjusted to reflect this change.


    In March 1999, the Company received proceeds of $911,600 and $4,558,000 through the issuance of $1,000,000 and $5,000,000 of notes payable with a stated interest rate of 12.48% due September 1999 and December 1999, respectively. In connection with the issuance of these notes payable, the holders of the notes received warrants to purchase the number of shares of common stock equal to $5,469,600 divided by the lower of $16.50 and the initial public offering price at an exercise price equal to the lower of $16.50 and the initial public offering price per share. Assuming an initial public offering price of $13.00 per share, these holders may purchase up to 420,738 shares of common stock. The fair value of the warrants will be accounted for as an additional discount of the notes payable which will be amortized as additional interest expense over the term of the notes. These notes payable become immediately due upon the completion of the Company's initial public offering.

                             ----------------------

                               TABLE OF CONTENTS

                             ----------------------


                                                PAGE
                                              ---------
Prospectus Summary..........................          3
Risk Factors................................          7
Use of Proceeds.............................         14
Dividend Policy.............................         14
Capitalization..............................         15
Dilution....................................         16
Selected Financial Information..............         17
Management's Discussion and Analysis
  of Financial Condition and
  Results of Operations.....................         19
Business....................................         25
Management..................................         45
Certain Transactions........................         51
Principal Stockholders......................         53
Description of Capital Stock................         55
Shares Eligible for Future Sale.............         57
Underwriting................................         60
Legal Matters...............................         61
Experts.....................................         62
Additional Information......................         62
Index to Financial Statements...............        F-1



                                4,500,000 SHARES



                                     [LOGO]

                                  COMMON STOCK


                                ---------------


                                   PROSPECTUS


                                ---------------

                       GERARD KLAUER MATTISON & CO., INC.

                           JEFFERIES & COMPANY, INC.


                          JANNEY MONTGOMERY SCOTT INC.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


    The following is an itemization of all expenses (subject to future contingencies) incurred or expected to be incurred by WorldGate in connection with the issuance and distribution of the securities being offered hereby (other than underwriting discounts and commissions and underwriters' non-accountable expense allowance):



Securities and Exchange Commission registration fee...............  $  20,142
NASD filing fee...................................................      7,745
Nasdaq filing fee.................................................     95,000
Printing and engraving expenses...................................    175,000
Legal fees and expenses...........................................    250,000
Accounting fees and expenses......................................    150,000
Blue Sky fees and expenses (including legal fees).................     10,000
Transfer agent and registrar fees and expenses....................      4,000
Miscellaneous.....................................................     88,113
                                                                    ---------
Total.............................................................  $ 800,000
                                                                    ---------
                                                                    ---------


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


    The registrant's certificate of incorporation, as amended, currently states that a director of the registrant shall have no personal liability to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that Section 102(b)(7) (or any successor provision) of the Delaware General Corporation Law, as amended from time to time, expressly provides that the liability of a director may not be eliminated or limited. No amendment or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the registrant for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.



    The registrant's bylaws require the registrant to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the registrant, or is or was serving while a director or officer of the registrant at its request as a director, officer, employee, agent, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permissible under Delaware law. Any person claiming indemnification as provided in the bylaws shall be entitled to advances from the registrant for payment of the expenses of defending actions against such person in the manner and to the full extent permissible under Delaware law. On the request of any person requesting indemnification under such provisions, the board of directors of the registrant or a committee thereof shall determine whether such indemnification is permissible or such determination shall be made by independent legal counsel if the board or committee so directs or if the board or committee is not empowered by statute to make such determination. The indemnification and advancement of expenses provided by the bylaws shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any insurance or other agreement, vote of shareholders or disinterested directors or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person. The registrant shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the registrant or is or was serving at its request as a director, officer, employee, agent, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the registrant would have the power to indemnify him against such liability under the provisions of the bylaws. The duties of the registrant to indemnify and to advance expenses to a director or officer provided in the bylaws shall be in the nature of a contract between the registrant and each such director or officer, and no amendment or repeal of any such provision of the bylaws shall alter, to the detriment of such director or officer, the right of such person to the advancement of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal or termination. Delaware law also permits indemnification in connection with a proceeding brought by or in the right of the registrant to procure a judgment in its favor. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Securities Act and is therefore unenforceable. The registrant has directors and officers liability insurance.



    The underwriting agreement provides that the underwriters are obligated, under some circumstances, to indemnify directors, officers and controlling persons of the registrant against some liabilities, including liabilities under the Act. Reference is made to Section 8 of the form of underwriting agreement which will be filed by amendment as Exhibit 1.1 hereto.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.


    Since its inception, WorldGate has made the following sales of unregistered securities to employees and various institutional and other accredited investors:



    - On December 4, 1996, WorldGate issued an aggregate of 9,100,801 shares of class B common stock to various management employees in exchange for the cancellation of their membership interests in the LLC. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act.



    - From December 11, 1996 through July 2, 1997, WorldGate sold an aggregate of 2,752,111 shares of series A preferred stock at a purchase price of $4.395 per share to various accredited investors. These sales were exempt from registration pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.



    - From November 24, 1997 through December 31, 1997, WorldGate sold an aggregate of 2,783,031 shares of series B preferred stock at a purchase price of $7.10 per share to various accredited investors. On November 7, 1997, November 24, 1997, December 5, 1997 and December 31, 1997, WorldGate also issued warrants to purchase an aggregate of 467,729 shares of series B preferred stock at an exercise price of $7.10 a share to various institutional accredited investors. These sales were exempt from registration pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.



    - WorldGate also sold an aggregate of 20,000 shares of series B preferred stock at a purchase price of $7.10 a share to various employees of WorldGate pursuant to an Employee Stock Purchase Plan and Agreement dated January 23, 1998. These sales were exempt from registration pursuant to
      Section 4(2) of the Securities Act and Rule 701 thereunder.

    - From September 2, 1998 through February 8, 1999, WorldGate sold an aggregate of 1,529,714 shares of series C preferred stock at a purchase price of $11.00 per share to various accredited investors. These sales were exempt from registration pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.



    - On March 2, 1999 WorldGate issued its senior secured promissory notes in the aggregate principal amount of $6 million and issued warrants to purchase the number of shares of common stock equal to $5,469,600 divided by the lower of $16.50 and the initial public offering price at an exercise price equal to the lower of the initial public offering price and $16.50, to two institutional accredited investors. Assuming an initial public offering price of $13.00 per share, these holders may purchase up to 420,738 shares of common stock. These sales were exempt from registration pursuant to Section 4(2) of the Securities Act.



    Pursuant to WorldGate's stock option plan, as amended, as of March 16, 1999 WorldGate has granted options to purchase a total of 913,752 shares of class B common stock to its employees and some other persons during the past three fiscal years at exercise prices ranging from $0.75 to $16.50 per share. For a more detailed description of WorldGate's stock option plan, see "Management--Stock Option Plan" in this registration statement. In granting the options and selling the underlying securities upon exercise of the options, WorldGate is relying upon exemptions from registration set forth in Rule 701 and
Section 4(2) of the Act.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A) EXHIBITS:


 EXHIBIT NUMBER    DESCRIPTION
-----------------  -------------------------------------------------------------------------------------------------
          1.1      Form of Underwriting Agreement.##
          3.1      Form of Amended and Restated Certificate of Incorporation of the Company.##
          3.2      Form of Amended and Restated By-laws of the Company.##
          5.1      Opinion of Drinker Biddle & Reath LLP.##
         10.1      Lease Agreement dated October 7, 1998 between WorldGate and Balanced Capital LLC, as amended by
                   First Amendment to Lease Agreement dated December 7, 1998 between WorldGate and Balanced Capital
                   LLC, as further amended by Second Amendment to Lease Agreement dated December 17, 1998 between
                   WorldGate and Balanced Capital LLC.*
         10.2      Agreement of Lease dated January 14, 1997 between Glenview Corporate Center and WorldGate, as amended by First Amendment to Agreement of Lease dated October 24, 1997 between Glenview
                   Corporate Center and WorldGate.*
         10.3      Agreement of Lease dated November 26, 1997 between Glenview Corporate Center and WorldGate.*
         10.4      Development Agreement dated October 15, 1998 between WorldGate and Scientific-Atlanta, Inc.#+
         10.5      Memorandum of Understanding dated September 2, 1998 between WorldGate and General Instrument
                   Corporation.#+
         10.6      Senior Loan and Security Agreement No. 0098 dated July 15, 1997 between Phoenix Leasing
                   Incorporated and WorldGate, as amended by Amendment No. 1 to Senior Loan and Security Agreement
                   No. 0098 dated June 18, 1998 between Phoenix Leasing Incorporated and WorldGate.*
         10.7      Master Agreement dated November 7, 1997 between Charter Communications, Inc. ("Charter") and
                   WorldGate.#+

 EXHIBIT NUMBER    DESCRIPTION
-----------------  -------------------------------------------------------------------------------------------------
         10.8      Warrant Agreement dated November 7, 1997 between Charter and WorldGate.*
         10.9      Affiliation Agreement dated November 7, 1997 between Charter and WorldGate.#+
        10.10      Affiliation Agreement dated December 8, 1998 between WorldGate and Prestige Cable, Inc.#+
        10.11      Affiliation Agreement dated October 19, 1998 between WorldGate and Massillon CableTV, Inc.#+
        10.12      Affiliation Agreement dated September 25, 1998 between WorldGate and TVCable, S.A.#+
        10.13      Affiliation Agreement dated December 14, 1998 between WorldGate and City of Tacoma, Tacoma Public
                   Utilities, d/b/a Click!Network.#+
        10.14      Amended and Restated 1996 Stock Option Plan, as further amended by First Amendment to 1996 Stock
                   Option Plan dated June 12, 1998.*
        10.15      Agreement dated June 15, 1998 between WorldGate and Thomas R. Baxter.*
        10.16      First Amended and Restated Stockholders' Agreement dated September 2, 1998 among WorldGate and the stockholders identified therein.*
        10.17      Security Agreement dated March 2, 1999 between WorldGate, Strong River Investment, Inc. ("Strong
                   River") and Ampal American-Israel Corporation ("Ampal").#
        10.18      Intellectual Property Security Agreement dated March 2, 1999 between WorldGate, Strong River and
                   Ampal.#
        10.19      Warrant dated March 2, 1999 issued to Ampal by WorldGate.#
        10.20      Warrant dated March 2, 1999 issued to Strong River by WorldGate.#
        10.21      Senior Secured Promissory Note dated March 2, 1999 in the principal amount of $500,000 issued by
                   WorldGate in favor of Ampal.#
        10.22      Senior Secured Promissory Note dated March 2, 1999 in the principal amount of $2,500,000 issued by WorldGate in favor of Ampal.#
        10.23      Senior Secured Promissory Note dated March 2, 1999 in the principal amount of $500,000 issued by
                   WorldGate in favor of Strong River.#
        10.24      Senior Secured Promissory Note dated March 2, 1999 in the principal amount of $2,500,000 issued by WorldGate in favor of Strong River.#
        10.25      Letter Agreement dated November 14, 1997 between WorldGate and Next Level Systems, Inc.#
        10.26      Affiliation Agreement dated September 30, 1998 between WorldGate and Cable Bahamas, LTD.#+
         21.1      Subsidiaries of WorldGate.#
         23.1      Consent of PricewaterhouseCoopers LLP.#
         23.2      Consent of Drinker Biddle & Reath LLP (to be included in Exhibit 5.1).##
         24.1      Power of Attorney (included on signature page).*
         27.1      Financial Data Schedule.*


------------------------


*   Filed previously.



#  Filed herewith.



## To be filed by amendment.



+ Confidential Treatment Requested. Portions of these exhibits have been omitted pursuant to a request for confidential treatment.

(B) FINANCIAL STATEMENT SCHEDULES

    All information for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission is either included in the financial statements or is not required under the related instructions or is inapplicable, and therefore has been omitted.

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) It will provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bensalem, Pennsylvania on March 18, 1999.



                                WORLDGATE COMMUNICATIONS, INC.

                                BY:             /S/ HAL M. KRISBERGH
                                     -----------------------------------------
                                                  Hal M. Krisbergh
                                              CHIEF EXECUTIVE OFFICER




    Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.



          SIGNATURES                      TITLES                    DATE
------------------------------  ---------------------------  -------------------
                                Chairman and Chief
     /s/ HAL M. KRISBERGH         Executive Officer,
------------------------------    Director (Principal          March 18, 1999
       Hal M. Krisbergh           Executive Officer)
      /s/ DAVID A. DILL         Chief Financial Officer
------------------------------    (Principal Financial and     March 18, 1999
        David A. Dill             Accounting Officer)
              *                 Vice President and General
------------------------------    Manager, Director            March 18, 1999
       David E. Wachob

              *                 Director
------------------------------                                 March 18, 1999
          Alan Gerry

              *                 Director
------------------------------                                 March 18, 1999
       Marcia J. Hooper

              *                 Director
------------------------------                                 March 18, 1999
       Ronald A. Walter

              *                 Director
------------------------------                                 March 18, 1999
       Thomas G. Baxter

              *                 Director
------------------------------                                 March 18, 1999
       Graham Pattison




  *By:              /s/ DAVID A DILL
         --------------------------------------
                      David A Dill
                    ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


EXHIBIT NUMBER                                           DESCRIPTION                                         PAGE NO.
-----------------  ---------------------------------------------------------------------------------------  -----------
          1.1      Form of Underwriting Agreement.##

          3.1      Form of Amended and Restated Certificate of Incorporation of the Company.##

          3.2      Form of Amended and Restated By-laws of the Company.##

          5.1      Opinion of Drinker Biddle & Reath LLP.##

         10.1      Lease Agreement dated October 7, 1998 between WorldGate and Balanced Capital LLC, as amended by First Amendment to Lease Agreement dated December 7, 1998 between WorldGate and Balanced Capital LLC, as further amended by Second Amendment to Lease Agreement dated December 17, 1998 between WorldGate and Balanced Capital LLC.*

         10.2      Agreement of Lease dated January 14, 1997 between Glenview Corporate Center and
                   WorldGate, as amended by First Amendment to Agreement of Lease dated October 24, 1997 between Glenview Corporate Center and WorldGate.*

         10.3      Agreement of Lease dated November 26, 1997 between Glenview Corporate Center and
                   WorldGate*

         10.4      Development Agreement dated October 15, 1998 between WorldGate and Scientific-Atlanta,
                   Inc.#+

         10.5      Memorandum of Understanding dated September 2, 1998 between WorldGate and General
                   Instrument Corporation.#+

         10.6      Senior Loan and Security Agreement No. 0098 dated July 15, 1997 between Phoenix Leasing
                   Incorporated and WorldGate, as amended by Amendment No. 1 to Senior Loan and Security
                   Agreement No. 0098 dated June 18, 1998 between Phoenix Leasing Incorporated and
                   WorldGate.*

         10.7      Master Agreement dated November 7, 1997 between Charter Communications, Inc.
                   ("Charter") and WorldGate.#+

         10.8      Warrant Agreement dated November 7, 1997 between Charter and WorldGate.*

         10.9      Affiliation Agreement dated November 7, 1997 between Charter and WorldGate.#+

        10.10      Affiliation Agreement dated December 8, 1998 between WorldGate and Prestige Cable,
                   Inc.#+

        10.11      Affiliation Agreement dated October 19, 1998 between WorldGate and Massillon CableTV,
                   Inc.#+

        10.12      Affiliation Agreement dated September 25, 1998 between WorldGate and TVCable, S.A.#+

        10.13      Affiliation Agreement dated December 14, 1998 between WorldGate and City of Tacoma,
                   Tacoma Public Utilities, d/b/a Click!Network.#+

EXHIBIT NUMBER                                           DESCRIPTION                                         PAGE NO.
-----------------  ---------------------------------------------------------------------------------------  -----------
        10.14      Amended and Restated 1996 Stock Option Plan, as further amended by First Amendment to
                   1996 Stock Option Plan dated June 12, 1998.*

        10.15      Agreement dated June 15, 1998 between WorldGate and Thomas R. Baxter.*

        10.16      First Amended and Restated Stockholders' Agreement dated September 2, 1998 among
                   WorldGate and the stockholders identified therein.*

        10.17      Security Agreement dated March 2, 1999 between WorldGate, Strong River Investment, Inc.
                   ("Strong River") and Ampal American-Israel Corporation ("Ampal").#

        10.18      Intellectual Property Security Agreement dated March 2, 1999 between WorldGate, Strong
                   River and Ampal.#

        10.19      Warrant dated March 2, 1999 issued to Ampal by WorldGate.#

        10.20      Warrant dated March 2, 1999 issued to Strong River by WorldGate.#

        10.21      Senior Secured Promissory Note dated March 2, 1999 in the principal amount of $500,000 issued by WorldGate in favor of Ampal.#

        10.22      Senior Secured Promissory Note dated March 2, 1999 in the principal amount of
                   $2,500,000 issued by WorldGate in favor of Ampal.#

        10.23      Senior Secured Promissory Note dated March 2, 1999 in the principal amount of $500,000 issued by WorldGate in favor of Strong River.#

        10.24      Senior Secured Promissory Note dated March 2, 1999 in the principal amount of
                   $2,500,000 issued by WorldGate in favor of Strong River.#

        10.25      Letter Agreement dated November 14, 1997 between WorldGate and Next Level Systems,
                   Inc.#

        10.26      Affiliation Agreement dated September 30, 1998 between WorldGate and Cable Bahamas,
                   LTD.#+

         21.1      Subsidiaries of WorldGate.#

         23.1      Consent of PricewaterhouseCoopers LLP.#

         23.2      Consent of Drinker Biddle & Reath LLP (to be included in Exhibit 5.1).##

         24.1      Power of Attorney (included on signature page).*

         27.1      Financial Data Schedule.*


------------------------


*   Filed previously.



#  Filed herewith.



## To be filed by amendment.



+ Confidential Treatment Requested. Portions of these exhibits have been omitted pursuant to a request for confidential treatment.